As filed with the Securities and Exchange Commission on April 8, 2004

Registration No. 33-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PEOPLES HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	6022	64-0676974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

209 Troy Street

Tupelo, Mississippi 38802-0709

(662) 680-1001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Corban

Executive Vice President

209 Troy Street

Tupelo, Mississippi 38802-0709

(662) 680-1001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark A. Fullmer	Robert Walker
Phelps Dunbar LLP	Baker, Donelson, Bearman, Caldwell &
Suite 2000	Berkowitz, P.C.
365 Canal Street	165 Madison Avenue
New Orleans, LA 70130	Memphis, TN 38103
(504) 566-1311	(901) 577-0785

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $5.00 par value	1,478,000(1)	Not applicable	$12,307,212.27(2)	$1,560.00(2)

(1)	This amount is based upon the number of shares of common stock anticipated to be issued upon completion of the transactions contemplated in the Agreement and Plan of Merger dated as of February 17, 2004 (the “Merger Agreement”), by and among The Peoples Holding Company (“Peoples”), Peoples Merger Corporation and Renasant Bancshares, Inc. (“Renasant”).

(2)	Determined pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the book value of common stock, $1.00 par value, of Renasant as of the latest practicable date prior to the filing date (February 29, 2004). Pursuant to Rule 457(f)(3), the cash portion of the consideration to be paid by Peoples pursuant to the Merger Agreement has been deducted from the book value of the securities to be received by Peoples or cancelled in the transaction.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the shares of common stock to be issued by Peoples in the merger, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Peoples common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association or non-bank subsidiary of Peoples and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

[GRAPHIC]	The Peoples Holding Company

Renasant Bancshares, Inc.	The Peoples Holding Company
Proxy Statement	Prospectus

Dear Renasant Stockholders:

You are cordially invited to attend the special meeting of stockholders of Renasant Bancshares, Inc. (“Renasant”) which will be held at Renasant’s main office, 2177 Germantown Road South, Germantown, Tennessee 38138, on                 ,                 , 2004, at 5:30 p.m. local time. The accompanying notice of the special meeting, proxy statement/prospectus and proxy card set forth the formal business to be transacted at the special meeting. Please review these materials carefully and attend the special meeting.

At the special meeting, you will be asked to vote upon a proposal to adopt and approve a merger agreement, a related plan of merger and a merger of Renasant into a wholly owned subsidiary of The Peoples Holding Company (“Peoples”). If the merger is completed, each share of Renasant common stock you hold will be exchanged for either (1) $36.37 in cash, (2) 1.117015 shares of Peoples common stock, $5.00 per share par value, or (3) a combination consisting of cash for 45% of your common stock and shares of Peoples common stock for 55% of your common stock. You will be asked to elect your form of payment. Regardless of your election, however, elections will be limited by the requirements that not less than 50% or more than 55% of the aggregate shares of Renasant common stock owned by Renasant stockholders be exchanged for Peoples common stock and that not less than 45% or more than 50% of the aggregate shares of Renasant common stock owned by Renasant stockholders be exchanged for cash. Your election is also subject to further adjustment by Peoples in order for the merger to qualify as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock that you receive in exchange for your shares of Renasant common stock.

If you wish, you may dissent from the merger agreement and obtain a cash payment for the fair value of your shares. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Tennessee law summarized in the accompanying proxy statement/prospectus under the heading “The Merger — Dissenters’ Rights.”

Peoples common stock is listed on the American Stock Exchange under the symbol “PHC”. On April 5, 2004, the closing price of a share of Peoples common stock was $35.40.

Your vote is very important. The Renasant board of directors has unanimously determined that the merger agreement, the related plan of merger and the merger are in the best interests of Renasant and its stockholders and unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, the related plan of merger and the merger. The merger cannot be completed unless the holders of a majority of the outstanding shares of Renasant common stock vote in favor of the adoption and approval of the merger agreement, the related plan of merger and the merger.

Whether or not you plan to attend the special meeting, please take the time to vote by promptly submitting the enclosed form of proxy. If you sign, date and mail your proxy card without indicating how you want to vote, your Renasant shares will be counted as a vote in favor of adoption and approval of the merger agreement, the related plan of merger and the merger. If you do not submit your proxy, the effect will be a vote against the merger agreement, the related plan of merger and the merger. If you are the record owner of your shares of Renasant common stock, returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person if you should decide to do so. Granting your proxy will impact your dissenters’ rights as discussed in the accompanying proxy statement/prospectus.

The proposed merger is discussed in detail in the accompanying proxy statement/prospectus. We encourage you to read this entire document carefully. You can also obtain more information about Peoples in documents that it has filed with the Securities and Exchange Commission.

On behalf of your board of directors, we encourage you to vote “FOR” the adoption and approval of the merger agreement, the related plan of merger and the merger.

/s/ JACK C. JOHNSON	/s/ FRANK J. CIANCIOLA

Chairman	Vice Chairman and Chief Executive Officer

This proxy statement/prospectus is dated                     , 2004, and it is first being mailed to Renasant stockholders, along with the enclosed form of proxy card, on or about                     , 2004.

YOU SHOULD READ “RISK FACTORS” BEGINNING ON PAGE 17 FOR A DESCRIPTION OF THE FACTORS THAT MAY AFFECT THE VALUE OF THE PEOPLES COMMON STOCK TO BE ISSUED IN THE MERGER AND OTHER RISK FACTORS THAT SHOULD BE CONSIDERED WITH RESPECT TO THE MERGER.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Peoples from documents that Peoples has filed with the Securities and Exchange Commission and that have not been included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than exhibits to those documents, by requesting them in writing or by telephone from Peoples at the following address:

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38802

Attention: James W. Gray

Telephone: (662) 680-1001

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO PRIOR TO                     , 2004, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

See “Where You Can Find More Information” for more information about the documents referred to in this proxy statement/prospectus.

[Renasant Bancshares, Inc. letterhead]

Renasant Bancshares, Inc.

Notice of Special Meeting

                    , 2004

To the Stockholders of Renasant Bancshares, Inc.:

A special meeting of stockholders of Renasant Bancshares, Inc. (“Renasant”) will be held at Renasant’s main office, 2177 Germantown Road South, Germantown, Tennessee 38138, on                     ,                      , 2004 at 5:30 p.m., local time, and at any adjournments or postponements thereof, to consider and act upon the following matters:

•	To consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger dated as of February 17, 2004, by and among Renasant Bancshares, Inc., The Peoples Holding Company (“Peoples”) and Peoples Merger Corporation, a wholly owned subsidiary of Peoples, pursuant to which Renasant will, upon satisfaction of certain conditions, merge with and into Peoples Merger Corporation, with Peoples Merger Corporation surviving the merger as a wholly owned subsidiary of Peoples, (b) the related plan of merger contemplated by the Plan of Merger and (c) the merger. As a result of the merger, you, as a holder of Renasant common stock, will have the right to receive for each share of your Renasant common stock either (i) $36.37 in cash, (ii) 1.117015 shares of Peoples common stock or (iii) a combination consisting of cash and shares of Peoples common stock.

•	Any other business properly brought before the special meeting or any adjournment or postponement thereof.

Regardless of your election, however, elections will be limited by the requirements that not less than 50% or more than 55% of the aggregate shares of Renasant common stock owned by Renasant stockholders be exchanged for Peoples common stock and not less than 45% or more than 50% of the aggregate shares of Renasant common stock owned by Renasant stockholders be exchanged for cash. Your election is also subject to further adjustment by Peoples in order for the merger to qualify as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock that you receive in exchange for your Renasant common stock.

If you wish, you may dissent from the merger agreement and obtain a cash payment for the fair value of your shares. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Tennessee law summarized under the heading “The Merger — Dissenters’ Rights.” The fair value of your shares, as determined by a court, may be more or less than the consideration to be paid in the merger.

The Renasant board of directors has fixed the close of business on                     , 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Therefore, only stockholders of record on                     , 2004 are entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote will be available at Renasant’s offices through the date of the special meeting as well as at the special meeting for examination by any stockholder, his agent or his attorney.

The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes a complete text of the merger agreement and the related plan of merger as Annex A-1 and Annex A-2, respectively. We urge you to read the enclosed materials carefully for a complete description of the merger agreement, the plan of merger, and the merger. The accompanying proxy statement/prospectus forms a part of this notice.

Your vote is very important. The merger agreement, the related plan of merger and the merger must be adopted and approved by the holders of a majority of the outstanding shares of Renasant common stock. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly so that your shares will be voted.

Your board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, the related plan of merger and the merger.

By Order of the Board of Directors

/s/ MICHAEL J. MCCARVER

Its Secretary

Memphis, Tennessee

Annex A-1	Agreement and Plan of Merger by and among The Peoples Holding Company, Peoples Merger Corporation and Renasant Bancshares, Inc. dated as of February 17, 2004
Annex A-2	Plan of Merger by and among The Peoples Holding Company, Peoples Merger Corporation, and Renasant Bancshares, Inc.
Annex B-1	Form of Lock-Up and Non-Competition Agreement
Annex B-2	Form of Lock-Up Agreement
Annex C	Opinion of Alex Sheshunoff & Co. Investment Banking, LP
Annex D	Chapter 23 of the Tennessee Business Corporation Act

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are made part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission include various forward-looking statements about The Peoples Holding Company (“Peoples”) and Renasant Bancshares, Inc. (“Renasant”) that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives of Peoples and Renasant.

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents which are incorporated by reference into this proxy statement/prospectus, could affect the future results of the combined company following the merger, and could cause results to differ materially from those expressed in such forward-looking statements:

•	the effect of economic conditions and interest rates on a national, regional or international basis;

•	the performance of Peoples’ businesses following the merger;

•	the timing of the implementation of changes in operations to achieve enhanced earnings or effect cost savings;

•	the ability of Peoples and Renasant to successfully integrate their operations, the compatibility of the operating systems of the combining companies, and the degree to which existing administrative and back-office functions and costs of Peoples and Renasant are complementary or redundant;

•	the ability to satisfy all conditions precedent to the merger (including stockholder and various regulatory approvals);

•	competitive pressures in the consumer finance, commercial finance, insurance, financial services, asset management, retail banking, mortgage lending and auto lending industries;

•	the financial resources of, and products available to, competitors;

•	changes in laws and regulations, including changes in accounting standards;

•	changes in policy by regulatory agencies;

•	changes in the securities and foreign exchange markets; and

•	opportunities that may be presented to and pursued by the combined company following the merger.

Management of each of Peoples and Renasant believes the forward-looking statements about its company are reasonable. However, you should not place undue reliance on them. Any forward-looking statements in the proxy statement/prospectus are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements. Many of the factors that will determine these results are beyond Peoples’ and Renasant’s ability to control or predict. Peoples and Renasant disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction for which I am being asked to vote?

A: You are being asked to vote to adopt and approve an agreement and plan of merger among Peoples, Peoples Merger Corporation and Renasant, a related plan of merger and the merger contemplated thereby. In this proxy statement/prospectus, we refer to the agreement and plan of merger and the related plan of merger as the “merger agreement”. In the merger, Renasant will be merged with and into Peoples Merger Corporation, a wholly owned subsidiary of Peoples. After the merger, Peoples Merger Corporation will be the surviving corporation and will remain a wholly owned subsidiary of Peoples.

Q: Who is Peoples?

A: The Peoples Holding Company is a Mississippi corporation incorporated in 1982 that is the owner of the fourth largest bank headquartered in Mississippi, The Peoples Bank & Trust Company (“Peoples Bank”), a Mississippi-chartered bank incorporated in 1904. Peoples and Peoples Bank are headquartered in Tupelo, Mississippi. Through Peoples Bank, Peoples also owns of The Peoples Insurance Agency. As of December 31, 2003, Peoples had total assets of approximately $1.4 billion, deposits of approximately $1.1 billion and total shareholders’ equity of approximately $138 million. Peoples operates 44 community bank, insurance and financial services offices in 27 cities throughout north and north central Mississippi. Peoples Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

Q: What will I receive in exchange for my Renasant common stock in the merger?

A: In the merger, each share of Renasant common stock, par value $1.00 per share, will be converted into the right to receive either (i) $36.37 in cash, (ii) 1.117015 shares of Peoples common stock, $5.00 par value per share, or (iii) a combination of cash for 45% of your shares of Renasant common stock and Peoples common stock for 55% of your shares of Renasant common stock.

Q: Can I elect the type of consideration I will receive in the merger?

A: Yes. Subject to the redesignation and adjustment procedures described in this proxy statement/prospectus, you may elect to receive all cash, all shares of Peoples common stock or a combination of cash and Peoples common stock in exchange for your shares of Renasant common stock.

Under the merger agreement, the aggregate number of shares of Renasant common stock to be converted into the right to receive cash shall not be less than 45% or more than 50% of the total number of shares of Renasant common stock outstanding immediately prior to the closing date of the merger (excluding shares owned by Renasant, Peoples or any subsidiary of Renasant or Peoples (other than in a fiduciary capacity)). The aggregate number of shares of Renasant common stock to be converted into the right to receive shares of Peoples common stock shall not be less than 50% or more than 55% of the total number of shares of Renasant common stock outstanding immediately prior to the closing date of the merger (excluding shares owned by Renasant, Peoples or any subsidiary of Renasant or Peoples (other than in a fiduciary capacity)).

Regardless of your election, however, elections will be limited by two requirements:

•	not less than 50% or more than 55% of the aggregate shares of Renasant common stock owned by Renasant stockholders must be exchanged for Peoples common stock; and

•	not less than 45% or more than 50% of the aggregate shares of Renasant common stock owned by Renasant stockholders must be exchanged for cash.

Your election is also subject to further adjustment by Peoples in order for the merger to qualify as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock that you receive in exchange for your Renasant common stock.

Q: If I elect to receive Peoples common stock in the merger, how many shares will I receive?

A: Subject to the redesignation and adjustment procedures described in this proxy statement/prospectus, if you elect to receive Peoples common stock for all or a portion of your Renasant common stock, you will receive 1.117015 shares of Peoples common stock for each share of Renasant common stock that you own.

You will not receive a fractional share of Peoples common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Peoples common stock otherwise issuable multiplied by the average closing price as reported by the American Stock Exchange of one share of Peoples common stock for the ten trading days immediately preceding the last trading day immediately prior to the closing date of the merger (the closing date is described in more detail in this proxy/prospectus).

For instance, if you own 100 shares of Renasant common stock and the ten-day average closing price of Peoples common stock is $32.00 per share, a Renasant stockholder who elects to receive Peoples common stock in exchange for all 100 shares of Renasant common stock would receive 111 shares of Peoples common stock, plus $22.45 in cash instead of a fractional share.

Q: How do I elect the form of consideration I prefer to receive?

A: A form of election is being mailed to you concurrently with the mailing of this proxy statement/prospectus. If your shares of Renasant common stock are registered in your own name, complete and sign the form of election and send it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, the exchange agent for the merger. If your shares of Renasant common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit the form of election on your behalf.

Q: Is there a deadline for making an election?

A: Yes. Your completed election form must be received by the exchange agent not later than 5:00 p.m. eastern time on the third business day immediately prior to the closing date of the merger.

Q: What if I do not send an election form, it is not received before the deadline or I improperly complete or sign my election form?

A: If the exchange agent does not receive from you a properly completed and signed election form before the deadline, then it will be assumed that you have elected to receive a combination of cash for 45% of your shares of Renasant common stock and Peoples common stock for the remaining 55% of your shares of Renasant common stock.

Q: When should I send in my stock certificate?

A: After the closing date of the merger, the exchange agent will deliver the necessary stock certificate transmittal materials to you. You should complete and sign the transmittal letter and deliver it, together with your stock certificate or certificates (and any other documents required by the exchange agent or Peoples), to the exchange agent at the address listed in the transmittal materials.

The exchange agent, upon receipt of your stock certificates and other documents, will deliver to you the cash, stock or combination thereof which you have elected to receive, as modified by any redesignation or adjustment procedures described in this proxy statement/prospectus. This delivery is subject to the payment of any transfer taxes that may arise in connection with the transfer of your shares of Renasant common stock.

Q: What happens if the number of shares elected to be converted into cash exceeds 50% of the outstanding shares of Renasant common stock or if the number of shares elected to be converted into shares of Peoples common stock exceeds 55% of the outstanding shares of Renasant common stock?

A: If the aggregate number of shares elected to be converted into cash exceeds 50% of the outstanding shares of Renasant common stock, then shares of Renasant common stock to be converted into cash will be redesignated on a pro rata basis into shares to be converted into shares of Peoples common stock so that the total number of Renasant shares to be converted into cash does not exceed 50% of the outstanding shares of Renasant common stock.

If the aggregate number of shares elected to be converted into shares of Peoples common stock exceeds 55% of the outstanding shares of Renasant common stock, then shares of Renasant common stock to be converted into shares of Peoples common stock will be redesignated on a pro rata basis into shares to be converted into cash so that the total number of Renasant shares to be converted into shares of Peoples common stock does not exceed 55% of the outstanding shares of Renasant common stock.

Holders of shares of Renasant common stock who elect to receive a combination of cash for 45% of their Renasant common stock and shares of Peoples common stock for 55% of their Renasant common stock will not be subject to these redesignation procedures. Also, a holder who has elected to receive cash for all of his or her shares of Renasant common stock and would receive less than 10 shares of Peoples common stock if his or her shares were redesignated is not subject to the redesignation procedures. Both of these types of holders, however, are subject to the adjustment procedures described immediately below.

Q: Can my election be affected in any other way?

A: Yes. Renasant and Peoples intend for the merger to qualify as a tax-free reorganization for federal income tax purposes with respect to shares of Peoples common stock received in exchange for shares of Renasant common stock. In order to satisfy the continuity of interest requirement for tax-free reorganizations, the merger agreement requires that the aggregate value of the Peoples common stock delivered to holders of Renasant common stock equal at least 40% of the total value of Renasant.

If Peoples determines that the value of its common stock to be delivered to holders of Renasant common stock does not satisfy this 40% requirement, then Peoples will take two actions. Peoples will reduce the amount of cash into which each share of Renasant common stock is converted and Peoples will increase the number of shares of Peoples common stock into which each share of Renasant common stock is converted. The reduction in the cash payable to shareholders of Renasant will equal the increase in the value of the Peoples common stock that will be delivered to the shareholders of Renasant. This adjustment is mandatory unless the adjustment would cause Peoples to issue more than 85,000 additional shares of its common stock. If the adjustment would cause Peoples to issue more than 85,000 additional shares of its common stock and Peoples decides not to issue the additional shares, then either Peoples or Renasant may terminate the merger.

Q: What are the United States federal income tax consequences of the merger to Renasant stockholders?

A: The tax consequences of the transaction to you will depend on your particular facts and circumstances and the form of merger consideration you receive. You should consult your tax advisor for a full understanding of the tax consequences of the merger.

Assuming that the merger is completed as currently contemplated, you will not recognize any gain or loss for United States federal income tax purposes on any of your Renasant shares exchanged for Peoples shares in the merger, except with respect to cash received in lieu of a fractional Peoples share. You may recognize gain or loss if you exchange your Renasant shares solely for cash in the merger. You may recognize gain, but not loss, if you exchange your Renasant shares for a combination of Peoples shares and cash, but not in excess of the cash you receive in the merger.

Q: Am I entitled to dissenters’ rights?

A: Yes. If you wish, you may dissent from the merger agreement and obtain a cash payment for the fair value of your shares. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Tennessee law summarized under the heading “The Merger — Dissenters’ Rights.” The fair value of your shares may be more or less than the consideration to be paid in the merger.

We have included a copy of Chapter 23 of the Tennessee Business Corporation Act (the “TBCA”) as Annex D to this proxy statement/prospectus.

Q: When and where is the special meeting?

A: The Renasant special meeting is scheduled to take place at Renasant’s main office, 2177 Germantown Road South, Germantown, Tennessee 38138 on             , 2004 at 5:30 p.m. local time.

Q: Who can vote on the merger?

A: Holders of record of Renasant common stock at the close of business on             , 2004 can vote at the special meeting. On that date, 1,429,697 shares were outstanding and entitled to vote.

Q: What vote is required for approval?

A: The merger agreement must be adopted and approved by a majority of the outstanding shares of Renasant common stock. Therefore, if you abstain or fail to vote, it will be the same as voting against the merger agreement.

If you hold your shares of Renasant in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to your broker. If you do not provide instructions to the broker, your shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker non-vote has the same effect as a vote AGAINST the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker non-votes will not be counted as a vote FOR or AGAINST such matters or as an abstention on such matters.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as promptly as possible. We expect to complete the merger promptly after we receive both Renasant stockholder approval at the special meeting and all necessary regulatory approvals. We currently expect this to occur during the third quarter of 2004. Fulfilling some of the conditions to closing the merger, such as receiving certain governmental clearances or regulatory approvals is not entirely within our control.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and mail your proxy card as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption and approval of the merger agreement and the merger. If you do not vote or if you abstain, the effect will be a vote against the merger agreement and the merger. Your vote is very important.

You should also complete the form of election accompanying this proxy statement/prospectus and submit it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, the exchange agent for the merger.

Q: May I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	first, you can send a written notice stating that you want to revoke your proxy;

•	second, you can complete and submit a new proxy card; or

•	third, if you are the record owner of your shares of Renasant common stock, you can attend the Renasant special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to:

Renasant Bancshares, Inc.

Attention: Michael J. McCarver, Secretary

2177 Germantown Road South

Germantown, Tennessee 38138

Q: If I plan to attend the Renasant special meeting in person, should I still grant my proxy?

A: Yes. Whether or not you plan to attend the special meeting, you should grant your proxy as described above. The failure of a Renasant stockholder to vote in person or by proxy will have the same effect as a vote against the adoption and approval of the merger agreement. The failure to give voting instructions to your broker will have the same effect as a vote against the adoption and approval of the merger agreement.

Q: What does Renasant’s board of directors recommend?

A: Renasant’s board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Renasant and its stockholders and unanimously recommends that you vote FOR the proposal to adopt and approve the merger agreement.

Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or form of election, you should contact:

Francis J. Cianciola

Vice Chairman

2177 Germantown Road South

Germantown, Tennessee 38138

(901) 312-4000

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger and the merger agreement, you should read this entire document carefully, as well as the additional documents to which we refer you. See “Where You Can Find More Information.”

The Companies

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38802

(662) 680-1001

Peoples is a Mississippi corporation incorporated in 1982 that is the owner of the fourth largest bank headquartered in Mississippi, The Peoples Bank & Trust Company (“Peoples Bank”), a Mississippi-chartered bank incorporated in 1904. Peoples Bank is headquartered in Tupelo, Mississippi. Through Peoples Bank, Peoples is also the owner of The Peoples Insurance Agency. As of December 31, 2003, Peoples had total assets of approximately $1.4 billion, deposits of approximately $1.1 billion and total shareholders’ equity of approximately $138 million. Peoples operates 44 community bank, insurance and financial services offices in 27 cities throughout north and north central Mississippi. Peoples Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

For financial statements and a discussion of Peoples’ recent results of operations, see Peoples’ Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this proxy statement/prospectus.

Peoples Merger Corporation is a Tennessee corporation and a wholly owned subsidiary of Peoples. It was incorporated in 2004 for the purpose of effecting the merger between Peoples and Renasant.

Renasant Bancshares, Inc.

2177 Germantown Road South

Germantown, Tennessee 38138

(901) 312-4000

Renasant Bancshares (“Renasant”) is a Tennessee corporation incorporated in 1998 that is the owner of Renasant Bank. Renasant’s activities are conducted primarily through Renasant Bank. Renasant Bank conducts a full-service banking business in its service area, emphasizing the banking needs of individuals and small to medium-sized businesses. As of December 31, 2003, Renasant had total assets of approximately $225 million, deposits of approximately $186 million and total shareholders’ equity of approximately $17 million. Renasant Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area in the eastern area of Shelby County and western area of Fayette County, Tennessee, as well as the northern area of DeSoto County, Mississippi. Renasant Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

The Merger (pages 26 through 29)

Under the terms of the merger agreement, Renasant will be merged into Peoples Merger Corporation. After the merger, Peoples Merger Corporation will be the surviving corporation and will continue its corporate existence under Tennessee law as a wholly owned subsidiary of Peoples. The merger agreement and the plan of merger are attached to this document as Annex A-1 and Annex A-2, respectively, and are incorporated in this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

What You Will Receive in the Merger (pages 45 through 50)

The merger agreement provides that each share of Renasant common stock, other than treasury shares, shares owned by Peoples or any of the subsidiaries of Peoples or Renasant (other than in a fiduciary capacity) or by any person who has perfected dissenters’ rights with respect to shares of Renasant common stock, will be converted on the closing date of the merger into the right to receive the merger consideration. The merger consideration is either:

•	for each share of Renasant common stock, cash in an amount equal to $36.37, without interest;

•	for each share of Renasant common stock, 1.117015 shares of Peoples common stock; or

•	cash consideration for 45% of such holder’s shares of Renasant common stock and stock consideration for 55% of such holder’s shares of Renasant common stock.

Subject to the redesignation and adjustment procedures described below, as a holder of record of shares of Renasant common stock, you may elect to receive all cash, all shares of Peoples common stock or the combination of cash and Peoples common stock described above as consideration in exchange for your shares of Renasant common stock. You will not receive any fractional shares of Peoples common stock if you elect to receive all or a portion of the merger consideration as shares of Peoples common stock. Instead, you will be paid cash in an amount equal to the fraction of a share of Peoples common stock otherwise issuable upon conversion multiplied by the average closing price of one share of Peoples common stock as reported by the American Stock Exchange for the ten trading days immediately preceding the last trading day immediately prior to the closing date of the merger.

A form of election is being mailed to you concurrently with the mailing of this proxy statement/prospectus. If your shares of Renasant common stock are registered in your own name, you must complete and sign the form of election and send it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, the exchange agent for the merger. If your shares of Renasant common stock are held in the name of your nominee or other representative, such as the trustee of a trust of which you are the beneficiary, you must have such nominee or other representative submit the form of election on your behalf. The form of election must be received by the exchange agent not later than 5:00 p.m. eastern time on the third business day immediately prior to the closing date of the merger.

The merger agreement contains redesignation procedures which may affect your election. Under the merger agreement, the number of shares of Renasant common stock to be converted into the right to receive cash must not be less than 45% or more than 50% of the total number of shares of Renasant common stock outstanding immediately prior to the closing date of the merger. Also, the number of shares of Renasant common stock to be converted into the right to receive shares of Peoples common stock must not be less than 50% or more than 55% of the total number of shares of Renasant common stock outstanding immediately prior to the closing date of the merger.

If the number of shares to be converted into the right to receive cash exceeds 50% of the outstanding shares of Renasant common stock, then all shares of Renasant common stock to be converted into the right to receive cash will be redesignated on a pro rata basis into a combination of shares to be converted into cash and shares to be converted into shares of Peoples common stock. Shares will be redesignated such that the total number of Renasant shares converted into cash does not exceed 50% of the outstanding shares of Renasant common stock. If the number of shares to be converted into shares of Peoples common stock exceeds 55% of the outstanding shares of Renasant common stock, then all shares of Renasant common stock to be converted into shares of Peoples common stock will be redesignated on a pro rata basis for a combination of shares to be converted into cash and shares to be converted into shares of Peoples common stock. Shares will be redesignated such that the total number of Renasant shares exchanged for stock does not exceed 55% of the outstanding shares of Renasant common stock. Holders who chose to receive a combination of cash for 45% of their Renasant common stock and shares of Peoples common stock for 55% of their Renasant common stock are not subject to the redesignation procedures. Also, any holder who elected to receive cash but after the redesignation procedures would receive less than ten shares of Peoples common stock for his or her shares of Renasant common stock is not subject to the redesignation procedures.

The merger agreement also contains certain readjustment procedures which may affect your election. Under the merger agreement, the value of the shares of Peoples common stock to be delivered to the holders of Renasant common stock pursuant to their elections to receive the merger consideration must have an aggregate value of at least 40% of the value of Renasant as a whole. This is required so that the merger qualifies as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock received in exchange for shares of Renasant common stock. If, after the redesignation procedures described immediately above are completed, Peoples determines that the total value of its common stock included as part of the merger consideration does not satisfy the 40% threshold described above, then Peoples will take two actions. Peoples will reduce the amount of cash into which shares of Renasant common stock will be converted, and Peoples will increase the number of shares of Peoples common stock into which each share of Renasant common stock will be converted. The reduction in the cash payable to shareholders of Renasant will equal the increase in the value of the Peoples common stock that will be delivered to the shareholders of Renasant. This adjustment is mandatory unless the adjustment would cause Peoples to issue more than 85,000 additional shares of its common stock. If the adjustment would cause Peoples to issue more than 85,000 additional shares of its common stock and Peoples decides not to issue the additional shares, then either Peoples or Renasant may terminate the merger. All holders of Renasant common stock are subject to these adjustment procedures, except for holders who perfected their dissenters’ rights under Chapter 23 of the Tennessee Business Corporations Act (the “TBCA”).

If the exchange agent does not receive from you a properly completed election form before the third business day immediately prior to the closing date of the merger, then it will be assumed that you have elected to receive a combination of cash for 45% of your shares of Renasant common stock and Peoples common stock for the remaining 55% of your shares of Renasant common stock.

After the closing date of the merger, the exchange agent will deliver to the former holders of Renasant common stock the necessary stock certificate transmittal materials and instructions for use so that the certificates representing shares of Renasant common stock may be properly surrendered. After receipt of such materials, each former holder of Renasant common stock shall surrender for cancellation the certificate or certificates representing such stock, together with a properly executed and completed letter of transmittal (and any other documents required by the exchange agent or Peoples). Upon receipt of such certificate(s) and other materials, and subject to the payment of any transfer taxes that may arise in connection with the transfer of your shares of Renasant common stock, the exchange agent will deliver to the former holder of Renasant common stock the merger consideration such holder elected to receive.

The Special Meeting

The Renasant special meeting will be held at Renasant’s main office, 2177 Germantown Road South, Germantown, Tennessee 38138 on             ,                     , 2004 at 5:30 p.m. local time. At the meeting, the holders of Renasant common stock will be asked to vote upon a proposal to adopt and approve the merger agreement and the merger. The Renasant board of directors has fixed the close of business on                     , 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the record date, approximately 1,429,697 shares of Renasant common stock were issued and outstanding and entitled to vote. Each share of Renasant common stock is entitled to one vote on any matter that may properly come before the meeting. The affirmative vote of a majority of the outstanding shares of Renasant common stock is required to adopt and approve the merger agreement and the merger.

Vote of Management-Owned Shares

As of the record date, the directors and executive officers of Renasant and their respective affiliates collectively owned approximately 21.67% of the outstanding shares of Renasant common stock, including shares subject to options currently exercisable but not exercised. All of the directors and executive officers of Renasant have entered into agreements with Peoples pursuant to which they have agreed to vote all of their shares in favor of the adoption and approval of the merger agreement and the merger. A form of the agreement for non-employee directors is attached as Annex B-1 to this proxy statement/prospectus and a form of the agreement for employee directors is attached as Annex B-2 to this proxy statement/prospectus.

Renasant’s Reasons for the Merger; Recommendation of the Renasant Board (pages 29 and 30)

Renasant’s board of directors has unanimously approved the merger agreement and the merger. Renasant’s board of directors believes that the merger is advisable and in the best interests of Renasant and its stockholders and unanimously recommends that Renasant’s stockholders vote for the adoption and approval of the merger agreement and the merger. In reaching its decision, the Renasant board considered a number of factors, which are described in more detail in “The Merger — Renasant’s Reasons for the Merger; Recommendation of the Renasant Board” beginning on page 29. The Renasant board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the Renasant board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Renasant board of directors may have given different weights to different factors.

Conditions to the Merger (pages 61 through 63)

The obligations of both Peoples and Renasant to complete the merger are conditioned on the following conditions being fulfilled:

•	receipt of all necessary regulatory governmental consents and approvals required to complete the merger and satisfaction of all conditions required to be satisfied prior to the closing date of the merger by the terms and conditions of such consents and approvals, and delivery of all notices, reports and other filings required to be delivered prior to the closing date;

•	adoption and approval of the merger agreement and the merger by the Renasant stockholders;

•	the registration statement, of which this document is a part, having become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	receipt of all consents and approvals of persons other than governmental entities, except those consents which would not reasonably be expected to have a material adverse effect on Renasant or Peoples;

•	absence of any governmental or judicial enactment or order prohibiting, restricting or making illegal completion of the merger;

•	receipt of an opinion of Phelps Dunbar LLP, Peoples’ outside counsel, that the merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code and that the exchange of shares of Renasant common stock for shares of Peoples common stock will not give rise to gain or loss to the holders of Renasant common stock; and

•	the shares of Peoples common stock issuable to the holders of shares of Renasant common stock shall have been approved for listing on the American Stock Exchange.

In addition, Peoples’ obligation to complete the merger is subject to, among other things:

•	Renasant’s performance of and compliance with in all material respects all obligations required by the merger agreement;

•	the representations and warranties of Renasant in the merger agreement being true and correct, as of the date of the merger agreement and as of the closing date of the merger (except those that relate specifically to another date, which shall be true and correct as of that date), with some exceptions;

•	the receipt of all permits, consents, waivers, clearances, approvals and authorizations necessary in connection with the completion of the merger, none of which contain any terms or conditions which would materially impair the value of Renasant to Peoples;

•	Renasant stockholders who dissent from the merger shall not hold more than 15% of the outstanding shares of Renasant common stock immediately prior to the merger; and

•	two qualified people selected by Renasant from its board of directors and who are acceptable to Peoples having been appointed by Peoples to the board of directors of Peoples as of the closing date.

In addition, Renasant’s obligation to complete the merger is subject to, among other things:

•	Peoples’ and Peoples Merger Corporation’s performance of and compliance in all material respects with all obligations required by the merger agreement;

•	the representations and warranties of Peoples and Peoples Merger Corporation being true and correct as of the date of the merger agreement and as of the closing date of the merger (except those that relate specifically to another date, which shall be true and correct as of that date), with some exceptions; and

•	the receipt of all permits, consents, waivers, clearances, approvals and authorizations necessary in connection with the completion of the merger, none of which adversely affect the merger consideration.

The merger is expected to be completed promptly after Renasant stockholder approval is received at the special meeting, all necessary regulatory approvals are received and other conditions to the closing described above are fulfilled. This is expected to occur during the third quarter of 2004, although fulfilling some of the conditions to closing the merger, such as receiving regulatory approvals, is not within the control of Peoples or Renasant.

Certain Covenants and Agreements (pages 55 through 61)

Renasant has agreed that neither it nor Renasant Bank, nor any person on either’s behalf, will solicit or hold discussions with any third party regarding a merger, tender offer, recapitalization, consolidation or any similar transaction, sale or lease or other acquisition or assumption of all or a substantial portion of Renasant’s or Renasant Bank’s assets, purchase or acquisition of more than 20% of the voting power of Renasant or any similar transaction. Renasant may take the following actions:

•	provide information to a third party regarding a proposal to engage in any of the above-described transactions;

•	negotiate and discuss such a transaction with a third party;

•	recommend to the stockholders of Renasant the approval of such a transaction with a third party; or

•	withdraw a recommendation regarding the merger with Peoples.

Renasant may take these actions only if (i) the board of directors determines in good faith (after consultation with outside legal counsel) that any of the above-described actions are necessary in order for its directors to comply with their fiduciary duties under applicable law and (ii) the board of directors determines in good faith (after consultation with its financial advisor) that the transaction with the third party is likely to be consummated and to result in a transaction more favorable to Renasant stockholders than the merger with Peoples.

Peoples has the right to match or better any acquisition proposal from a third party, and the merger agreement will be amended to reflect any new terms offered by Peoples. If Peoples does match or better such proposal, Renasant must cease, and cause Renasant Bank or its representative to cease, all discussions with the third party.

The merger agreement requires Peoples to provide certain indemnification for a period of 6 years following the closing date of the merger. Peoples must indemnify and hold harmless from liability for acts or omissions occurring at or prior to the closing date of the merger certain current or former directors and officers of Renasant or Renasant Bank to the same extent as such directors or officers would be indemnified under the articles of incorporation or bylaws of Peoples as if they were directors or officers of Peoples. The merger agreement also provides that Peoples shall use reasonable efforts to cause Peoples Merger Corporation or Peoples to obtain for a period of six years after the closing date of the merger policies of directors’ and officers’ liability insurance covering acts or omissions occurring prior to the closing date of the merger for certain directors and officers of Renasant on terms and in amounts no less favorable than those in effect on the date of the merger agreement. However, neither Peoples nor

Peoples Merger Corporation are required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage as currently held by Renasant but in such case shall purchase as much coverage as reasonably practicable for such amount.

Termination of the Merger Agreement (pages 63 and 64)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing date of the merger:

•	by the mutual written consent of Peoples and Renasant;

•	by either Peoples or Renasant if:

•	(i) the closing date of the merger shall not have occurred on or prior to August 31, 2004 (or on or prior to October 31, 2004 where a governmental approval is pending and has not been finally resolved) or (ii) the merger agreement and the merger is not approved by Renasant’s shareholders, unless the failure of either (i) or (ii) is caused by the party seeking to terminate to perform or observe its agreements at or before the closing date or the shareholders vote, as the case may be;

•	there has been a breach by the other party of (i) any covenant or undertaking contained in the merger agreement or (ii) any representation or warranty of the other party contained in the merger agreement preventing such party from satisfying a condition to closing in the merger agreement, and such breach has not been cured within thirty days following delivery of written notice of the breach;

•	any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, but termination may not occur earlier than 30 days after such denial or withdrawal, unless within such 30-day period a petition for rehearing or an amended application is filed. A party may terminate 30 or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or performs its covenants or agreements;

•	any governmental entity shall have issued a final, non-appealable order prohibiting the completion of the merger; or

•	Peoples shall have elected not to make the adjustments necessary in the cash portion and stock portion of the merger consideration so that the merger qualifies as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock to be exchanged for shares of Renasant common stock;

•	by Peoples if:

•	Renasant’s board of directors fails to make, or withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, the recommendation in this proxy statement/prospectus that Renasant’s stockholders vote to adopt and approve the merger agreement and the merger;

•	the special meeting to approve the merger agreement and plan of merger is not called or convened by Renasant;

•	Renasant approves or recommends, or publicly proposes to approve or recommend, an acquisition proposal by a third party; or

•	Renasant stockholders dissenting from the merger hold more than 15% of the outstanding shares of Renasant common stock immediately prior to the merger.

•	by Renasant if:

•	the board of directors of Renasant determines in good faith, after consultation with outside counsel, that the failure to terminate the merger agreement and accept an acquisition proposal from a third party would constitute a breach of its fiduciary duties; or

•	(i) Peoples makes the adjustments necessary in the cash portion and stock portion of the merger consideration so that the merger qualifies as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock to be exchanged for shares of Renasant common stock in the merger and (ii) the shares of Peoples’ common stock do not meet the trading price target described on page 64 of this proxy statement/prospectus.

Termination Fees (pages 64 and 65)

Renasant must pay to Peoples a termination fee of $5,000,000 if:

•	(i) prior to any event allowing either party to terminate the merger agreement, an acquisition proposal from a third party is publicly announced or otherwise made known to Renasant’s senior management, board of directors or stockholders generally and not irrevocably withdrawn more than five business days prior to the special meeting, (ii) the merger agreement is then terminated (y) by either Peoples or Renasant, because Renasant’s stockholders failed to approve the merger agreement and the plan of merger or (z) by Peoples, because of a willful breach by Renasant of any covenant, undertaking, representation or warranty contained in the merger agreement, and (iii) the acquisition contained in the acquisition proposal is consummated within 12 months of the termination of the merger agreement;

•	Peoples terminates the merger agreement because Renasant either (i) failed to recommend to its stockholders the approval of the merger agreement and the merger, (ii) effected a change in such recommendation, (iii) failed to call or convene the special meeting, or (iv) approved or recommended, or proposed publicly to approve or recommend any acquisition transaction; or

•	Renasant terminates the merger agreement because its board of directors determines in good faith after consultation with outside counsel that the failure to terminate the merger agreement and accept an acquisition proposal from a third party would constitute a breach of its fiduciary duties under applicable laws.

Interests of Certain Persons in the Merger (pages 43 and 44)

In addition to their interests as stockholders, the directors and executive officers of Renasant may have interests in the merger that are different from, or in addition to, your interests. These interests exist because of rights they may have under individual employment agreements, under compensation and benefit plans, including the Renasant stock option plan, and under the merger agreement. These interests include, among other things:

•	an employment agreement to be entered into by Peoples, Renasant Bank and Frank J. Cianciola on the closing date, pursuant to which Frank J. Cianciola will serve as President and Chief Executive Officer of Renasant Bank, for a period commencing on the closing date and ending five years after the closing date;

•	an employment agreement to be entered into by Peoples, Renasant Bank and Michael J. McCarver on the closing date, pursuant to which Michael J. McCarver will serve as Executive Vice President of Renasant Bank, for a period commencing on the closing date and ending two years after the closing date.

•	an employment agreement to be entered into by Peoples, Renasant Bank and Donald E. Russell on the closing date, pursuant to which Donald E. Russell will serve as Executive Vice President of Renasant Bank, for a period commencing on the closing date and ending two years after the closing date.

•	the agreement between Renasant and Frank J. Cianciola which provides for a cash payment in the amount of $500,000 in the event of a change of control of Renasant;

•	the agreement between Renasant and Jack C. Johnson which provides for a cash payment in the amount of $250,000 in the event of a change of control of Renasant;

•	the agreements in the form attached to this proxy statement/prospectus as Annex B-1 entered into between Peoples and non-employee directors of Renasant, in which Peoples has agreed that for two years after the closing date Peoples will cause such directors to be appointed to the board of directors of Renasant Bank and will pay such directors the fees in accordance with the policy of Renasant Bank on directors’ fees in place on the closing date;

•	the agreements between Peoples and the directors and officers of Renasant who hold warrants to purchase Renasant common stock, pursuant to which Peoples has offered to purchase such warrants for an amount equal to the number of shares of Renasant common stock specified in such warrant multiplied by $36.37, less the aggregate exercise price for all shares of Renasant common stock specified in such warrant. The purchase price for the warrants will be paid entirely in cash. Any warrants that are not sold to Peoples will be amended such that each warrant will entitle the holder to purchase shares of Peoples common stock equal to the number of shares of Renasant common stock that the warrant allowed the holder to purchase multiplied by 1.117015, at an exercise price equal to the exercise price specified in such warrant divided by 1.117015; and

•	Peoples’ agreement to indemnify and hold harmless certain present and former directors and officers of Renasant and Renasant Bank.

The members of the Renasant board of directors knew of these additional interests, and considered them when they approved the merger agreement.

Dissenters’ Rights (pages 40 through 43)

Under Tennessee law, Renasant stockholders have the right to dissent from the merger agreement and obtain payment for the fair value of their shares of Renasant common stock in connection with the merger. To exercise dissenters’ rights, a holder of shares must not vote in favor of the adoption and approval of the merger agreement and the merger, and must otherwise strictly comply with all of the applicable requirements of Tennessee law. Dissenters’ rights are described under the heading “The Merger – Dissenters’ Rights.” The relevant provisions of the applicable requirements of Tennessee law are included as Annex D to this proxy statement/prospectus.

Tax Consequences of the Merger (pages 36 through 38)

Assuming that the merger is completed as currently contemplated, a holder of Renasant common stock will not recognize any gain or loss for United States federal income tax purposes on any of the Renasant shares exchanged for Peoples shares in the merger, except with respect to cash received in lieu of a fractional Peoples share. A holder of Renasant common stock may recognize gain or loss if Renasant shares are exchanged solely for cash in the merger. Further, a holder of Renasant common stock may recognize gain, but not loss, if the Renasant shares are exchanged for a combination of Peoples shares and cash, but not in excess of the cash received in the merger.

Regulatory and Third-Party Approvals (pages 38 and 39)

Under the merger agreement, Peoples and Renasant have agreed to use their best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from any governmental authority necessary to complete and make effective the merger and other transactions contemplated by the merger agreement. The required regulatory approvals include approval from the Federal Reserve Board and the Tennessee Commissioner of Financial Institutions. All applications and notices have been filed, or are in the process of being filed.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement and the merger.

Redesignation/Adjustment Risk. You may receive a form of consideration different from the form of consideration you elect. The consideration to be received by Renasant stockholders in the merger is subject to the requirement that not less than 50% or more than 55% of the shares of Renasant common stock be converted into the right to receive Peoples common stock and that not less than 45% or more than 50% of the shares of Renasant common stock be converted into the right to receive cash. The merger agreement contains redesignation procedures to achieve this desired result. If you elect to receive all cash and the available cash is oversubscribed, then a portion of your merger consideration will be paid in Peoples common stock. If you elect to receive all stock and the available stock is oversubscribed, then a portion of the merger consideration you receive will be paid in cash. Therefore, you may not receive exactly the form of consideration that you elect.

Your election is also subject to further adjustments by Peoples in order for the merger to qualify as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock received in exchange for shares of Renasant common stock. These adjustment procedures allow Peoples to alter the amount of cash or the number of shares of Peoples common stock to be received for each share of Renasant common stock. On account of these procedures, you may receive less cash or more Peoples common stock than you elected to receive.

Stock Price Fluctuation Risk. Upon the closing of the merger, each share of Renasant common stock you own will automatically be converted into the right to receive either 1.117015 shares of Peoples common stock, $36.37 in cash or a combination of both Peoples common stock and cash. Because the market price of Peoples common stock may fluctuate, you cannot be sure of the market value of the Peoples common stock that you elect to receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Peoples’ businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Peoples’ control. In addition, there will be a time period between the completion of the merger and the time when Renasant stockholders receiving stock consideration actually receive certificates evidencing Peoples common stock. Until stock certificates are received, Renasant stockholders will not be able to sell their Peoples shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of Peoples common stock during this period.

Trading Volume Risk. For the three months ended March 31, 2004, the average daily trading volume for Peoples common stock was 4,090 shares per day. Because Peoples common stock has a low daily trading volume, significant purchases or sales of Peoples common stock may cause volatility in the price of Peoples common stock.

Interested Party Risk. You should be aware that the directors and some executive officers of Renasant have interests in the merger that are different from, or in addition to, the interests of stockholders generally. For example, on the closing date, the chief executive officer, the chief financial officer and an executive vice president of Renasant will enter into agreements that provide for their continued employment following the merger. Certain other interests of Renasant’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it. For a discussion of these interests, see “The Merger-Interests of Certain Persons in the Merger.” Despite these additional or different interests, the directors of Renasant believe that the merger is in the best interests of Renasant and its stockholders.

SELECTED HISTORICAL FINANCIAL DATA OF PEOPLES

The following selected financial data for each of the five years in the period ended December 31, 2003 have been derived from Peoples’ audited consolidated financial statements. This data should be read together with the audited consolidated financial statements of Peoples, including the notes to such financial statements, incorporated into this proxy statement/prospectus by reference and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Peoples contained in, or incorporated in, the annual reports and other information that Peoples has filed with the Securities and Exchange Commission.

PEOPLES SELECTED CONSOLIDATED

HISTORICAL FINANCIAL DATA

(Unaudited)

(In Thousands, Except Share Data)

	2003	2002	2001	2000	1999
Year ended December 31
Interest income	$70,810	$78,418	$87,766	$89,434	$83,500
Interest expense	21,777	26,525	40,922	44,132	37,342
Provision for loan losses	2,713	4,350	4,790	6,373	3,192
Noninterest income	31,223	27,442	24,389	18,529	19,476
Noninterest expense	52,523	50,496	46,747	42,474	41,480

Income before income taxes	25,020	24,489	19,696	14,984	20,962
Income taxes	6,839	6,819	5,109	3,800	6,182

Income before cumulative effect of accounting change	18,181	17,670	14,587	11,184	14,780
Cumulative effect of accounting change	—	(1,300)	—	—	—

Net income	$18,181	$16,370	$14,587	$11,184	$14,780

Net Income Per Common Share-Basic	$2.20	$1.95	$1.66	$1.22	$1.59

Net Income Per Common Share-Diluted	$2.19	$1.94	$1.66	$1.22	$1.59

Book value at December 31	$16.79	$15.88	$14.44	$13.39	$12.47

Closing Price on the AMEX at December 31	$33.00	27.17	24.67	12.00	19.25
Cash dividends declared and paid	$0.75	0.69	0.64	0.59	0.56

At December 31
Loans, net of unearned income	$862,652	$859,684	$818,036	$812,701	$798,083
Securities	414,270	344,781	277,293	278,574	266,744
Assets	1,415,214	1,344,512	1,254,727	1,211,940	1,162,959
Deposits	1,133,931	1,099,048	1,063,055	1,046,605	978,958
Long term debt	95,918	64,696	32,254	15,087	17,424
Shareholders’ equity	137,625	132,778	123,582	121,661	116,089

PEOPLES SELECTED CONSOLIDATED

HISTORICAL FINANCIAL DATA (continued)

(In Thousands, Except Share Data)

	2003	2002	2001	2000	1999
Selected Ratios

Return on average:
Total assets	1.33%	1.25%	1.18%	.93%	1.29%
Shareholders’ equity	13.41%	12.85%	11.70%	9.49%	13.19%

Before cumulative effect of accounting change, return on average:
Total assets	1.33%	1.35%	1.18%	.93%	1.29%
Shareholders’ equity	13.41%	13.87%	11.70%	9.49%	13.19%

Average shareholders’ equity to average assets	9.89%	9.75%	10.07%	9.85%	9.77%

At December 31

Shareholders’ equity to assets	9.72%	9.88%	9.85%	10.04%	9.98%
Allowance for loan losses to total loans, net of unearned Income	1.53%	1.42%	1.39%	1.30%	1.26%
Allowance for loan losses to non-performing loans	181.09%	338.22%	178.63%	147.89%	126.47%
Non-performing loans to total loans, net of unearned income	0.85%	0.42%	0.78%	0.88%	1.00%
Dividend payout	34.25%	35.59%	38.52%	47.76%	35.24%

All per share information listed above has been restated to reflect the three-for-two stock split effected in the form of a share dividend on December 1, 2003, and any other stock splits or stock dividends declared during the five-year period covered by the above table.

SELECTED HISTORICAL FINANCIAL DATA OF RENASANT

The following selected financial data for each of the five years in the period ended December 31, 2003 have been derived from Renasant’s audited financial statements.

RENASANT SELECTED HISTORICAL

CONSOLIDATED FINANCIAL DATA

(Unaudited)

(In Thousands, Except Share Data)

	2003	2002	2001	2000	1999
Year ended December 31
Interest income	$11,177	$11,134	$10,133	$8,915	$2,263
Interest expense	4,057	4,443	5,486	5,230	1,079
Provision for loan losses	506	802	630	364	740
Noninterest income	992	624	574	317	87
Noninterest expense	5,541	4,875	3,683	3,085	1,976

Income before income taxes	2,065	1,638	908	553	(1,445)
Income taxes	750	594	106	—	—

Net income	$1,315	$1,044	$802	$553	$(1,445)

Net Income Per Common Share-Basic	$0.92	$0.73	$0.56	$0.46	$(1.36)

Net Income Per Common Share-Diluted	$0.81	$0.66	$0.52	$0.42	$(1.22)

Book value at December 31	$12.07	$11.38	$10.37	$9.84	$8.60

At December 31
Loans, net of unearned income	$173,211	$163,309	$133,198	$88,591	$59,129
Securities	39,881	40,191	20,172	27,136	19,304
Assets	224,882	208,968	163,357	121,620	82,666
Deposits	185,739	172,967	134,012	101,509	65,373
Long term debt	8,178	3,226	4,092	3,000	4,000
Shareholders’ equity	17,267	16,260	14,822	13,970	9,459

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF PEOPLES

The following table shows information about Peoples’ financial condition and operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma information. The table below sets forth the information as if the merger had become effective on December 31, 2003, with respect to financial condition, and January 1, 2003, with respect to operations data. The pro forma data in the table assumes that the merger is accounted for as an acquisition by Peoples of Renasant using the purchase method of accounting. See “The Merger – Accounting Treatment” on page 38 of this proxy statement/prospectus. Under this method of accounting, the assets and liabilities of Renasant will be recorded by Peoples at their estimated fair values as of the date the merger is completed. These estimates are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma statement of income includes amortization/accretion of fair value adjustments related to the purchase price allocation, but does not include the impact of merger related costs incurred subsequent to the merger. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Peoples. See “Where You Can Find More Information” on page 89 of this proxy statement/prospectus in order to obtain copies of such historical financial statements.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, among other factors, that may result as a consequence of the merger, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Peoples and Renasant been combined during this period. Upon completion of the merger, the operating results of Renasant will be reflected in the consolidated financial statements of Peoples on a prospective basis.

PRO FORMA COMBINED

SELECTED FINANCIAL DATA

(Unaudited)

(In Thousands, Except Share Data)

2003
Year ended December 31
Interest income	$81,461
Interest expense	25,629
Provision for loan losses	3,219
Noninterest income	32,215
Noninterest expense	59,001

Income before income taxes	25,827
Income taxes	7,149

Net income	$18,678

Net Income Per Common Share-Basic	$2.06

Net Income Per Common Share-Diluted	$2.02

Book value at December 31	$18.15

Cash dividends declared and paid	$0.75

At December 31
Loans, net of unearned income	$1,038,945
Securities	433,292
Assets	1,657,124
Deposits	1,319,931
Long term debt	104,096
Shareholders’ equity	168,334

Pro forma adjustments consisted of recording the impact of: stock and cash issued to effect the merger assuming a 50-50 ratio between such cash and stock, estimated fair value adjustments to the assets and liabilities of Renasant, estimated core deposit intangible of $4.3 million, estimated goodwill of $37 million and tax effects of the adjustments.

COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples common stock and Renasant common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective as of December 31, 2003, with respect to book value information, and January 1, 2003, with respect to net income per share data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. See “The Merger — Accounting Treatment” on page 38. The pro forma financial adjustments record the assets and liabilities of Renasant at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Peoples. See “Where You Can Find More Information” on page 89 of this proxy statement/prospectus in order to obtain copies of such historical financial statements.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Peoples and Renasant been combined during this period. Upon completion of the merger, the operating results of Renasant will be reflected in the consolidated financial statements of Peoples on a prospective basis.

Renasant historically has not paid cash dividends on its common stock.

	Per Share
Year ended December 31, 2003	Net Income*	Book Value **	Dividends
Peoples Historical	$2.19	$16.79	$0.75
Renasant Historical	$0.81	$12.07	$0.00
Pro Forma Combined	$2.02	$18.15	$0.75
Per Equivalent Peoples Share***	$2.26	$20.27	$0.75

*	Net income per share calculated on a fully diluted share basis.
**	Book value per share is calculated on the number of shares outstanding as of the end of the period.
***	Per Equivalent Peoples Share is pro forma combined multiplied by 1.117015, except for dividends per share which is based on Peoples’ prior year dividend payout.

COMPARATIVE STOCK PRICES AND DIVIDENDS

On February 13, 2004, the last trading day prior to the public announcement of the execution of the merger agreement, the last sales price of Peoples common stock was $31.85 per share. Shares of Renasant common stock do not trade in any established public market, and thus no market value for Renasant shares on the last day prior to the announcement of the merger can be provided.

On April 5, 2004, the most recent practicable trading day prior to the printing of this proxy statement/ prospectus, the last sales price of Peoples common stock was $35.40 per share. The market price of shares of Peoples common stock is subject to fluctuation. As a result, Renasant stockholders are urged to obtain current market quotations. On April 5, 2004, there were approximately 8,187,000 shares of Peoples common stock outstanding held by approximately 2,600 holders of record.

THE SPECIAL MEETING

Purpose, Time and Place

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Renasant board of directors from holders of Renasant common stock, the only class of Renasant capital stock outstanding, for use at the special meeting to be held at Renasant’s main office, 2177 Germantown Road South, Germantown, Tennessee 38138 on                     , 2004, at 5:30 p.m. local time and at any adjournments or postponements of the special meeting. The members of the Renasant board of directors are listed under the heading “Security Ownership of Certain Beneficial Owners and Management” beginning on page 87 of this proxy statement/prospectus. This proxy statement/prospectus and the form of election are first being distributed to Renasant stockholders on or about                     , 2004.

At the special meeting, holders of Renasant common stock will be asked to consider and vote upon:

•	a proposal to adopt and approve the merger agreement and the merger;

•	such other matters as may properly come before the meeting.

Record Date; Voting Power

The Renasant board of directors has fixed the close of business on                     , 2004 as the record date for determining the holders of Renasant common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Renasant common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

On the record date, 1,429,697 shares of Renasant common stock were issued and outstanding and entitled to vote at the special meeting. Each share of Renasant common stock is entitled to one vote on any matter which may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy.

Quorum

The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding Renasant common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting. However, if a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

Votes Required

Approval of the proposal to adopt and approve the merger agreement and the merger will require the affirmative vote of a majority of the outstanding shares of Renasant common stock. Under applicable Tennessee law, in determining whether the proposal to adopt and approve the merger agreement and the merger has received the requisite number of affirmative votes, abstentions and failures to vote will have the same effect as a vote against the proposal.

Renasant stockholders may not cumulate votes on the proposal to adopt and approve the merger agreement and the merger.

Share Ownership of Management and Certain Stockholders

As of the date hereof, Renasant’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 321,000 outstanding shares of Renasant common stock, including shares subject to options not exercised but currently exercisable (collectively representing approximately 21.67% of the voting power of the common stock). The directors and executive officers of Renasant are parties to agreements with Peoples whereby they agreed to vote their shares for adoption and approval of the merger agreement and the merger. Peoples and Renasant have been informed that all of the approximately 21.67% of the outstanding shares of Renasant common stock owned by the directors and executive officers of Renasant and their respective affiliates will be voted in favor of the approval and adoption of the merger agreement and the merger.

Voting of Proxies

Shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR adoption and approval of the merger agreement and the merger. If other matters are properly presented before the special meeting, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the special meeting. Please note, however, that a proxy that has been designated to vote against the adoption and approval of the merger agreement and the merger will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes. It is not expected that any matter other than as described in this proxy statement/prospectus will be brought before the special meeting.

If a shareholder holds shares of Renasant in a broker’s name (sometimes called “street name” or “nominee name”), then the shareholder must provide voting instructions to the broker. If the shareholder does not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement, a broker non-vote is the same as a vote AGAINST the merger agreement. For purposes of the vote on other matters properly brought at the special meeting, broker non-votes will not be counted as a vote FOR or AGAINST such matter or as an abstention on such matter.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

•	delivering, prior to the special meeting, a written notice of revocation bearing a later date or time than the proxy to the Secretary of Renasant at 2177 Germantown Road South, Germantown, Tennessee 38138;

•	submitting another proxy by mail that is later dated and properly signed; or

•	if you are the record owner of shares of Renasant common stock, attending the special meeting and voting such shares in person.

Attendance at the special meeting will not by itself constitute revocation of a proxy. If an adjournment or postponement occurs, it will have no effect on the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

Solicitation of Proxies

Renasant generally will bear the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Renasant and its subsidiaries may solicit proxies from stockholders by telephone, facsimile or in person.

Directors and Officers of Surviving Corporation

If you approve the merger, which is described below, Renasant will merge into Peoples Merger Corporation, which will be the surviving corporation. E. Robinson McGraw is the sole director of Peoples Merger Corporation, and E. Robinson McGraw and Stuart R. Johnson are the sole executive officers of Peoples Merger Corporation. Neither E. Robinson McGraw nor Stuart R. Johnson are paid any compensation in connection with their respective positions with Peoples Merger Corporation. E. Robinson McGraw is also a director and executive officer of Peoples and Stuart R. Johnson is an executive officer of Peoples, the parent of Peoples Merger Corporation. Information with respect to these individuals’ duties, compensation and transactions, if any, with Peoples can be found under the headings “Directors and Executive Officers of the Registrant,” “Executive Compensation” and “Certain Relationships and Related Transactions” in the Company’s most recent annual report on Form 10-K, dated March 11, 2004 and filed with the Securities and Exchange Commission. Such annual report is incorporated by reference into this proxy statement/prospectus.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement and the related plan of merger, copies of which are attached to this proxy statement/prospectus as Annex A-1 and A-2, respectively, and are incorporated into this proxy statement/prospectus by reference.

General

On February 13, 2004, the Renasant board of directors unanimously approved the merger agreement and the merger, subject to the resolution of outstanding issues to be resolved by a committee appointed by the board of directors, which issues have since been resolved. If all of the conditions set forth in the merger agreement are satisfied or waived (to the extent permitted by law) and if the merger is otherwise completed, Renasant will merge into Peoples Merger Corporation, a wholly owned subsidiary of Peoples. After completion of the merger, Peoples Merger Corporation will be the surviving corporation and will continue its corporate existence under Tennessee law as a wholly owned subsidiary of Peoples.

On the closing date of the merger each share of Renasant common stock outstanding immediately before the closing date of the merger (except as provided below) will, by virtue of the merger and without any action on the part of any stockholder, be converted into the right to receive (1) $36.37 in cash, without interest, (2) 1.117015 shares of Peoples common stock, plus cash in lieu of any fractional share interest, or (3) a combination of Peoples common stock and cash.

Renasant stockholders will have the opportunity to elect the form of consideration to be received for all shares of Renasant common stock held by them, subject to redesignation and adjustment procedures set forth in the merger agreement. The redesignation procedures are intended to ensure that not less than 50% or more than 55% of the outstanding shares of Renasant common stock in the aggregate will be converted into the right to receive Peoples common stock and that not less than 45% or more than 50% of the outstanding shares of Renasant common stock in the aggregate will be converted into the right to receive cash. The adjustment procedures are intended to ensure that the merger qualifies as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock received in exchange for shares of Renasant common stock. The redesignation and adjustment procedures are described in more detail below. Shares of Renasant common stock held by Peoples or Renasant or their subsidiaries, other than in a fiduciary capacity, or by Renasant stockholders who have elected to exercise dissenters’ rights will not be converted into the right to receive the merger consideration upon completion of the merger.

Background of the Merger

Renasant was incorporated in September 1998. Renasant Bank, a wholly-owned subsidiary of Renasant, commenced operations as a Tennessee state bank in May 1999. Since its formation, Renasant Bank’s primary service area has been the eastern area of Shelby County, Tennessee and the immediately surrounding areas. In early 2003, Renasant Bank began investigating the possibility of expanding its services into DeSoto County, Mississippi. Renasant Bank opened a loan production office in Hernando, Mississippi in January 2003.

On December 17, 2003, E. Robinson McGraw, the President of Peoples and Peoples Bank, met with Frank J. Cianciola, the Chairman of Renasant Bank and the Vice Chairman of Renasant. E. Robinson McGraw indicated that Peoples was interested in discussing the possibility of acquiring Renasant and Renasant Bank. On December 22, 2003, Frank J. Cianciola and Jack C. Johnson, the Vice Chairman of Renasant Bank and Chairman of Renasant, met with E. Robinson McGraw and discussed the potential strategic advantages of a combination of the two entities.

On January 6, 2004, Frank J. Cianciola and Michael J. McCarver, the Chief Financial Officer of Renasant Bank, met with E. Robinson McGraw and Stuart R. Johnson, the Chief Financial Officer of Peoples Bank, and held further discussions regarding each bank’s philosophy, culture, and strategy. Renasant and Peoples executed a confidentiality agreement that provided that Peoples, E. Robinson McGraw and Stuart R. Johnson would maintain the confidentiality of the information provided to them by Renasant. On this date, Frank J. Cianciola and Michael J. McCarver provided E. Robinson McGraw and Stuart R. Johnson with preliminary due diligence information.

On January 21, 2004, Frank J. Cianciola and Jack C. Johnson again met with E. Robinson McGraw, discussing the proposed structure of an acquisition.

On January 22, 2004, Peoples made a preliminary offer of $36.00 per share of Renasant common stock, with 50% of the consideration to be paid in cash and the remaining consideration to be paid with shares of Peoples common stock. The offer price was subject to the completion of due diligence and the negotiation of the terms of a definitive agreement.

On January 23, 2004, the Renasant Board of Directors met and discussed the possibility of being acquired by Peoples. The Board of Directors authorized Frank J. Cianciola and Jack C. Johnson to continue negotiations with Peoples within a given stock price range, subject to the Board’s approval of the terms and conditions of the acquisition to be set forth in a definitive agreement. Frank J. Cianciola and Jack C. Johnson then responded to Peoples’ preliminary offer with a counteroffer of $37.25 per share of Renasant common stock.

During the week of January 26, 2004, Peoples responded to Renasant’s counteroffer by reiterating its original offer of $36.00 per share of Renasant common stock but at the same time indicating its willingness to increase the price per share to $36.62, subject to the results of its due diligence.

From January 28, 2004 until February 2, 2004, representatives of Peoples conducted due diligence at Renasant Bank’s offices, reviewing Renasant Bank’s records and conducting interviews with senior executive officers of Renasant Bank.

On February 2, 2004, the Renasant Board of Directors met via a telephonic meeting, and agreed to a sales price of the Renasant stock for $36.62 per share, with approximately 50% of the consideration to be paid in cash and the remaining consideration to be paid with shares of Peoples common stock, subject to the Board’s approval of a definitive agreement. The Board of Directors also approved an amendment to Frank J. Cianciola’s employment agreement to provide for a cash payment in the amount of $500,000 in the event of a change of control and approved a change of control agreement between Renasant and Jack C. Johnson which provides for a cash payment in the amount of $250,000 in the event of a change in control.

On February 4, 2004, Frank J. Cianciola and Michael J. McCarver met with Peoples’ financial advisers to discuss the possible structure of an acquisition and other factors concerning the proposed transaction.

On February 5, 2004, E. Robinson McGraw met with Jack C. Johnson and Frank J. Cianciola and proposed a purchase price of $36.37 per share of Renasant stock based upon its due diligence review. Subject to the Renasant Board’s approval and the negotiation of a definitive agreement, Frank J. Cianciola and Jack C. Johnson accepted the offer, and a stock exchange ratio of 1.117015 was agreed upon based upon the offer of $36.37 per share of Renasant stock and the closing price of Peoples common stock as of January 27, 2004 of $32.56 per share.

The parties negotiated the terms of a definitive agreement from February 5 to February 17, 2004. During this time, Renasant conferred with its legal and financial advisers regarding the terms of the transaction. Renasant conducted due diligence on Peoples and Peoples concluded its due diligence on Renasant and Renasant Bank during this time.

On February 13, 2004, the Board of Directors of Renasant met and considered the form of the definitive agreement, discussing the pricing terms as well as the few outstanding issues to finalize the definitive agreement. The Board of Directors also reviewed and considered the opinion of Alex

Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) that the merger consideration to be received by Renasant shareholders was fair from a financial point of view. The Board of Directors established a committee to resolve the outstanding issues and finalize the negotiations. Directors Johnson, Cianciola, and Bobango were appointed to the committee. Subject to the revisions deemed necessary by the appointed committee to resolve the remaining outstanding issues, the Board of Directors unanimously approved the definitive agreement and recommended that the definitive agreement be approved by Renasant’s shareholders.

The committee of the Board of Directors finalized the outstanding issues on February 17, 2004 and the definitive agreement between Renasant and Peoples was executed on that date.

Renasant’s Reasons for the Merger; Recommendation of the Board

The Renasant Board of Directors believes that the terms of the merger are fair to, and in the best interest of, Renasant and its shareholders and unanimously recommends that Renasant’s shareholders vote FOR approval of the merger and the merger agreement. In reaching its determination that the merger and merger agreement are fair to, and in the best interest of, Renasant and its shareholders, the Renasant Board of Directors consulted with its legal and financial advisers, as well as with Renasant and Renasant Bank management, and considered a number of factors, including, without limitation, the following:

•	the consideration to be received by Renasant’s shareholders in the merger, the premium over the market price represented by the merger consideration, and the opinion of Sheshunoff that the consideration to be received by Renasant’s shareholders as a result of the merger is fair from a financial point of view;

•	the fact that, immediately following the merger, Renasant Bank would continue to operate under its existing name and management team;

•	the Board’s familiarity with and review of Renasant’s business, financial condition, results of operations, and prospects, including, without limitation, its potential growth and profitability and the general business risks of continued operation as a separate entity;

•	information concerning the business, financial condition, and results of operations of Peoples, including the recent performance of Peoples common stock and the historical financial data of Peoples;

•	the Board’s belief that the terms of the merger agreement are attractive in that the merger agreement allows Renasant shareholders to elect to convert an illiquid asset into cash or into shares of an institution with publicly traded stock, whose capital base is strong and which has a history of paying dividends;

•	the expectation that the merger will generally be a tax-free transaction to the extent Renasant’s shareholders receive shares of Peoples common stock;

•	the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in the market area of Renasant Bank; and

•	the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee and contiguous states and the effect of such combinations on competitive conditions in the market area of Renasant Bank.

In view of the wide variety of factors considered by the Board, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

FOR THE REASONS SET FORTH ABOVE, THE RENASANT BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT THE RENASANT STOCKHOLDERS VOTE FOR

THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE PLAN OF

MERGER AND THE MERGER.

Peoples’ Reasons for the Merger

On February 17, 2004, the Peoples board of directors approved the merger agreement, the merger and the other transactions contemplated by those agreements. In connection with its approval of the merger, the board of directors recognized that:

•	the merger will expand Peoples’ business into the high-growth Memphis, Tennessee region;

•	the merger will increase Peoples’ core deposit base by $186 million, an important funding source; and

•	the merger is expected to be initially dilutive to Peoples’ earnings per share in 2004 and accretive in 2006 based on a generally accepted accounting principles basis.

The Peoples board of directors also considered the following risks associated with the merger in connection with its deliberations of the proposed transaction:

•	the challenges of integrating Renasant’s businesses, operations and workforce with those of Peoples;

•	the increased exposure to the Memphis, Tennessee market; and

•	whether or not Peoples would be able to retain key management of Renasant.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but, rather, includes all principal factors considered by the board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Alex Sheshunoff & Co. Investment Banking, LP

On February 2, 2004, Renasant retained Alex Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”) to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the shareholders of Renasant. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The Board of Directors of Renasant retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. The Board selected Sheshunoff based on its familiarity with the firm arising from its engagement of Sheshunoff in June 2003 to consult with the Board of Directors as to an appropriate price as of June 30, 2003 for the common stock of Renasant for the Board of Directors to use as a benchmark in determining the price at which to issue and redeem shares of Renasant common stock from time to time.

On February 17, 2004, Sheshunoff rendered its written opinion to Renasant’s board of directors that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Renasant. Sheshunoff did not advise Renasant in connection with the proposed merger. The type and amount of consideration and the terms and conditions of the merger were negotiated directly by and between Peoples and Renasant.

The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed and matters considered is attached as Annex C to this joint proxy statement/prospectus. No limitations were placed on Sheshunoff’s review. The shareholders of Renasant are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the Board of Directors of Renasant and does not constitute a recommendation to any shareholder of Renasant as to how such shareholder should vote at Renasant’s special meeting.

In connection with the fairness opinion, Sheshunoff:

1.	Reviewed the merger agreement;

2.	Reviewed certain publicly available financial statements and other information about Peoples;

3.	Reviewed internal financial statements, operating data, and financial forecasts for Renasant;

4.	Conducted conversations with executive management of Renasant regarding recent and projected financial performance;

5.	Analyzed the present value of the after-tax cash flows Renasant could produce on an independent basis through the year 2008, based on assumptions provided by management;

6.	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Sheshunoff deemed to be relevant;

7.	Compared the historical stock price data and trading volume of Peoples common stock with that of certain other comparable publicly traded companies;

8.	Compared certain financial characteristics and performance measures of Peoples with that of certain other comparable publicly traded companies; and

9.	Compared the historical stock price performance of Peoples common stock with that of selected indices Sheshunoff deemed relevant.

In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by Renasant were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Renasant, and did not independently verify the validity of such assumptions.

Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Renasant or Peoples nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Renasant or Peoples. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of February 13, 2004.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of Renasant, Peoples, or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of Renasant or Peoples. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the Board of Directors or the management of Renasant with respect to the value of Renasant or Peoples or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The following discussion contains financial information concerning Renasant and Peoples as of December 31, 2003 and market information as of February 13, 2004.

For the purposes of the following analyses, Sheshunoff utilized a value of the merger consideration of $36.37 per share and assumed Peoples’ ten-day average stock price was $32.00 per share. The merger consideration may have a higher or lower value depending on Peoples’ stock price at the time of the merger.

Renasant Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Renasant could produce on a stand-alone basis through the year 2008, under various circumstances, assuming that it performed in accordance with the projections provided by Renasant management.

Sheshunoff estimated the terminal value for Renasant at the end of 2008 by capitalizing the final period projected earnings using a discount rate that is the quotient of (i) the assumed annual long-term growth rate of the earnings of Renasant of 5% plus one and (ii) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (i) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal values using discount rates ranging from 12% to

14%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Renasant and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $14.55 to $19.49 as shown in the table below compared to the merger consideration of $36.37.

	DISCOUNT RATE
	14.0%	13.0%	12.0%
Seller Present Value (in millions)	$24,000	$27,547	$32,147
Seller Present Value (per share)	$14.55	$16.70	$19.49

Analysis of Selected Transactions: Sheshunoff performed an analysis of premiums paid in selected recently completed acquisitions of banking organizations with comparable characteristics to the merger. Two sets of comparable transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of transactions for banks in metropolitan areas in the Southeast Region (as defined by SNL Financial) of the United States for which pricing data were available. These comparable transactions consisted of eighteen mergers and acquisitions of banks with assets between $100 million and $300 million that were announced between January 1, 2003 and February 13, 2004. The analysis yielded multiples of the purchase prices in these transactions relative to:

1.	Tangible book value ranging from 0.81 times to 4.8 times with an average of 2.6 times and a median of 2.6 times compared with the multiples implied in the merger of 3.3 times December 31, 2003 tangible book value for Renasant;

2.	Last twelve months earnings ranging from 9.8 times to 41.7 times with an average of 26.4 times and a median of 26.5 times compared with the multiples implied in the merger of 43.2 times last twelve months earnings as of December 31, 2003 for Renasant;

3.	Total assets ranging between 10.2% and 33.7% with an average of 22.0% and a median of 20.5% compared with the multiples implied in the merger of 25.1% of December 31, 2003 total assets for Renasant; and

4.	Total deposits ranging from 11.8% to 41.2% with an average of 26.2% and a median of 25.1% compared with the multiples implied in the merger of 30.5% of deposits as of December 31, 2003 for Renasant.

The second set of comparable transactions consisted of banks in the United States with asset size and characteristics similar to Renasant for which pricing data were available. These comparable transactions consisted of thirty-four mergers and acquisitions of banks in the United States with total assets between $100 million and $300 million that were announced between July 1, 2003 and February 13, 2004. The analysis yielded multiples of the purchase prices in these transactions relative to:

1.	Tangible book value ranging from 0.8 times to 4.8 times with an average of 2.5 times and a median of 2.5 times compared with the multiples implied in the merger of 3.3 times December 31, 2003 tangible book value for Renasant;

2.	Last twelve months earnings ranging from 9.8 times to 42.1 times with an average of 25.1 times and a median of 23.7 times compared with the multiples implied in the merger of 43.2 times last twelve months earnings as of December 31, 2003 for Renasant;

3.	Total assets ranging between 10.2% and 33.7% with an average of 20.3% and a median of 19.8% compared with the multiples implied in the merger of 25.1% of December 31, 2003 total assets for Renasant; and

4.	Total deposits ranging from 11.8% to 41.2% with an average of 24.4% and a median of 23.3% compared with the multiples implied in the merger of 30.5% of deposits as of December 31, 2003 for Renasant.

Contribution Analysis: Sheshunoff reviewed the relative contributions of Renasant and Peoples to the combined company based on the December 31, 2003 financial data. Sheshunoff compared the pro forma ownership interests of Renasant and Peoples of 9.7% and 90.3%, respectively, to: (i) total assets of 13.8% and 86.2%, respectively; (ii) total loans of 16.7% and 83.3%, respectively; (iii) total deposits of 14.1% and 85.9%, respectively; (iv) total equity of 11.1% and 88.9%, respectively; (v) net interest income of 11.9% and 88.1%, respectively; (vi) non-interest income of 2.4% and 97.6%, respectively; (vii) non-interest expense of 9.2% and 90.8%, respectively; and (viii) earnings of 5.7% and 94.3%, respectively. The cash consideration paid by Peoples to Renasant shareholders reduced the equity position of Renasant shareholders in the combined company relative to their proportional contribution of the other criteria compared. The effect of the cash consideration paid was to increase the proportional ownership by Peoples’ shareholders of the criteria compared.

Comparable Company Analysis: Sheshunoff compared the operating and market results of Peoples to the results of other publicly traded companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic location of the banks was the Southeast Region of the United States (as defined by SNL Financial). Within the selected region, Peoples was compared to companies with total assets between $1 billion and $2 billion (“Peoples Peer Group”). The data for the following tables are based on information provided by SNL Financial. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry calculations or to the calculations by Peoples in its financial statements.

	Peoples	Peoples Peer Group Mean
Net Interest Margin	4.23%	4.22%
Efficiency Ratio	62.8%	62.9%
Return on Average Assets	1.33%	1.22%
Return on Average Equity	13.41%	13.26%
Equity to Asset Ratio	9.72%	9.35%
Tangible Equity to Tangible Asset Ratio	9.40%	7.81%
Ratio of Non-performing Assets to Total Assets	0.45%	0.64%
Ratio of Non-performing Loans to Total Loans	0.54%	0.64%
Ratio of Loan Loss Reserves to Loans	1.53%	1.37%
Ratio of Loan Loss Reserves to Non-performing Assets	206%	192%

Generally, Peoples’ performance as measured by its net interest margin, efficiency ratio, and return on average equity were similar to the Peoples Peer Group Mean. Peoples’ return on average assets was somewhat higher than the Peoples Peer Group Mean. Its capital levels were similar as shown in the equity to asset ratio and its tangible equity to tangible assets ratio was higher. Peoples’ asset quality, as measured by its ratio of non-performing assets to total assets and its ratio of non-performing loans to total loans, was better than the Peoples Peer Group Mean. Its coverage of non-performing assets as shown by the ratio of loan loss reserves to non-performing assets was better.

The companies’ market results based on market data as of December 31, 2003 are shown in the following table.

	Peoples		Peoples Peer Group Mean
Market Price as a Multiple of Stated Book Value	1.97	x	1.69	x
Market Price as a Multiple of Stated Tangible Book Value	2.04	x	2.02	x
Price as a Multiple of LTM Earnings	15.1	x	14.1	x
Dividend Yield per Share	2.42%		3.50%
Dividend Payout per Share	34.4%		39.1%

Peoples’ market price as a multiple of stated book value was higher than its peer group and its price to stated tangible book was similar to the comparable peer group multiple. Its price to earnings multiple as shown in the price as a multiple of last twelve months earnings through December 31, 2003 was slightly above the comparable ratio for the Peoples Peer Group. Peoples’ dividend yield and dividend payout were below the respective measures for its peer group.

Sheshunoff compared selected stock market results of Peoples to the publicly available corresponding data of other composites that Sheshunoff deemed to be relevant, including (i) the NASDAQ Bank Stock index, (ii) the SNL index of banks in the Southeastern Region of the U.S. (as defined by SNL Financial, L.C.), and (iii) the S&P 500. Peoples’ common stock price has performed better than the selected indices for the period from January 1, 2002 through February 13, 2004.

No company or transaction used in the comparable company and comparable transaction analyses is identical to Renasant, Peoples, or Peoples Merger Corporation as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Renasant and Peoples and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to an engagement letter dated February 2, 2004 between Renasant and Sheshunoff, Renasant agreed to pay Sheshunoff a professional fee of $30,000. In addition, Renasant agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Renasant also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability. Sheshunoff has no other material contacts with Renasant, except that Renasant entered into an agreement with Alex Sheshunoff Management Services, L.P., an affiliate of Sheshunoff (“Management Services”), pursuant to which Management Services agreed to review the terms of all outstanding loans of Renasant in amounts of at least $500,000. This engagement began in February, 2004 and was completed in March, 2004.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any Renasant shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Renasant.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Renasant pursuant to the merger is fair to the Renasant shareholders, from a financial point of view.

Material United States Federal Income Tax Consequences

The following discussion is a summary of certain United States federal income tax consequences of the merger to a holder of shares of Renasant common stock who holds the shares as capital assets (referred to in this discussion as a “Holder”). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is for general information only and may not be applicable with respect to Holders subject to special treatment under the Internal Revenue Code (including, but not limited to, financial institutions, tax-exempt organizations, mutual funds, insurance companies, S corporations or other pass-through entities, dealers in securities or foreign currency, Holders who exercise dissenters’ rights, foreign Holders, Holders who acquired shares of Renasant common stock pursuant to the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans, traders in securities who elect the mark-to-market method of accounting for their securities holdings, Holders subject to the alternative minimum tax, Holders who have a functional currency other than the U.S. dollar, or Holders who hold Renasant common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction). In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

Based on representations provided by Renasant and Peoples and on certain customary factual assumptions, all of which must continue to be accurate in all material respects as of the closing date of the merger, it is the opinion of Phelps Dunbar LLP, counsel to Peoples, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	a Holder will not recognize gain or loss if the Holder exchanges Renasant common stock solely for Peoples common stock, except to the extent of any cash received in lieu of a fractional share;

•	where a Holder exchanges Renasant common stock solely for cash in the merger, such cash will be treated as having been received by such holder as a distribution in redemption of such Holder’s Renasant common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code;

•	a Holder will recognize gain (but not loss) if the Holder exchanges Renasant common stock for a combination of Peoples common stock and cash, and the Holder’s gain will be equal to the lesser of:

(1) the excess, if any, of:

(a) the sum of the cash (excluding any cash received in lieu of a fractional share of Peoples common stock) and the fair market value of the Peoples common stock received (including any fractional share of Peoples common stock which is deemed to be distributed in the merger and then redeemed by Peoples), over

(b) the Holder’s tax basis in Renasant common stock, or

(2) the amount of cash received;

•	a Holder’s tax basis in the Peoples common stock received in the merger will equal the Holder’s tax basis in the Renasant common stock surrendered (less the tax basis allocable to any fractional share which is deemed to be distributed in the merger and then redeemed by Peoples), increased by (i) the amount treated as a dividend and (ii) the amount of gain to the Holder which was recognized on such exchange (not including any portion of such gain which was treated as a dividend), and decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share interest);

•	a Holder’s holding period for the Peoples common stock received in the merger will include the holding period for the shares of Renasant common stock surrendered, provided that the Renasant common stock was held as a capital asset at the time of the merger; and

•	the receipt of cash in lieu of fractional shares of Peoples common stock will be treated as if the fractional shares were distributed in the merger and then redeemed by Peoples. Generally, these cash payments will be treated as having been received as distributions in full payment in exchange for the shares considered redeemed.

If a Holder acquired different blocks of Renasant common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Renasant common stock, and the cash and Peoples common stock received will be allocated pro rata to each block of stock. In addition, a Holder’s basis and holding period in the Peoples common stock received in the merger will be determined separately with reference to each block of Renasant common stock.

Taxation of Capital Gain. Subject to the discussion under “Possible Treatment of Gain as a Dividend” set forth below, gain or loss recognized in connection with the merger will constitute long-term capital gain or loss if a Holder’s holding period in the Renasant common stock is greater than one year as of the date of the merger. If a Holder is not a corporation, this long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

Possible Treatment of Gain as a Dividend. In general, in determining whether the gain recognized in the merger will be treated as capital gain or dividend income, a Holder (other than a Holder who exchanges Renasant common stock solely for cash) will be treated as if it first exchanged all of the Holder’s shares of Renasant common stock solely for Peoples common stock and then Peoples immediately redeemed a portion of that Peoples common stock in exchange for the cash that the Holder actually received. Gain recognized in this deemed redemption of Peoples common stock will result in capital gain if there is a “meaningful reduction” in the Holder’s deemed percentage stock ownership in Peoples. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.” Accordingly, in most circumstances, gain recognized by a Holder that exchanges its shares of Renasant common stock for a combination of Peoples common stock and cash will be capital gain. Each Holder that may be subject to these rules should consult its tax advisor.

Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of Peoples common stock will be treated as received in redemption of the fractional share. Generally, a Holder of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Holder’s shares of Renasant common stock allocable to the fractional share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Holder’s shares of Renasant common stock was greater than one year as of the date of the exchange.

Backup Withholding. Unless a Holder complies with certain reporting or certification procedures or is an “exempt recipient” (i.e., in general, corporations and certain other entities), the Holder may be subject to a backup withholding tax of 28% with respect to any cash payments received pursuant to the merger. A foreign shareholder should consult its tax advisor with respect to the application of withholding rules to any cash payments received by it pursuant to the merger.

Reporting Requirements. If a Holder receives Peoples common stock as a result of the merger, such Holder will be required to retain records pertaining to the merger and will be required to file with such Holder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Each Renasant stockholder is urged to consult his or her own tax advisor with respect to the federal, state, local and foreign tax consequences of the merger.

Accounting Treatment

Peoples will account for the merger as a purchase transaction under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Renasant will be recorded, as of completion of the merger, at their respective fair values and added to those of Peoples. Financial statements and reported results of operations of Peoples issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Renasant.

Regulatory and Third-Party Approvals

Under the merger agreement, Peoples and Renasant have agreed to use their best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from any governmental authority necessary to complete and make effective the merger and other transactions contemplated by the merger agreement. The required regulatory approvals include approvals of federal and state agencies as described below. All other applications and notices have been filed, or are in the process of being filed.

Federal Bank Regulatory Approvals. The merger is subject to the prior approval of the Federal Reserve Board (the “Federal Reserve”) under Sections 3(a)(1) and 3(a)(3) of the Bank Holding Company Act (the “BHC Act”), and related federal regulations. In reviewing an application for such approvals under the BHC Act, the Federal Reserve is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of Peoples, including its subsidiaries, and of Renasant, and the effect of the proposed transaction on those resources;

•	management expertise;

•	internal-control and risk-management systems;

•	the capital of Peoples; and

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Peoples and Renasant in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve is also required to ensure that the proposed transaction would not violate Tennessee law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Tennessee community reinvestment laws and any Tennessee antitrust statutes

State Bank Regulatory Approvals. Peoples or its subsidiaries have filed or will file applications or notices with the Tennessee Commissioner of Financial Institutions for approval of the merger. The standards that are required to be considered by this state bank regulatory authority are similar to those described above with regard to the Federal Reserve.

Other Regulatory Approvals. In connection with or as a result of the merger, Peoples or Renasant may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both companies may be subject.

If the approval of the merger by any of the authorities mentioned above is subject to compliance with certain conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the merger. The parties believe that the proposed merger is compatible with such regulatory requirements.

While Peoples and Renasant believe that they will receive the requisite regulatory approvals for the merger, there can be no assurance regarding the timing of the approvals or the ability of the companies to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals or otherwise. There can likewise be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger. See “The Merger Agreement — Conditions to the Completion of the Merger” on pages 61 through 63.

Peoples is not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

Third-Party Approvals. The merger is conditioned upon the receipt of all consents and approvals of third parties with respect to certain agreements, such as real property leases, unless the failure to obtain any such consent or approval would not reasonably be expected to have a material adverse effect on Peoples or Renasant. Pursuant to the merger agreement, Renasant and Peoples have agreed to use their best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the completion of the merger.

Dissenters’ Rights

THIS DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS’ RIGHTS UNDER THE TBCA AND IS QUALIFIED IN FULL BY THE FULL TEXT OF CHAPTER 23 OF THE TBCA, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN CHAPTER 23 AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF RENASANT COMMON STOCK AS TO WHICH DISSENTERS’ RIGHTS ARE ASSERTED.

Holders of Renasant common stock are entitled to appraisal rights under Chapter 23 of the TBCA. Under the TBCA, record holders of Renasant common stock who continuously hold such shares through the closing date of the merger, who follow the procedures set forth in Chapter 23 and who do not vote in favor of the merger agreement will be entitled to receive payment of the “fair value” of their shares of Renasant common stock as determined by Renasant. In the event that such record holder believes Renasant’s payment is less than the fair value of the shares, such holder has the right to have the fair value of the shares determined by a Tennessee court, which will include a fair rate of interest, if any, as determined by the court. “Fair value” is exclusive of any element of value arising from the accomplishment or expectation of the merger. The holders are, in such circumstances, entitled to dissenters’ rights because they hold stock of constituent corporations to the merger, and may be required by the merger agreement to accept merger consideration in the form of cash consideration.

A person having a beneficial interest in shares of Renasant common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the dissenters’ rights provided under Chapter 23.

Under Chapter 23, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Renasant special meeting, the notice of such special meeting must state that shareholders are or may be entitled to assert dissenters’ rights under Chapter 23, and be accompanied by a copy of Chapter 23. This proxy statement/prospectus constitutes the required notice to the record holders of shares of Renasant common stock, and a copy of Chapter 23 is attached to this proxy statement/prospectus as Annex D. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of dissenters’ rights under the TBCA.

A holder of shares of Renasant common stock wishing to exercise his or her dissenters’ rights must take both of the following actions. The holder must deliver to Renasant, before the vote on the merger agreement at the Renasant special meeting is taken, a written notice that reasonably informs Renasant of the identity of the record holder and the record holder’s intent to demand payment of the fair value of the record holder’s Renasant common stock if the merger is effected. The holder also must not vote in favor of the adoption of the merger agreement or the approval of the merger. A proxy or vote against the merger shall not constitute a demand. In addition, mere failure to execute and return a Form of Election to the exchange agent does not constitute a demand. All notices and written demands for payment should be delivered to Renasant at Renasant Bancshares, Inc., 2177 Germantown Road South, Germantown, Tennessee 38138, Attention: Secretary. A HOLDER OF RECORD WHO DOES NOT DELIVER NOTICE TO RENASANT BEFORE THE SPECIAL SHAREHOLDERS MEETING IS NOT ENTITLED TO PAYMENT FOR HIS OR HER SHARES PURSUANT TO CHAPTER 23. INSTEAD, SUCH HOLDER WILL BE DEEMED TO HAVE ELECTED TO RECEIVE CASH FOR 45% OF THE SHARES OF RENASANT COMMON STOCK HE OR SHE OWNS AND SHARES OF PEOPLES COMMON STOCK FOR 55% OF THE SHARES OF RENASANT COMMON STOCK HE OR SHE OWNS.

A holder of shares of Renasant common stock wishing to exercise his or her dissenters’ rights must hold his or her shares of record on the date the written demand for appraisal is made and must hold his or her shares continuously through the closing date of the merger. Accordingly, a record holder of shares of Renasant common stock who is the record holder of Renasant common stock on the date the written demand for payment is made, but who after such date transfers such stock prior to the completion of the merger, will lose any right to payment in respect of such shares.

Only a holder of record of shares of Renasant common stock is entitled to assert dissenters’ rights for the shares of Renasant common stock registered in that holder’s name. A demand for payment should be executed by or on behalf of the holder of record, fully and correctly, as such holder’s name appears on such holder’s stock certificates. If the shares of Renasant common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares of Renasant common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for payment on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A holder of record may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if the holder of record dissents with respect to all shares beneficially owned by any one person and notifies Renasant in writing of the name and address of each person on whose behalf the holder of record asserts dissenters’ rights.

If the merger and the merger agreement are approved at the special meeting, within 10 days after such special meeting, Renasant (or Peoples Merger Corporation, in the event the merger has been completed before this notice is sent) must send a notice of the approval and effectiveness of the merger to each person who has properly asserted dissenters’ rights under Chapter 23 and has not voted in favor of or consented to the merger. The notice must:

•	state where a payment demand must be sent and where and when certificates for shares of Renasant common stock must be deposited;

•	provide a form for demanding payment that requires any person asserting dissenters’ rights to certify that he or she acquired beneficial ownership of his or her shares of Renasant common stock before February 17, 2004, the date when the principal terms of the merger were publicly announced;

•	set a date by which Renasant (or Peoples Merger Corporation, if the merger will be completed by the date to be set) must receive the demand for payment from the holder of record, which date must be within 60 days of the date of the notice; and

•	contain a copy of Renasant’s charter.

A holder of record sent the notice described in the paragraph above must demand payment, certify that he or she was the beneficial owner of shares before February 17, 2004 and deposit his or her certificates for shares of Renasant stock in accordance with the notice. A holder taking such action does not lose any other of his or her rights as a holder of shares of Renasant common stock until those rights are cancelled pursuant to the merger agreement. In the event that the merger is not consummated with 60 days after the date set for demanding payment and depositing share certificates, Renasant will return the share certificates. A HOLDER OF RECORD WHO DOES NOT COMPLY WITH THE TERMS OF THE NOTICE FROM RENASANT (OR PEOPLES MERGER CORPORATION) IS NOT ENTITLED TO PAYMENT FOR HIS OR HER SHARES PURSUANT TO CHAPTER 23. INSTEAD, SUCH HOLDER WILL BE DEEMED TO HAVE ELECTED TO RECEIVE CASH FOR 45% OF THE SHARES OF RENASANT COMMON STOCK HE OR SHE OWNS AND SHARES OF PEOPLES COMMON STOCK FOR 55% OF THE SHARES OF RENASANT COMMON STOCK HE OR SHE OWNS. A demand for payment may not be withdrawn without Renasant’s (or Peoples Merger Corporation’s, if the merger has been completed) consent.

Under Chapter 23, after receipt of a demand for payment or the effectuation of the merger, whichever is later, Peoples Merger Corporation (on behalf of Renasant, since the merger will have been effected) must pay each holder of record who properly complied with the requirements of the notice from Renasant the fair value of such holder’s shares, with interest accrued from the date of the approval of the merger. The payment, when made, must be accompanied by:

•	Renasant’s balance sheet, income statement and a statement of changes in shareholder’s equity, each as of December 31, 2003, together with the latest available interim financial statements;

•	a statement of Peoples Merger Corporation’s estimate of the fair value of a share of its common stock;

•	an explanation as to how interest was calculated;

•	a statement that a holder dissatisfied with his or her payment may seek a judicial determination of the fair value of his or her shares in accordance with Chapter 23; and

•	a copy of Chapter 23, if not previously delivered to such shareholder.

If a holder of shares of Renasant common stock did not own his or her shares on February 17, 2004, Renasant (or Peoples Merger Corporation, if the merger has been completed) may refuse to make any payments pursuant to Chapter 23. If payment is refused, Renasant (or Peoples Merger Corporation) may still pay a holder of record who did not own his or her shares on February 17, 2004 yet wishes to exercise his or her dissenters’ rights the fair value of such persons shares, with accrued interest, provided that such holder accepts such payment in full satisfaction of his or her demand for payment.

A holder of record who has exercised his or her dissenters’ rights may notify Peoples Merger Corporation (rather than Renasant, since the merger will have been completed) in writing of his or her own estimate of the fair value for his or her shares of Renasant common stock and the amount of interest due and demand payment of any amounts above what Peoples Merger Corporation has paid already under any of the following circumstances:

•	a holder of record who has exercised his or her dissenters’ rights believes that the amount paid by Peoples Merger Corporation is less than the actual fair value of his or her shares or that the interest is incorrectly calculated;

•	Peoples Merger Corporation fails to pay the holder of record within 60 days after the date by which a holder of record must demand payment; or

•	the merger is not consummated and Renasant fails to return the holder’s stock certificates

A holder of record waives this right to be paid his or her own estimate of fair value if Peoples Merger Corporation is not notified of such demand within 30 days after Peoples Merger Corporation has paid, or offered to pay, such holder of record.

If the holder of record’s demand for payment of his or her own estimate of fair value plus interest has not been settled within 60 days after receiving a demand for payment, Peoples Merger Corporation (rather than Renasant, since the merger will have been completed) must bring a proceeding in a court of record having equity jurisdiction in Shelby County, Tennessee to determine the fair value of the holder of record’s shares of Renasant common stock. If Peoples Merger Corporation fails to bring such proceeding at all or within the required time period, it must pay the holder’s demand for payment. All holders of record whose demands have not been settled must be parties to the proceeding and served with a copy of the petition.

The court hearing the case has exclusive and plenary jurisdiction. It may appoint one or more persons to receive evidence regarding the fair value of shares of Renasant common stock and to recommend a decision on fair value to the court. A holder of record party to such proceeding has the same discovery rights as parties in other civil proceedings. Each holder of record party to such proceeding is entitled to judgment in the amount, if any, that the court finds such holder’s estimate of fair value plus accrued interest exceeds the amount paid by Renasant. The judgment may be the fair value plus accrued interest of the shares of Renasant common stock owned by a holder of record who became a beneficial owner after February 17, 2004 and whom Renasant (or Peoples Merger Corporation) determined to withhold payment as described above.

The court shall determine all costs of the proceeding, including compensation and expenses of persons appointed by the court to receive evidence. Peoples Merger Corporation shall pay the costs of the proceeding, except that the court may assess costs against all or some of the holders of record party to the proceeding to the extent the court finds such individuals acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess legal and expert fees against either Peoples Merger Corporation or the holders or record. If the court finds that the legal fees of one attorney were substantially beneficial to all holders of record party to the suit, but that Peoples Merger Corporation should not pay the attorneys’ fees, the court may have these fees paid out of the amount awarded to all holders of record who benefited.

Interests of Certain Persons in the Merger

Certain members of Renasant’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders of Renasant. The Renasant board was aware of these interests and considered them, among other matters, in approving the merger agreement.

On the closing date, Peoples and Renasant Bank will enter into an employment agreement with Francis J. Cianciola, the Chief Executive Officer of Renasant, pursuant to which Frank J. Cianciola will serve as President and Chief Executive Officer of Renasant Bank for a period commencing on the closing date and terminating five years after the closing date. Frank J. Cianciola will receive an annual salary of $210,000, plus a bonus potential in accordance with Peoples’ policies and employee benefits.

On the closing date, Peoples and Renasant Bank will enter into an employment agreement with Michael J. McCarver, the Chief Financial Officer of Renasant Bank, pursuant to which Michael J. McCarver will serve as Executive Vice President of Renasant Bank for a period commencing on the closing date and terminating two years after the closing date. Michael J. McCarver will receive an annual salary of $106,000, plus a bonus potential in accordance with Peoples’ policies and employee benefits.

On the closing date, Peoples and Renasant Bank will enter into an employment agreement with Donald E. Russell, an Executive Vice President of Renasant Bank, pursuant to which Donald E. Russell will serve as Executive Vice President of Renasant Bank for a period commencing on the closing date and terminating two years after the closing date. Donald E. Russell will receive an annual salary of $116,000, plus a bonus potential in accordance with Peoples’ policies and employee benefits.

Frank J. Cianciola and Jack C. Johnson have each entered into an agreement with Renasant requiring a cash payment by Renasant upon a change of control of Renasant. Renasant has agreed to pay Frank J. Cianciola $500,000 and Jack C. Johnson $250,000 in the event of a change of control of Renasant.

Peoples has also entered into agreements, in the form attached to this proxy statement/prospectus as Annex B-1, with the non-employee directors of Renasant. Under these agreements, Peoples has agreed that for a period of two years after the closing date Peoples will cause such directors to be appointed to the board of directors of Renasant Bank. These agreements also provide that Peoples will pay such directors the fees in accordance with the policy of Renasant Bank on directors’ fees in place on the closing date. As of the date of this proxy statement, John A. Bobango, a director of Renasant, has taken a temporary leave of absence from the Renasant Board of Directors. Peoples will fulfill its obligations under the agreement with John A. Bobango at such time as he resumes his services as a director of Renasant.

Peoples and the directors and officers of Renasant who hold warrants to purchase Renasant common stock will have entered into an agreement regarding these warrants prior to the closing date. Peoples has offered to purchase such warrants for an amount equal to the number of shares of Renasant common stock specified in such warrant multiplied by $36.37, less the aggregate exercise price for all shares of Renasant common stock specified in such warrant. The purchase price for the warrants will be paid entirely in cash. Any warrants not sold to Peoples will be amended such that each warrant will entitle the holder to purchase shares of Peoples common stock equal to the number of shares of Renasant common stock that the warrant allowed the holder to purchase multiplied by 1.117015. The exercise price will be an amount equal to the exercise price specified in the warrant divided by 1.117015.

The merger agreement provides that for a period of 6 years following the closing date of the merger Peoples will indemnify and hold harmless from liability those current or former directors and officers of Renasant or Renasant Bank who sign an agreement with Peoples. The indemnification applies to acts or omissions occurring at or prior to the closing date of the merger. Peoples will provide indemnification to the same extent as such directors or officers would be indemnified under the articles of incorporation or bylaws of Peoples as if they were directors or officers of Peoples. Peoples’ liability for indemnification payments is limited to a total of $2,000,000. Peoples has also agreed to use reasonable efforts to obtain for a period of six years after the closing date of the merger policies of directors’ and officers’ liability insurance for directors and officers of Renasant specified in the merger agreement. The insurance policies must cover acts or omissions occurring prior to the closing date of the merger. The policies must be on terms and in amounts no less favorable than those in effect on the date of the merger agreement. However, neither Peoples nor Peoples Merger Corporation are required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage as currently held by Renasant but in such case shall purchase as much coverage as reasonably practicable for such amount.

Restrictions on Resales by Affiliates

The shares of Peoples common stock to be issued to Renasant stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of Renasant as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Renasant must be one permitted by the resale provisions of Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Peoples, or Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the Renasant directors and certain executive officers of Renasant as well as to certain other related individuals or entities.

THE MERGER AGREEMENT

General

The Peoples board of directors and the Renasant board of directors have each unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. This section of the proxy statement/prospectus describes material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the related plan of merger, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/prospectus. We urge you to read the merger agreement and the related plan of merger carefully and in their entirety.

Form of the Merger

If the holders of Renasant common stock adopt and approve the merger agreement and the merger and if all other conditions to the merger are satisfied or waived, Renasant will be merged into Peoples Merger Corporation, a wholly owned subsidiary of Peoples. After the merger, Peoples Merger Corporation will be the surviving corporation and will continue its corporate existence under Tennessee law as a wholly owned subsidiary of Peoples.

Timing of Closing

The closing of the merger will take place on the fifth business day, or such later date as the parties mutually agree, following the receipt of all necessary approvals and consents of all governmental entities, the expiration of all statutory waiting periods and the satisfaction or waiver of the conditions to the merger set forth in the merger agreement. Articles of Merger will be filed with the office of the Tennessee Secretary of State, as required under the corporation laws of Tennessee. The Articles of Merger will establish the closing date of the merger, which shall be no later than the day following the closing.

Merger Consideration

At the closing date of the merger, each share of Renasant common stock, except for treasury shares, shares held by Peoples or any of the subsidiaries of Peoples or Renasant (other than in a fiduciary capacity) and any dissenting shares, shall be converted into the right to receive either:

•	cash in an amount equal to $36.37, without interest;

•	1.117015 shares of Peoples common stock; or

•	the cash consideration described above for 45% of the holder’s shares of Renasant common stock and the stock consideration described above for 55% of the holder’s shares of Renasant common stock.

Subject to the redesignation and adjustment procedures set forth in the merger agreement and described below, each holder of record of shares of Renasant common stock, except for treasury shares, shares held by Peoples or any of the subsidiaries of Peoples or Renasant (other than those held in a fiduciary capacity) and any dissenting shareholders, will be entitled to elect to receive either the cash consideration described above, the stock consideration described above, or the cash consideration for 45% of the holder’s shares of Renasant common stock and the stock consideration for 55% of the holder’s shares of Renasant common stock.

No fractional shares of Peoples common stock will be issued in connection with the merger. Instead, Peoples will make a cash payment without interest to each Renasant stockholder who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Peoples common stock otherwise issuable to such stockholder by the average closing price of one share of Peoples common stock for the ten trading days immediately preceding the last trading day immediately prior to the closing date of the merger as reported by the American Stock Exchange.

Election and Election Procedures

A form of election on which Renasant stockholders elect to receive cash, Peoples common stock or a combination of cash and Peoples common stock accompanies this proxy statement/prospectus. After the date of the mailing of this proxy statement/prospectus, Peoples and Renasant will each use their reasonable efforts to mail the form of election to all persons who become holders of record of Renasant common stock during the period between the record date of the special meeting and the date that is seven business days prior to the closing date of the merger and to otherwise make the form of election available to all persons who become holders of record of Renasant common stock between seven business days and four business days before the closing date of the merger.

To be effective, a form of election must be properly completed, signed and submitted (by mail, fax or other delivery) to Registrar and Transfer Company, the exchange agent, by the close of business on the third business day prior to the closing date of the merger. All elections will be irrevocable. Holders of record of shares of Renasant common stock who hold such shares in a representative capacity (for example, as a nominee or a trustee) may submit multiple forms of election, provided that such nominee or representative certifies that each form of election covers all of the shares of Renasant common stock held for a particular beneficial owner by the nominee or representative.

Peoples will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. The decision of Peoples or the exchange agent in such matters will be conclusive and binding. Neither Peoples nor the exchange agent will be under any obligation to notify any person of any defect in a form of election.

If a Renasant stockholder does not submit a form of election to the exchange agent by 5:00 p.m., eastern time, on the third business day immediately prior to the closing date of the merger or if Peoples or the exchange agent determines that an election by a holder of Renasant common stock was not properly made, then such holder will be deemed to have elected to receive cash consideration for 45% of such holder’s shares of Renasant common stock and stock consideration for the remaining 55% of such holder’s shares.

Neither the Renasant board of directors nor its financial advisor makes any recommendation as to whether stockholders should elect to receive the cash consideration or the stock consideration in the merger, or a combination of the two. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “The Merger — Material United States Federal Income Tax Consequences”.

Redesignation Procedures

Under the merger agreement, the number of shares of Renasant common stock to be converted into the right to receive cash must not be less than 45% or more than 50% of the total number of shares of Renasant common stock outstanding immediately prior to the closing date of the merger, excluding treasury shares and shares held by Peoples or any of the subsidiaries of Peoples or Renasant (other than in a fiduciary capacity). If, after the results of the forms of election are calculated, the number of shares of Renasant common stock to be converted into cash exceeds this 50% threshold, the exchange agent will determine the number of shares convertible into cash that must be redesignated as shares convertible into Peoples common stock in order not to exceed the 50% threshold. After such determination, all holders who have elected to receive solely cash in exchange for their Renasant common stock shall, on a pro rata basis, have such number of their shares redesignated as shares convertible into Peoples common stock so that the total number of shares of Renasant common stock to be converted into the right to receive cash will not be greater than 50% of the outstanding shares of Renasant common stock immediately prior to the closing date of the merger.

Notwithstanding the foregoing, no redesignation will be effected for a holder who has made a cash election but, as a result of such redesignation, would receive fewer than 10 shares of Peoples common stock in exchange for all of such holder’s shares of Renasant common stock, unless such redesignation is necessary for the merger to qualify as a tax-free reorganization as discussed below.

The number of shares of Renasant common stock to be converted into the right to receive shares of Peoples common stock may be not less than 50% or more than 55% of the number of shares of Renasant common stock outstanding immediately prior to the closing date of the merger, excluding treasury shares and shares held by Peoples or any of the subsidiaries of Peoples or Renasant (other than in a fiduciary capacity). If, after the results of the forms of election are calculated, the number of shares of Renasant common stock to be converted into shares of Peoples common stock exceeds this 55% threshold, the exchange agent will determine the number of shares convertible into shares of Peoples common stock that must be redesignated as shares convertible into cash in order not to exceed the 55% threshold. After such determination, all holders who have elected to receive solely Peoples common stock in exchange for their Renasant common stock will, on a pro rata basis, have a portion of their shares redesignated as shares convertible into shares of Peoples common stock so that the total number of shares of Renasant common stock to be converted into the right to receive shares of Peoples common stock will not be greater than 55% of the outstanding shares of Renasant common stock immediately prior to the closing date of the merger.

Holders who have elected to receive a combination of cash consideration with respect to 45% of their shares of Renasant common stock and stock consideration with respect to the remaining 55% of their shares of Renasant common stock will not be subject to the redesignation procedures described above but will be subject to the adjustment procedures described below if such adjustment is necessary for the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

Adjustment Procedures

Renasant and Peoples intend that the merger qualify as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock received in exchange for shares of Renasant common stock. To qualify, the merger must satisfy the continuity of interest requirement set forth in Treasury Regulation Section 1.368-1(e). To satisfy this requirement, the merger agreement requires that the total value of the shares of Peoples common stock to be delivered to holders of shares of Renasant common stock as part of their merger consideration be at least 40% of the total value of Renasant. If, after the exchange agent completes the redesignation procedures described above (to the extent any redesignation procedures are necessary), Peoples determines after good faith consultations with its tax counsel that the value of the Peoples common stock to be delivered as part of the merger consideration does not meet this 40% threshold, then Peoples may undertake the adjustment procedures. Under these procedures, Peoples shall increase the number of shares of Peoples common stock into which each share of Renasant common stock is convertible and decrease the cash to be paid for each share of Renasant common stock to the extent necessary to meet the 40% threshold. If the adjustment necessary to meet the 40% threshold requires Peoples to issue more than 85,000 additional shares of common stock, then the adjustment shall be at Peoples’ option and not mandatory. Any increase in the number of shares of Peoples common stock to be received for each share of Renasant common stock and any decrease in the total amount of cash to be paid for each share of Renasant common stock will be done such that the reduction in the amount of cash to be paid as part of the merger consideration is equal to the increase in the value of the shares of Peoples common stock to be delivered as part of the merger consideration. Peoples will notify Renasant of any required adjustments promptly and in no event later than one business day prior to the closing date of the merger.

After the redesignation and adjustment procedures (if any) are completed, all cash election shares and 45% of the shares of Renasant common stock which are subject to combination elections will be converted into the right to receive the cash consideration, and all stock election shares and 55% of the shares of Renasant common stock that are subject to combination elections will be converted into the right to receive the stock consideration. Certificates previously evidencing shares of Renasant Common Stock will, upon surrender, be exchanged, as applicable, for the cash consideration or for certificates evidencing the stock consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate. Cash will be paid for any fractional shares as described above. See “The Merger — Procedures for Exchanging Renasant Common Stock Certificates”.

Each share of Renasant common stock held in the treasury of Renasant and each share of Renasant common stock owned by Peoples or any subsidiary of Peoples or Renasant, other than in a fiduciary capacity, immediately prior to the closing date of the merger will be canceled and extinguished without any conversion thereof. No payment will be made with respect to such shares.

Holders of shares of Renasant common stock who elect to exercise the dissenters’ rights provided for in Chapter 23 of the TBCA will not have their shares converted into the right to receive merger consideration. In the event that a holder’s dissenters’ rights are lost or withdrawn, such holder will be deemed to have elected to receive a combination of cash consideration with respect to 45% of his or her shares of Renasant common stock and stock consideration with respect to the remaining 55% of his or her shares of Renasant common stock

Procedures for Exchanging Renasant Common Stock Certificates

Promptly after the closing date of the merger, the exchange agent will provide appropriate stock certificate transmittal materials to the holders of Renasant common stock. The transmittal materials will contain instructions for use in effecting the surrender to the exchange agent of Renasant common stock certificates in exchange for the merger consideration. After the closing date of the merger, each holder of shares of Renasant common stock issued and outstanding immediately prior to the closing date, other than dissenting shares, shall surrender for cancellation the certificate or certificates representing such shares to the exchange agent, together with a letter of transmittal duly executed and completed, in accordance with the instructions contained in the transmittal materials, and any other documents reasonably required by the exchange agent or Peoples. Each certificate for Renasant common stock shall be duly completed and endorsed as the exchange agent may require. Until you surrender your certificate or certificates representing your shares of Renasant common stock, Peoples will not be obligated to deliver the merger consideration to you.

If you surrender your stock certificates after the closing date of the merger, promptly upon surrender of your Renasant stock certificates and any other documents reasonably required by the exchange agent or Peoples, Peoples will deliver to you the merger consideration, consisting, as applicable, of Peoples common stock certificates, together with all withheld dividends or other distributions, but without interest thereon, and any cash payments due, including any cash payment for a fractional share, without interest. After the closing date of the merger, each certificate representing your outstanding shares of Renasant common stock immediately prior to the closing date of the merger will be deemed for all corporate purposes, other than the payment of dividends and other distributions to which you may be entitled as a former Renasant stockholder, to evidence only your right to receive the merger consideration in exchange for each such share.

Six months after the closing date of the merger, any merger consideration held by the exchange agent that remains undistributed to the former stockholders of Renasant will be delivered to Peoples upon demand. Any former Renasant stockholder who has not already complied with the surrender and exchange procedures at such time may look only to Peoples for payment of his or her claims for cash, Peoples common stock or any dividends or distributions with respect to Peoples common stock, all without any interest thereon.

From and after the closing date, the holders of certificates of Renasant common stock shall not have any rights with respect to such shares represented by such certificates. All rights to receive the merger consideration shall be deemed to have been paid or issued in full satisfaction of all rights pertaining to such shares of Renasant common stock. After the closing date, there shall be no further registration or transfers of shares of Renasant common stock.

In the event of any lost, stolen or destroyed certificates of Renasant common stock, you must make an affidavit of that fact and, if required by Peoples or the exchange agent, post a bond in such amount as either Peoples or the exchange agent reasonably direct as indemnity against any claim that may be made with respect to such certificates claimed to be lost, stolen or destroyed. Upon receipt of such affidavit and the posting of any bond required, the exchange agent will issue the merger consideration with respect to such lost, stolen or destroyed certificates.

If any merger consideration is to be issued or paid in the name of a person other than the person in whose name the Renasant common stock certificate being surrendered is registered, one condition to the payment and issuance of such merger consideration is that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer. Another condition will be that the person requesting the exchange pay or establish the prior payment or inapplicability of any transfer and other taxes required by reason of the payment of the merger consideration in the name of a person other than the registered holder of the Renasant common stock certificate. Peoples or the exchange agent shall have the right to deduct and withhold from the merger consideration such amounts as Peoples or the exchange agent are required to deduct and withhold under any federal, state, local or foreign tax law with respect to the making of such payment. Any amounts withheld shall be treated as having been paid to the holder of shares of Renasant common stock in respect of whom such deduction and withholding was made.

If you receive shares of Peoples common stock as a result of the merger, you will have the right to vote after the closing date at any meeting of Peoples shareholders, according to the number of shares of Peoples common stock you received, regardless of whether you have exchanged your certificates for shares of Renasant common stock. You will also have the right to receive any dividends declared on Peoples’ common stock, but such dividends will not be paid until stock certificates are physically exchanged.

Dissenting Shares

No share of Renasant common stock as to which the holder exercised his dissenters’ rights as provided in Chapter 23 of the TBCA shall be converted into the right to receive the merger consideration. Peoples will direct all negotiations and proceedings with respect to any demands for payment of fair value according to the provisions of Chapter 23. Renasant will not, without the prior written consent of Peoples, make any payments or settle or otherwise negotiate with a holder who has exercised his dissenters’ rights. If any holder withdraws or loses (through failure to perfect or otherwise) his or her right to payment, such holder will be deemed to have made a combination election and will receive the merger consideration according to such election. See “The Merger – Dissenters’ Rights” discussed above.

Assumption of Renasant Stock Options

On the closing date of the merger, Peoples will assume the Stock Option Plan for Renasant Bancshares, Inc. and all of Renasant’s obligations under this plan. After the closing date, each stock option granting such holder the right to purchase shares of Renasant common stock shall entitle the holder to purchase a number of shares of Peoples common stock equal to the number of shares of Renasant common stock specified in such stock option, multiplied by 1.117015. The exercise price will be equal to the quotient of the exercise price specified in the option to purchase Renasant common stock divided by 1.117015.

Any restriction on the exercise of any such Renasant stock option will continue in full force and effect, and the term and other provisions of such Renasant stock option will otherwise remain unchanged. However, each Renasant stock option assumed by Peoples will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, recapitalization or other similar transaction subsequent to the closing date of the merger.

Eligibility to receive stock option grants following the closing date of the merger with respect to Peoples common stock will be determined by Peoples in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

Treatment of Renasant Warrants

Prior to the closing date of the merger, Peoples shall cause each holder of a warrant to purchase shares of Renasant common stock to execute and deliver an agreement pursuant to which such holder may sell to Peoples, effective as of the closing date of the merger, such warrant to purchase shares of Renasant common stock. The purchase price for the warrant will be an amount equal to the number of shares of Renasant common stock specified in such warrant multiplied by $36.37, less the aggregate exercise price for all shares of Renasant common stock specified in such warrant, and subject to any required withholding taxes. Pursuant to the agreement, if the holder of the warrant does not sell such warrant to Peoples, the warrant will be amended so that from and after the closing date of the merger the warrant shall entitle the holder of such warrant to purchase a number of shares of Peoples common stock equal to the number of shares of Renasant common stock specified in the warrant multiplied by 1.117015, at an exercise price equal to the quotient of the exercise price specified in such warrant divided by 1.117015.

If a warrant holder elects to sell his or her warrant to Peoples, such holder must represent that he or she is an “accredited investor” as defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended.

Representations and Warranties

Renasant has made a number of representations and warranties in the merger agreement, the material aspects of which are described below. These descriptions are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1:

•	Renasant is a corporation duly organized and validly existing under the laws of Tennessee and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Renasant has the power and authority, and has obtained all licenses and qualifications, to own or lease its property and assets and to carry on its business. Renasant Bank is the only subsidiary of Renasant, is also duly organized and validly existing under the laws of Tennessee, and has the power and authority, and has obtained all licenses and qualifications, to own or lease its property and assets and to carry on its business.

•	The authorized capital stock of Renasant as of the date of the merger agreement consists of 2,000,000 shares of common stock (of which 1,429,697 are issued and outstanding) and 1,000,000 shares of preferred stock, none of which are issued or outstanding. Options to purchase 99,980 shares of Renasant common stock and warrants to purchase 120,000 shares of Renasant common stock are the only outstanding agreements or other commitments relating to the transfer, purchase or issuance of any of the capital stock of Renasant.

•	Renasant has full power and authority to consummate the transactions called for by the merger agreement. Assuming all necessary consents and approvals are obtained, the consummation of the merger agreement will not violate any law, regulation or other governmental or judicial enactment or order or the terms of any agreement to which Renasant or Renasant Bank is a party.

•	No takeover laws apply to the transactions contemplated by the merger agreement.

•	The consolidated financial statements and associated materials of Renasant delivered to Peoples fairly present the financial condition of Renasant and were prepared in accordance with generally accepted accounting principles. Renasant has no obligations or liabilities material to Renasant or Renasant Bank taken as a whole which were not reflected in the financial statements or incurred since December 31, 2003 in the ordinary course of business consistent with past practices.

•	There have not been any material adverse changes in the business, operations, prospects, assets or financial condition of Renasant and Renasant Bank taken as a whole since December 31, 2003.

•	There are no legal proceedings pending or threatened against Renasant or Renasant Bank.

•	Renasant and Renasant Bank have filed all tax returns and other information required to be filed with respect to any taxes of any kind and have paid all taxes due, other than those which are being contested in good faith and have not been finally determined. Proper reserves for all taxes have been established by Renasant and Renasant Bank. No audits or similar proceedings are presently pending. No tax liens exist except for those liens for taxes not yet due and payable.

•	All employee benefit plans of Renasant have been operated in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code, and all regulations, rulings and announcements promulgated under either statute. There are no pending or threatened claims, administrative proceedings or litigation relating to any employee benefit plans. All contributions to such plans have been timely made and reflected on Renasant’s financial statements. There are no obligations to provide health and life benefits to terminated employees except for Frank J. Cianciola and Don Russell, or as required by law, and, other than as disclosed to Peoples, there have been no amendments or other changes to employee benefits plans that would increase the expense incurred in maintaining such plan above the level incurred in 2003.

•	All banking-related reports required to be filed with state or federal authorities have been filed, and such reports have been made available to Peoples.

•	None of the information provided to Peoples in connection with this proxy statement/prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

•	The deposit accounts of Renasant Bank are insured to the maximum extent permitted by federal law. All required premiums and assessments have been paid.

•	Renasant and Renasant Bank have disclosed to Peoples, to the extent of their existence at all, all contracts relating to the borrowing of money, employment and consulting agreements, agreements with labor unions, agreements requiring payments to a director, officer or employee of Renasant or Renasant Bank in connection with this merger, agreements limiting Renasant or Renasant Bank’s ability to carry on its business, any agreement or order with the Federal Reserve Board or any other regulatory agency, any joint venture or other profit-sharing agreement, or any other material agreement. Renasant and Renasant Bank are not in default, or will be in default after a lapse of time or the receipt of notice, of any of the above-listed agreements. All such agreements are enforceable.

•	All real and personal property owned or leased by Renasant and Renasant Bank is in adequate condition and sufficient for each to carry on its business. The business operations and the properties and assets of Renasant and Renasant Bank are adequately insured in the judgment of Renasant.

•	Neither Renasant nor Renasant Bank, nor any of the properties owned by either, have been or are in violation of any environmental law.

•	The allowance for loan losses maintained by Renasant is adequate to provide for anticipated losses. Other real estate is properly reflected on the balance sheet of Renasant.

•	Except as disclosed to Peoples, there have been no transactions with “affiliates,” as such term is defined under Rule 405 of the Securities Act of 1933, as amended.

•	Renasant and Renasant Bank’s internal accounting controls are sufficient to provide reasonable assurances that transactions are executed and recorded in accordance with management’s authorizations and that access to assets is granted only in accordance with management’s authorizations.

•	All interest rate swaps and other risk management arrangements were entered into in accordance with prudent business practices and with financially responsible parties, and each such arrangement is the legally binding obligation of Renasant or Renasant Bank.

•	All of the loans of Renasant and Renasant Bank are validly documented and were made in the ordinary course of business, the security for such loans is properly perfected, and no collateral has been released unless approved by Renasant or Renasant Bank. The terms of all loans are in compliance with applicable laws and such loans are enforceable against the obligors.

•	None of the investments reflected on the balance sheets of Renasant are subject to any restrictions that materially impair the ability of Renasant or Renasant Bank to dispose of such investment.

•	Neither Renasant nor Renasant Bank has taken any action which would prevent the merger from qualifying as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock received in exchange for shares of Renasant common stock or would impede the receipt of any consent or approval required. No stock of Renasant or Renasant Bank has been redeemed, no dividends declared out of the ordinary course or other actions taken which would prevent Peoples from acquiring substantially all of Renasant’s assets.

•	Renasant and Renasant Bank have disclosed to Peoples all of their respective intellectual property, and have the right to use all intellectual property used in their business. The conduct of the business of Renasant and Renasant Bank does not violate any intellectual property owned by any third party, and no third party is violating Renasant or Renasant Bank’s intellectual property rights.

•	Renasant Bank is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended, and received an “Outstanding” rating as of its most recent evaluation.

•	Neither Renasant nor Renasant Bank is currently in any discussions with any third party regarding a takeover by such third party of either Renasant or Renasant Bank.

•	No unlawful gifts or payments have been made by Renasant, Renasant Bank or any director, officer, employee or agent of either.

•	Renasant operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case as defined under Treasury Regulation Section 1.368-1(d).

Peoples has made a number of representations and warranties in the merger agreement, the material aspects of which are described below. These descriptions are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1:

•	Peoples is a corporation duly organized and validly existing under the laws of Mississippi and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Peoples has the power and authority, and has obtained all licenses and qualifications, to own or lease its property and assets and to carry on its business.

•	Peoples Merger Corporation is a corporation duly organized and validly existing under the laws of Tennessee and has the power and authority to conduct its business as it is now being conducted. Peoples Merger Corporation was formed solely for the purpose of engaging in the merger and has not engaged in any business activity.

•	Peoples and Peoples Merger Corporation have full power and authority to consummate the transactions called for by the merger agreement. Assuming all necessary consents and approvals are obtained, the consummation of the merger agreement will not violate any law, regulation or other governmental or judicial enactment or order or the terms of any agreement to which Peoples or Peoples Merger Corporation is a party.

•	The consolidated financial statements and associated materials of Peoples delivered to Renasant fairly present the financial condition of Peoples and were prepared in accordance with generally accepted accounting principles. Peoples has no obligations or liabilities material to Peoples or Peoples Merger Corporation taken as a whole which were not reflected in the financial statements or incurred since September 30, 2003 in the ordinary course of business consistent with past practices.

•	There have not been any material adverse changes in the business, operations, prospects, assets or financial condition of Peoples or any of its subsidiaries taken as a whole since September 30, 2003.

•	There are no material legal proceedings pending or threatened against Peoples or any of its subsidiaries.

•	None of the information relating to Peoples in connection with this proxy statement/prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

•	The deposit accounts of Peoples Bank are insured to the maximum extent permitted by federal law, and all premiums and assessments required thereunder have been paid.

•	Peoples Bank is “well capitalized” as such term is defined by Federal Deposit Insurance Corporation Regulations, and Peoples is “well capitalized” as such term is defined by Federal Reserve Board regulations. Peoples has sources of capital and financing, and a sufficient number of shares, to pay the merger consideration and any other amounts and to effect the transactions contemplated by the merger agreement.

•	Peoples has made available to Renasant all reports or other documents filed by Peoples under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, since January 1, 2002. All such reports and other documents comply with applicable federal rules.

Certain Covenants and Agreements

Renasant and Peoples have each entered into certain covenants and agreements relating to their respective actions prior to the consummation of the merger.

General. In addition to the covenants and agreements described in more detail below, the following covenants and agreements are applicable to Renasant and Renasant Bank (these descriptions are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1):

•	Until the closing date, Renasant and Renasant Bank shall conduct their respective businesses in the ordinary course and consistent with past practices and prudent banking practices.

•	Until the closing date of the merger, and except as approved by Peoples in writing, Renasant shall not, and shall not permit Renasant Bank to:

•	change any provision of the Charter or other governing instrument or Bylaws of Renasant or Renasant Bank;

•	except for the issuance of the common stock pursuant to the present terms of the outstanding options and the outstanding warrants, change the number of shares of its authorized or issued stock, issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

•	declare, set aside or pay any dividend or other distribution on the stock of Renasant or Renasant Bank;

•	grant any severance or termination pay (other than pursuant to binding contracts in effect on the date hereof and disclosed to Peoples), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants, or award any increase in compensation or benefits to any such person;

•	enter into or modify any employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related to an employee benefit plan, in respect of any of its directors, officers, employees or consultants, other than any change that is required by law or is necessary or advisable to maintain the tax-qualified status of any tax-qualified plan, or make any contributions to any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice or plan terms;

•	sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business, or acquire (other than to realize upon collateral for a defaulted loan) any business or entity;

•	make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement or to maintain existing assets in good repair or as disclosed to Peoples;

•	file any applications or make any contract with respect to branching or site location;

•	make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of methods of reporting income and deductions for federal income tax purposes, except as required by law or regulation;

•	change its banking policies in any respect except as may be required by law or regulation;

•	make, change or revoke any material tax election, amend any material return or settle or compromise any material liability for taxes;

•	engage in any transaction with any person controlling, controlled by or under common control with Renasant or Renasant Bank, except as disclosed to Peoples;

•	enter into any leveraged arbitrage programs or take any other action for purposes of hedging exposure to changes in market rates of interest;

•	originate or acquire any loans or other extensions of credit except for originations in accordance with existing lending policies and any current lending commitments outstanding;

•	knowingly take, or fail to take, any action that would adversely affect or delay the ability of any party to perform its covenants and agreements under the merger agreement, to obtain any necessary approvals, consents or waivers of any governmental entity (or that would cause any of the approvals, consents or waivers to contain conditions or restrictions that would materially impair the value of the transaction) or to consummate the merger;

•	knowingly take, or fail to take, any action that would result in any of its representations and warranties described above not being true and correct in any material respect on the closing date of the merger;

•	merge in any manner or consolidate with any other corporation or bank;

•	knowingly fail to comply with any laws, regulations, ordinances or governmental actions applicable to Renasant or Renasant Bank in a manner adverse to such business; or

•	agree to do any of the foregoing.

Peoples has also agreed that until the closing date of the merger, Peoples shall not, and shall not permit any of its subsidiaries to:

•	fail to conduct its business in the ordinary course consistent with past practices and prudent banking practices or fail to maintain any properties, leases, employees and advantageous business relationships, except as would not have a material adverse effect on the ability of Peoples and Peoples Merger Corporation to comply with the merger agreement;

•	knowingly take any action that would adversely affect or delay the ability of Peoples or Peoples Merger Corporation to perform their respective covenants and agreements under the merger agreement, to obtain any necessary approvals, consents or waivers of any governmental entity (or that would cause any of the approvals, consents or waivers to contain conditions or restrictions that would materially impair the value of the transaction) or to consummate the merger;

•	knowingly take, or fail to take, any action that would result in any of its representations and warranties not being true and correct in any material respect; or

•	agree to do any of the foregoing.

The descriptions of the foregoing covenants of Peoples are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1.

No Solicitation. Renasant has agreed that, until the earlier of the closing date of the merger or the date of termination of the merger agreement, neither Renasant nor Renasant Bank, nor any of their respective officers, directors, agents, representatives or affiliates, including any investment banker, attorney, financial advisor, accountant or other representative retained by Renasant or Renasant Bank, will solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group concerning any “acquisition transaction.” An “acquisition transaction” is defined in the merger agreement to mean an offer or proposal by a person or entity other than Peoples for (i) a merger, tender offer, recapitalization or consolidation, or similar transaction, involving Renasant or Renasant Bank, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of Renasant or Renasant Bank, (iii) a purchase or other acquisition of beneficial ownership of securities representing 20% or more of the voting power of Renasant, or (iv) any substantially similar transaction.

The merger agreement does not prevent Renasant, or its board of directors, from, prior to the approval of the merger by the stockholders of Renasant:

•	providing information in response to a request by a person who has made an unsolicited bona fide written proposal to engage in any acquisition transaction, after receipt from such person of an executed confidentiality agreement;

•	engaging in any negotiations or discussions with a person who has made an unsolicited bona fide written proposal to engage in an acquisition transaction (an “acquisition proposal”);

•	failing to recommend, or withdrawing its recommendation of, the merger agreement and the merger and/or failing to hold the special meeting to consider this agreement; or

•	recommending an acquisition proposal to the stockholders of Renasant.

The board of directors of Renasant, however, may only undertake any of the foregoing actions after the board of directors has determined in good faith after consultation with outside legal counsel or its financial advisers, as appropriate, that (i) such action would be required in order for the directors to fulfill their fiduciary duties under applicable law and (ii) such acquisition proposal both is likely to be consummated, taking into account all aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to Renasant’s stockholders from a financial point of view than the merger. Any proposal complying with (i) and (ii) is a “superior proposal” under the merger agreement.

Renasant must communicate in writing to Peoples the terms of any proposal it receives to engage in an acquisition transaction no more than 48 hours after receipt. Within 10 days of delivery, Peoples has the right to match or better any superior proposal delivered to it. If Peoples notifies Renasant that it will match or better the superior proposal, the merger agreement and the plan of merger must be amended to reflect the matched or bettered terms within two days of Peoples’ decision to so match or better the superior proposal. Upon such amendment, Renasant may not terminate the merger agreement and must notify the party making the superior proposal that such proposal has been matched or bettered and that the merger agreement has been amended to reflect this fact. After such amendment to the merger agreement, Renasant must, and must cause Renasant Bank and its representatives to, cease and terminate all discussions and negotiations regarding the superior proposal. New proposals from the third party may be made, and Peoples retains the same rights regarding such other proposals. If eleven days after Renasant has determined that the acquisition proposal is a superior proposal Peoples has not notified Renasant of its decision to match or better the superior proposal, Renasant may proceed with the superior proposal.

Board Recommendation. Except to the extent as it would cause the directors on Renasant’s board of directors to breach their fiduciary duties under applicable law, the board of directors of Renasant, and any committee of the board, shall not

•	withdraw, modify or qualify, or publicly propose to do any of the foregoing, in any manner adverse to Peoples, the approval of the merger agreement and the plan of merger or its recommendation to stockholders of the approval of the merger agreement and plan of merger, or take any action or make any statement in connection with the special meeting inconsistent with such approval or its recommendation to the stockholders of Renasant (collectively, a “change in recommendation”);

•	approve or recommend, or publicly propose to do either, any acquisition proposal; or

•	cause Renasant to enter into any letter of intent, agreement in principal or similar agreement related to an acquisition transaction.

A change in recommendation shall also include the failure by Renasant’s board of directors to recommend against an unsolicited bona fide written proposal to engage in an acquisition transaction.

Special Meeting. The merger agreement requires Renasant to call a meeting of its stockholders and to submit the merger agreement and the merger to its stockholders for approval. Subject to the board of directors adherence to its fiduciary duties under applicable law, the board shall recommend to Renasant stockholders the approval of the merger agreement and the plan of merger. Renasant will use its best efforts to obtain such shareholder approval. Renasant is not required to hold the special meeting or recommend the approval of the merger agreement and the plan of merger if the board of directors determines in good faith that holding such special meeting and making the recommendation (or failing to withdraw, modify or change such recommendation) would constitute a breach of its fiduciary duties under applicable law.

Access to Information. The merger agreement requires that, until completion of the merger, each of Renasant and Peoples must keep the other party advised of all material developments relevant to its business and the businesses of its subsidiaries. Each party shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Renasant shall afford to representatives of Peoples access, during normal business hours during the period prior to the closing date of the merger, to all of the properties, books, contracts, commitments and records of Renasant and the Renasant subsidiaries. During such period, Renasant also shall make available all information concerning its businesses as may be reasonably requested. Each of Renasant and Peoples agrees that it will, and will cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all confidential information obtained from the other party. In the event of a termination of the merger agreement, each party will return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by the merger agreement.

Employee Matters. Each employee of Renasant or Renasant Bank who becomes an employee of Peoples or a Peoples subsidiary immediately following the closing date of the merger will be covered by the employee benefits plan of such employee’s employer on substantially the same basis as other employees of the employer performing services in a comparable position. Notwithstanding the foregoing, such employer may

•	continue any of the Renasant benefit plans for transferred employees in lieu of offering participation in the its benefit plans providing similar benefits (e.g., medical and hospitalization benefits);

•	terminate or amend any of Renasant’s benefit plans; or

•	merge any such benefit plans with its own employer benefit plans.

Under any such action, the transferred employees must receive benefits substantially similar to the benefits provided to employees of Peoples generally.

Transferred employees’ service with Renasant or Renasant Bank shall be recognized as service with Peoples or a Peoples subsidiary, as the case may be, for purposes of eligibility to participate and vesting under the benefit plans, policies or arrangements. Peoples has agreed that any preexisting condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to transferred employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Renasant or Renasant Bank on the closing date of the merger and who then change coverage to the Peoples medical or hospitalization indemnity health plan. Nothing shall restrict the ability of Peoples Merger Corporation, or any other Peoples employer, to amend or terminate Renasant employee benefit plans in accordance with their terms. Such amendment or termination must affect all covered employees equally.

As of the closing date of the merger, Peoples shall assume and honor in accordance with their terms all severance agreements existing immediately prior to the closing date between Renasant or Renasant Bank and any officer which have been disclosed to Peoples in the merger agreement.

Following the closing date of the merger, Peoples shall maintain any deferred compensation plan, policy, program or arrangement disclosed to Peoples in the merger agreement, provided that Peoples may determine to continue, amend, or merge or consolidate any such plan, policy, program or arrangement with any similar arrangement sponsored by Peoples. On the closing date, Renasant has agreed to terminate all qualified benefits plans and to distribute amounts under the plans in accordance with and at the times permitted under such benefits plans and under applicable law.

Directors’ and Officers’ Insurance and Indemnification. The merger agreement provides that for a period of 6 years following the closing date of the merger Peoples will indemnify and hold harmless the current and former directors and officers of Renasant and Renasant Bank disclosed to Peoples in the merger agreement, and their heirs, personal representatives and estates. Peoples will indemnify such individuals against, and shall advance or reimburse any and all costs and expenses of, any judgments, interest, fines, damages or other liabilities, or amounts paid in settlement, as such are incurred in connection with any claim, action, suit or proceeding based upon or arising from the indemnified party’s capacity as an officer or director of Renasant or Renasant Bank. The indemnification will be provided to the same extent as such directors or officers would be indemnified under the articles of incorporation or bylaws of Peoples as if they were directors or officers of Peoples.

Peoples will only indemnify such individuals for indemnification claims aggregating $2,000,000 (and Peoples has no responsibility as to how such total sum is allocated among that group). No director or officer will be indemnified by Peoples unless he or she has executed a joinder agreement with Peoples. The joinder agreement grants Peoples the right to participate in or completely assume the defense of such officer or director. The agreement also requires such officer or director to cooperate in the defense of any action for which indemnification is sought. Any amounts owed by Peoples pursuant to its indemnification obligations will be reduced by any amounts that an indemnified party receives from any third party.

Peoples has also agreed to indemnify and hold harmless Renasant, Renasant Bank and each of the directors, officers and controlling persons of either against any losses, claims, damages or liabilities arising under the Securities Act of 1933, as amended. Peoples will indemnify such individuals only insofar as such losses, claims, damages or liabilities arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this proxy statement/prospectus, or in any amendment or supplement, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated or necessary to make the statements in such document not misleading. Peoples will pay or promptly reimburse such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such action or claim. Peoples, however, is not obligated to indemnify such persons with respect to any such loss, claim, damage or liability (or actions in respect of any of the foregoing) which arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this proxy statement/prospectus, or in any amendment or supplement, in reliance upon information furnished to Peoples by Renasant or Renasant Bank for use in this proxy statement/prospectus. Peoples is entitled to participate in the defense of any action. If Peoples assumes the defense with counsel satisfactory to the indemnified party, after notice to the indemnified party of its election to assume the defense, Peoples will not be liable for any legal or other expenses incurred by the indemnified party. The indemnification provided in connection with actions arising under the Securities Act of 1933, as amended, is not subject to the aggregate $2,000,000 limit described above.

The merger agreement also provides that Peoples shall use reasonable efforts to cause Peoples Merger Corporation or Peoples to obtain for a period of six years after the closing date of the merger policies of directors’ and officers’ liability insurance. The policy must cover acts or omissions occurring prior to the closing date of the merger for certain directors and officers of Renasant on terms and in amounts no less favorable than those in effect on the date of the merger agreement. However, neither Peoples nor Peoples Merger Corporation is required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage as currently held by Renasant (which is $8,000,000), but in such case shall purchase as much coverage as reasonably practicable for such amount.

Accounting Policies. As soon as all conditions to the consummation of the merger have been satisfied or waived, and consummation of the transactions contemplated by the merger agreement seems reasonably assured, and in any event prior to the closing date of the merger, Renasant shall, and it shall cause Renasant Bank to, adopt the accounting procedures and policies of Peoples.

Certain Agreements. Renasant has agreed to use its best efforts to cause each “affiliate” of Renasant to agree not to dispose of any shares of Peoples common stock received in the merger except in compliance with the Securities Act of 1933, as amended, and the rules and regulations under such statute. An “affiliate” of Renasant is any person controlling, controlled by or under common control with Renasant. Each director and executive officer of Renasant signed an agreement with Peoples on or prior to the closing date of the merger agreement obligating such person to vote his or her shares of Renasant common stock in favor of the merger agreement and the merger. The agreement signed by the non-employee directors contains two other features. The non-employee director is obligated not to compete with Peoples as provided in the agreement. Peoples also has agreed to have such directors appointed to the board of Peoples Merger Corporation for at least two years following the merger and to pay these directors the fees that they would have earned for serving on the Renasant board. Copies of the form of these agreements are annexed to this proxy statement/prospectus as Annex B-1 and Annex B-2.

Certain Adjustments. If prior to the closing date of the merger, the outstanding shares of Peoples common stock are increased, decreased or changed into a different number of shares by reason of any reorganization, reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event occurs, the merger consideration will be adjusted accordingly to provide to the Renasant common stockholders merger consideration with the same economic value as contemplated by the merger agreement prior to such event.

Conditions to the Completion of the Merger

The respective obligations of the parties under the merger agreement to complete the merger shall be subject to the fulfillment at or prior to the closing date of the following conditions:

•	All necessary regulatory or governmental approvals and consents required to complete the merger shall have been obtained, all conditions required to be satisfied prior to the closing date of the merger by the terms of such approvals and consents shall have been satisfied, and all waiting periods shall have expired.

•	all notices, reports and other filings required to be made with any governmental entity prior to the closing date by Peoples or Renasant or any of their respective subsidiaries shall have been made and become final.

•	Stockholders of Renasant shall have approved the merger agreement and the merger.

•	None of Peoples, Peoples Bank, Renasant or Renasant Bank shall be subject to any governmental or judicial enactment or order which prohibits, restricts or makes illegal completion of the merger.

•	All consents or approvals of all persons other than governmental entities required for consummation of the merger shall have been obtained (unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Renasant or Peoples).

•	This proxy statement/prospectus shall have become effective, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

•	Renasant and its stockholders shall have received an opinion of Phelps Dunbar LLP, satisfactory in form and substance to Peoples and Renasant, stating that if the merger is consummated in accordance with the terms described in this proxy statement/prospectus, (i) it will constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code and (ii) the exchange of Renasant common stock to the extent exchanged for Peoples common stock will not give rise to gain or loss to the stockholders of Renasant with respect to such exchange.

•	The shares of Peoples common stock issuable in the merger shall have been approved for listing on the American Stock Exchange on or before the closing date, subject to official notice of issuance.

The obligations of Peoples and Peoples Merger Corporation under the merger agreement to complete the merger are also subject to the fulfillment, at or prior to the closing date of the merger, of the following conditions (which may be waived by Peoples to the extent permitted by law):

•	Peoples shall have received a certificate from an officer of Renasant that (i) all obligations of Renasant to be performed prior to the closing date of the merger have been performed and complied with in all material respects, and (ii) Renasant’s representations and warranties are true and correct in all respects as of the closing date of the merger as though made at that time (except that those which specifically relate to an earlier date shall be true and correct as of such date), except for any violations or breaches which would not have a material adverse effect on Renasant.

•	All permits, consents, waivers, clearances, approvals and authorizations of all governmental entities or third parties necessary to consummate the merger shall have been obtained, none of which shall contain any terms or conditions which would materially impair the value of Renasant to Peoples.

•	Renasant stockholders who dissent from the merger shall not hold more than 15% of the outstanding shares of Renasant common stock immediately prior to the merger.

•	Two qualified directors of Renasant acceptable to Peoples shall be appointed by Peoples to Peoples board of directors on the closing date.

The obligations of Renasant under the merger agreement to complete the merger are also subject to the fulfillment, at or prior to the closing date of the merger, of the following conditions (any one or more of which may be waived by Renasant to the extent permitted by law):

•	Renasant shall have received a certificate from an officer of Peoples that (i) all obligations of Peoples and Peoples Merger Corporation required to be performed prior to the closing date of the merger have been performed and complied with in all material respects, and (ii) the representations and warranties of Peoples and Peoples Merger Corporation are true and correct in all respects as of the closing date as though made at that time (except that those which specifically relate to an earlier date shall be true and correct as of such date), except for any violations or breaches which would not have a material adverse effect on Peoples.

•	All permits, consents, waivers, clearances, approvals and authorizations of all governmental entities or third parties necessary to consummate the merger shall have been obtained, none of which shall adversely affect the merger consideration.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing date of the merger, whether before or after approval of the merger agreement and the merger by Renasant’s stockholders:

•	by mutual written consent of Peoples and Renasant;

•	by Peoples or Renasant if:

•	(i) the closing date of the merger shall not have occurred on or prior to August 31, 2004, unless delayed because approval by a governmental entity is pending and has not been finally resolved, in which event such date shall be automatically extended to October 31, 2004; or (ii) Renasant’s stockholders do not approve the merger agreement and merger at the special meeting. A party may not terminate the merger agreement if either of the above two events occurs because of that party’s failure to perform or observe its agreements at or before the closing date or such vote, as the case may be;

•	any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, but termination may not occur earlier than 30 days after such denial or withdrawal, unless within such 30-day period a petition for rehearing or an amended application is filed. A party may terminate 30 or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or performs its covenants or agreements;

•	any governmental entity shall have issued a final, non-appealable order prohibiting the completion of the merger;

•	Peoples shall have elected not to make the adjustments necessary in the cash portion and stock portion of the merger consideration so that the merger qualifies as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock to be exchanged for shares of Renasant common stock in the merger; or

•	there has been a breach by the other party of (i) any covenant or undertaking contained in the merger agreement or (ii) any representation or warranty of the other party contained in the merger agreement preventing such party from satisfying a condition to closing in the merger agreement, and such breach has not been cured within thirty days following delivery of written notice of the breach.

•	by Peoples if:

•	Renasant’s board of directors fails to make, or withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, the recommendation in this proxy statement/prospectus that Renasant’s stockholders vote to adopt and approve the merger agreement and the merger;

•	the special meeting to approve the merger agreement and plan of merger is not called or convened by Renasant;

•	Renasant approves or recommends, or publicly proposes to approve or recommend, an acquisition proposal by a third party; or

•	Renasant stockholders dissenting from the merger hold more than 15% of the outstanding shares of Renasant common stock immediately prior to the merger.

•	by Renasant:

•	if the board of directors of Renasant determines in good faith, after consultation with outside counsel, that the failure to terminate the merger agreement and accept an acquisition proposal from a third party would constitute a breach of its fiduciary duties under applicable law;

•	upon the occurrence of both of the following events:

•	An adjustment was made to qualify the merger as a tax-free reorganization for federal income tax purposes with respect to the shares of Peoples common stock received in exchange for shares of Renasant common stock; and

•	(i) the quotient obtained by dividing the “average closing price” (defined below) by the closing price of a share of Peoples common stock on February 23, 2004 is less than (ii) the quotient obtained by dividing the index value for the NASDAQ Bank Index on the “determination date” (as defined below) by such index value on February 23, 2004, less 0.15.

Closing prices are determined on a per share basis. “Average closing price” means the average of the final sales prices of Peoples common stock on each of the 10 consecutive full trading days ending at the close of trading on the determination date. “Determination date” means the later of the date of (i) receipt by Peoples of the consent of the Federal Reserve Board to the merger (disregarding any waiting period) and (ii) the special meeting occurs.

Termination Fee

There are three sets of circumstances under which Renasant may owe Peoples a termination fee. In all cases, the termination fee is $5,000,000.

Under the first set of circumstances, prior to any event allowing either party to terminate the merger agreement, an acquisition proposal must have been publicly announced or otherwise made known to Renasant’s senior management, board of directors or stockholders generally and not have been irrevocably withdrawn more than five business days prior to the special meeting. Next, the merger agreement must have been terminated either (i) by Peoples or Renasant, because Renasant’s stockholders failed to approve the merger agreement and the plan of merger or (ii) by Peoples, because of a willful breach by Renasant of any covenant, undertaking, representation or warranty contained in the merger agreement. In such event, if the acquisition transaction is consummated within 12 months of the termination of the merger agreement, then on the date of such consummation Renasant must pay Peoples a fee equal to $5,000,000 by wire transfer of same-day funds.

Alternatively, if Peoples terminates the merger agreement because Renasant either (i) failed to recommend to its stockholders the approval of the merger agreement and the merger, (ii) effected a change in such recommendation, (iii) failed to call or convene the special meeting, or (iv) approved or recommended, or proposed publicly to do the foregoing, any acquisition transaction, then Renasant is required to pay Peoples $5,000,000 by wire transfer of same-day funds. A termination under these circumstances is not effective until Peoples receives such funds.

Finally, if Renasant terminates the merger agreement because Peoples has not matched or bettered an acquisition proposal and Renasant’s failure to terminate the merger agreement would constitute a breach of the fiduciary duties of its board of directors under applicable law, then Renasant must pay Peoples $5,000,000 by wire transfer of same-day funds. As above, a termination under these circumstances is not effective until Peoples receives such funds. In no event shall Renasant be required to pay the $5,000,000 fee under both these facts and the first set of circumstances.

If Renasant fails promptly to pay termination fee and Peoples sues for such fee and wins a judgment against Renasant, Renasant must also pay to Peoples its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

COMPARISON OF RIGHTS OF STOCKHOLDERS

OF RENASANT AND PEOPLES

This section of the proxy statement/prospectus describes material differences between the current rights of the holders of Renasant common stock and rights those shareholders will have as Peoples shareholders following the merger. The following discussion is intended only to highlight material differences between the rights of corporate shareholders under Mississippi law and Tennessee law generally and specifically with respect to Renasant stockholders and the holders of Peoples common stock pursuant to the respective charters and bylaws of Renasant and Peoples. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the TBCA, the Mississippi Business Corporation Act (the “MBCA”), Peoples’ articles of incorporation, Peoples’ bylaws, Renasant’s charter and Renasant’s bylaws.

The rights of the holders of Renasant common stock are governed by Tennessee law, Renasant’s charter and Renasant’s bylaws. Upon completion of the merger, the rights of the holders of Renasant common stock who become Peoples shareholders as a result of the merger will be governed by Mississippi law and by Peoples’ articles of incorporation and Peoples’ bylaws.

	Peoples	Renasant
Description of common stock	Peoples is authorized to issue 15,000,000 shares of common stock, par value $5.00 per share. Holders of Peoples common stock are entitled to one vote per share.	Renasant is authorized to issue 2,000,000 shares of common stock, par value $1.00 per share. Holders of Renasant common stock are entitled to one vote per share.

Description of preferred stock	Peoples’ articles of incorporation do not contain any provision authorizing preferred stock.	Renasant is authorized to issue 1,000,000 shares of preferred stock. No preferred stock has been issued by Renasant. The board of directors possesses discretion to designate the series of any preferred stock, the number of shares of such

	Peoples	Renasant
series, and the relative rights, preferences and limitations of all shares of preferred stock, including: the annual dividend rate and whether such dividends are cumulative; the terms, conditions and price for any redemption; the liquidation preferences, if any; the voting rights, if any; and conversion rights, if any.

Liability of shareholders	There is no provision in the MBCA regarding the liability of an assignee or transferee of shares or of a person holding shares as collateral security.	Under the TBCA, any person becoming an assignee or transferee of shares or of a subscription for shares in good faith and without knowledge or notice that the full consideration for such shares has not been paid shall not be personally liable for any unpaid portion of such consideration. The transferor shall remain liable for the consideration, whether such assignment or transfer be voluntary or involuntary. No person holding shares in any corporation as collateral security shall be personally liable as a shareholder, but the person pledging such shares shall be considered the holder thereof and shall be so liable. No executor, administrator, guardian, trustee, or other fiduciary shall be personally liable as a shareholder, but the estate and funds in the hands of such executor, administrator, guardian, trustee, or other fiduciary shall be liable.

Voting by Holders of Debt Obligations	The MBCA contains no provisions regarding the grant of voting rights to holders of debt obligations.	A corporation may in its charter confer upon the holders of any bonds, debentures or other debt obligations the power to vote in respect of its corporate affairs and management of the corporation to the extent and in the manner provided in the charter. A corporation may confer upon such holders of bonds, debentures or other debt obligations the same right of inspection of its books, accounts and other records, and also any other rights, which the shareholders of the corporation have. If and to the extent the charter so provides, such holders shall be deemed to be shareholders, and their bonds, debentures or other debt obligations shall be deemed to be shares of stock, for the

	Peoples	Renasant

purpose of any provision which requires the vote of shareholders as a prerequisite to any corporate action. The charter may divest the holders of shares of capital stock, in whole or in part, of their right to vote on any corporate matter whatsoever.

Renasant’s charter currently has no provision granting voting rights to holders of bonds, debentures or other debt obligations.

Voting Agreements	An agreement among the shareholders of a corporation is effective among the shareholders and the corporation even though it is inconsistent with the MBCA in that it (i) eliminates the board of directors or restricts the discretion or powers of the board of directors, (ii) governs the authorization or making of distributions whether or not in proportion to ownership of shares, (iii) establishes who shall be directors or officers of the corporation, or their terms of office or manner of selection or removal, (iv) governs, in general or in regard to specific matters, the exercise or division of voting power by or between the shareholders and directors or by or among any of them, including use of weighted voting rights or director proxies, (v) establishes the terms and conditions of any agreement for the transfer or use of property or the provision of services between the corporation and any shareholder, director, officer or employee of the corporation or among any of them, (vi) transfers to one or more shareholders or other persons all or part of the authority to exercise the corporate powers or to manage the business and affairs of the corporation, (vii) requires dissolution of the corporation at the request of one or more of the shareholders or upon the occurrence of a specified event or contingency, or (viii) otherwise governs the exercise of the corporate powers or the management of the business and affairs of the corporation or the	No written agreement to which all or less than all the shareholders have actually assented, whether embodied in the charter or bylaws or in any agreement in writing signed by all the parties, shall be invalid as between the parties to such agreement on the ground that it is an attempt by the parties to restrict the discretion of the board of directors in its management of the business of the corporation, to treat the corporation as if it were a partnership or to arrange their relationships in a manner that would be appropriate only between partners.

Peoples	Renasant

relationship among the shareholders, the directors and the corporation, or among any of them, and is not contrary to public policy.

Such an agreement shall be set forth in the articles of incorporation or bylaws and approved by all persons who are shareholders at the time of the agreement, or in a written agreement that is signed by all persons who are shareholders at the time of the agreement and is made known to the corporation. The agreement must provide that it is subject to amendment only by all persons who are shareholders at the time of the amendment, unless the agreement provides otherwise. An agreement shall be valid for ten (10) years, unless the agreement provides otherwise.

If at the time of the agreement the corporation has shares outstanding represented by certificates, the corporation shall recall the outstanding certificates and issue substitute certificates that comply with this subsection. The failure to note the existence of the agreement on the certificate or information statement shall not affect the validity of the agreement or any action taken pursuant to it.

A shareholders agreement shall cease to be effective when shares of the corporation are listed on a national securities exchange or regularly traded in a market maintained by one or more members of a national or affiliated securities association.

The existence or performance of a shareholders agreement shall not be a ground for imposing personal liability on any shareholder for the acts or debts of the corporation even if the agreement or its performance treats the corporation as if it were a partnership or results in failure to observe the corporate formalities otherwise applicable to the matters governed by the agreement.

	Peoples	Renasant
Nomination of Directors	The charter of the Nominating Committee of Peoples provides that shareholders may recommend to the nominating committee individuals to be nominated for election to the board of directors. The shareholder must submit such recommendation to the Secretary of Peoples at the address of Peoples’ headquarters. Shareholder recommendations of candidates for election of directors must be submitted to Peoples by the date by which shareholder proposals must be submitted to Peoples for inclusion in its definitive proxy statement. Such recommendations must set forth the name, age, address, occupation, ownership of Peoples common stock, any other information required by the proxy rules under the federal securities laws, and the nominee’s consent to be nominated as a candidate and serve if elected. The Peoples nominating committee will apply the same criteria regarding whether a shareholder-recommended candidate should be accepted as it applies to candidates recommended from other sources.	Neither the charter nor the bylaws of Renasant address the issue of nominations for directors.

Number of directors	The articles of incorporation of Peoples provides that the number of directors of Peoples for each year shall be fixed by resolution adopted by the affirmative vote of a majority of the entire board of directors. The number of directors must be fixed between seven and twenty directors. The number of directors is currently fixed at sixteen.	The bylaws of Renasant provide that the number of directors shall be determined from time to time by resolution of the board of directors. The number of directors is currently fixed at ten.

Classified board of directors	The articles of incorporation of Peoples divides the board of directors into three classes (designated Class 1, Class 2 and Class 3), each class to be equal in number as nearly as possible. Elections of directors are staggered such that only one class of directors is up for election at each year’s annual meeting. Each class of directors serves for a three year term.	The board of directors of Renasant is not classified. All directors must be elected at each year’s annual meeting.

	Peoples	Renasant

Classification of directors makes it more difficult for stockholders to change the composition of the board of directors.

The affirmative vote of at least 80% of all outstanding shares of Peoples common stock is required to alter, amend, repeal or adopt any provision affecting the classification of Peoples’ board of directors.

Election of directors

Because only one class of Peoples directors comes up for election at any year’s annual meeting, at least two annual meetings of shareholders will generally be required to change a majority of the board of directors. If Peoples was confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, the extended time period required to replace a majority of the board of directors would allow the board sufficient time to review the proposal, to review available alternatives to the proposal, and to act in what it believes to be the best interest of Peoples’ shareholders. At the same time, though, a classified board of directors may have the effect of deterring such proposals or make them less likely to succeed, making it more difficult to replace management.

The MBCA provides that shareholders have a right to cumulate their votes for directors for any corporation incorporated prior to July 1, 2002. Peoples was incorporated before such date, and shareholders have the right to cumulate their votes for directors.

Since all of Renasant’s directors are elected at each year’s annual meeting, a majority of the board of directors can be replaced at one annual meeting.

The TBCA provides that shareholders do not have the right to cumulate their votes for directors unless such right is contained in the charter of the corporation. Renasant’s charter is silent regarding cumulative voting, and thus holders of Renasant common stock do not have the right to cumulate their votes for directors.

Indemnification	Under Peoples’ bylaws, any person, his heirs, executors or administrators, may be indemnified by Peoples for reasonable expenses (including judgments and compromise settlements, except as in a derivative suit situation where any judgment in the matter would run in favor of the corporation) actually incurred in	The provisions of the TBCA regarding the indemnification of directors and officers of a corporation are not materially different from the provisions in the MBCA regarding the indemnification of directors and officers, as described with respect to Peoples.

Peoples	Renasant

connection with any action, suit or proceeding, civil or criminal, to which he was made a party by reason of service as a director, officer, or employee of Peoples. No person shall be so indemnified or reimbursed as to any matter as to which he shall finally be adjudged to have been guilty of gross negligence, willful misconduct or criminal acts in the performance of his duty to Peoples. Further, no person shall be so indemnified or reimbursed as to any matter in such action or suit which has been the subject of a compromise settlement except with the approval (i) of a court of competent jurisdiction, or (ii) the holders of record of a majority of the outstanding shares of the corporation, or (iii) a majority of the corporation’s board of directors, excluding members who are parties to the same or substantially the same suit or proceeding.

These rights are not exclusive of other rights to which such person may be entitled under the MBCA. The board of directors of the corporation may, in its discretion, purchase directors’ and officers’ liability insurance coverage to provide, in whole or in part, for such indemnification or reimbursement.

The MBCA empowers Peoples to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (i) he conducted himself in good faith, and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interest, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, or (ii) he engaged in conduct which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by the MBCA.

Renasant’s charter provides that Renasant shall have the power to indemnify any director, officer, employee, agent or any other person serving at the request of Renasant in any capacity with another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the TBCA, as it existed on the date the charter was filed and as it may be amended in the future. Any indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such person.

Peoples	Renasant

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court pursuant to the MBCA, Peoples may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that Peoples shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The MBCA also provides that Peoples may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to Peoples (i) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA and (ii) his written

	Peoples	Renasant

undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director but need not be secured. The undertaking may be accepted without reference to the financial ability of the director to make repayment. A corporation may not indemnify a director as described unless authorized (i) by the board of directors (y) if there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, or (z) if there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with the MBCA, in which authorization directors who do not qualify as disinterested directors may participate, or (ii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

Peoples may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

Limitations on liability of directors	The articles of incorporation and bylaws of Peoples are silent on the subject of the limitation of a director’s liability. The MBCA provides that a director shall not be liable to Peoples or its shareholders for any decision to take or not to take action, or any failure to take any action, as a director, unless the party asserting liability in a proceeding establishes certain information. The party must show that (A) the director was a party to

The charter of Renasant provides that no director of Renasant shall be personally liable to Renasant for monetary damages for breach of fiduciary duty as a director, to the fullest extent provided under Tennessee law, existing now or in the future.

Under the TBCA, a director is not liable for any action taken as a director, or any failure to take any action, if the director

	Peoples	Renasant
	or had a direct or indirect financial interest in a transaction and the transaction was not approved in accordance with the MBCA and (B) the challenged conduct consisted or was the result of: (i) action not in good faith, (ii) a decision which the director did not reasonably believe to be in the best interests of Peoples or as to which the director was not informed to an extent the director reasonably believed appropriate in the circumstances, (iii) a lack of objectivity due to the director’s familial, financial or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct which relationship or which domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to Peoples, and after a reasonable expectation to such effect has been established, the director shall not have established that the challenged conduct was reasonably believed by the director to be in the best interests of the corporation, (iv) a sustained failure of the director to be informed about the business and affairs of Peoples, or other material failure of the director to discharge the oversight function, or (v) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with Peoples and its shareholders that is actionable under applicable law.	performed the duties of the office in compliance with the following provisions. A director shall discharge all duties as a director, including duties as a member of a committee, (i) in good faith, (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and (iii) in a manner the director reasonably believes to be in the best interest of the corporation. In discharging such duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (i) one or more officers or employees of Renasant (or Renasant Bank) whom the director reasonably believes to be reliable and competent in the matters presented, (ii) legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person’s professional or expert competence, or (iii) a committee of the board of directors of which the director is not a member, if the director reasonably believes the committee merits confidence. A director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted unwarranted.

Business combination restrictions	Peoples’ articles of incorporation contain a “fair price” provision. This provision is designed to deter an unfriendly acquisition. The provision provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of all voting stock of Peoples and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by stockholders other than the “controlling party” shall be	The TBCA’s Investor Protection Act does not apply to Renasant because Renasant is a bank holding company. The TBCA’s Business Combination Act does not apply to Renasant because Renasant does not have any shares of stock registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The TBCA’s Control Share Acquisition Act does not apply to Renasant because neither Renasant’s

	Peoples	Renasant

required for the approval or authorization of any merger, consolidation, sale, exchange or lease of all of the assets or of assets having a fair market or book value of 25 percent or more of the total assets of Peoples. These provisions only apply if such transaction involves a controlling party. A “controlling party” is a shareholder owning or controlling 20 percent or more of Peoples’ voting stock at the time of the proposed transaction. These voting requirements are not applicable in such transactions in which (i) the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of Peoples retained by its existing shareholders in such a transaction where Peoples is the surviving entity) per share by holders of Peoples common stock in such transaction is not less than the highest per share price (with appropriate adjustments for stock splits, recapitalizations and the like) paid by the controlling party in the acquisition of any of its holdings of Peoples common stock in the three years preceding the announcement of the proposed transaction or (ii) the transaction is approved by a majority of the entire board of directors. The affirmative vote of not less than 80% of the outstanding common stock of Peoples is required to amend or appeal this fair price provision.

The MBCA also contains laws relating to business combinations, the Shareholder Protection Act and the Control Share Act. Neither of these laws applies to Peoples because Peoples is a bank holding company.

charter nor its bylaws contain an express declaration that control share acquisitions respecting the shares of Renasant are governed by and subject to the provisions of the Control Share Acquisition Act. The TBCA’s Greenmail Act does not apply to Renasant because Renasant does not have any shares of stock registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Vote on extraordinary corporate transactions	Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of Peoples’ assets or the dissolution of Peoples is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction.	Under the TBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of Renasant’s assets or the dissolution of Renasant must be approved by a majority of all of the outstanding shares of Renasant common stock.

	Peoples	Renasant
Dissenters’ or appraisal rights

The MBCA entitles a shareholder to appraisal rights and to obtain the payment of the fair value of that holder’s shares upon the occurrence of certain corporate actions, including a merger or share exchange. However, the MBCA provides that these appraisal rights are not available to the holders of shares which are listed on the American Stock Exchange, such as Peoples’ shares. This exclusion does not apply in the following situations: (i) where the corporate action requires the holders of such shares to accept for their shares anything other than cash or shares of any class or series of shares of any corporation, or any other proprietary interest of any other entity, that is either a public company or has at least 2,000 shareholders and the outstanding shares have a market value of at least $20,000,000, (ii) the shares or assets of Peoples are being acquired by a person owning 20% or more of the voting power of Peoples or having the power to elect 25% or more of the board of directors of Peoples, or (iii) the shares or assets of Peoples are being acquired by a senior executive or director of Peoples who will receive as a result of the corporate action a financial benefit not generally available to other holders of Peoples common stock, with some exceptions.

In the event that any of the above situations occur such that a holder of Peoples common stock is allowed to exercise rights to appraisal, such rights are not materially different from the dissenters’ rights afforded a holder of Renasant common stock.

The dissenters’ rights provided to a holder of Renasant common stock under Chapter 23 of the TBCA are described above under the caption “The Merger – Dissenters’ Rights.”

Amendments to charter

Under the MBCA, an amendment to the charter of Peoples is approved if the votes cast in favor of the amendment exceed the votes cast against the amendment.

Peoples’ articles of incorporation, however, contain provisions requiring the affirmative vote of not less than 80% of

Under the TBCA, amendments to the charter must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights, with some exceptions for minor amendments.

	Peoples	Renasant
the outstanding common stock of Peoples to amend or repeal the provisions of the articles of incorporation that establish a classified board of directors or pertain to the fair price provisions of the articles of incorporation.

Bylaw Provisions	The MBCA does not contain any provision permitting the bylaws to increase the quorum or voting requirements for shareholders.

Under the TBCA, if expressly authorized by the charter, the shareholders may adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders than is required by the TBCA. The adoption or amendment of a bylaw that adds, changes, or deletes a greater quorum or voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater. A bylaw that fixes a greater quorum or voting requirement for shareholders under subsection may not be adopted, amended, or repealed by the board of directors.

The Renasant charter contains no such provision.

BUSINESS OF RENASANT BANCSHARES, INC.

Renasant Bancshares

Renasant is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of Renasant Bank. Renasant was incorporated under the laws of the State of Tennessee as a Tennessee corporation on September 1, 1998. Renasant’s activities are conducted primarily through Renasant Bank.

Renasant Bank

Renasant Bank commenced business operations on May 3, 1999 in a permanent facility located at 2177 Germantown Road South, Germantown, Tennessee 38138. Renasant Bank has one full service branch located in eastern Shelby County and one loan production office located in DeSoto County, Mississippi.

Renasant Bank conducts a full-service banking business in its service area, emphasizing the banking needs of individuals and small to medium-sized businesses. Renasant Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area in the eastern area of Shelby County and western area of Fayette County, Tennessee, as well as the northern area of DeSoto County, Mississippi.

The principal business of Renasant Bank is to accept deposits from the public and to make loans and other investments. The principal sources of funds for Renasant Bank’s loans and investments are demand, time, savings, money market deposits, retirement accounts and other deposits (including negotiable order of withdrawal or NOW accounts). In addition, Renasant Bank receives funds from amortization and prepayment of loans, sales to other lenders or institutions of loans or participations in loans, fees received from other lenders or institutions for servicing loans sold to such lenders or institutions, and borrowings. The principal sources of income for Renasant Bank are interest and fees collected on loans including fees received for servicing loans sold to other lenders or institutions, and, to a lesser extent, interest and dividends collected on other investments. The primary expenses of Renasant Bank are interest paid on savings and other deposits (including NOW accounts), interest paid on other borrowings by Renasant Bank, employee compensation, office expenses, and other overhead expenses.

The profitability of Renasant Bank depends primarily on the extent to which Renasant Bank’s earnings, primarily interest collected on loans, exceed Renasant Bank’s expenses, primarily interest paid by Renasant Bank on deposits used to fund its loans. The extent to which Renasant Bank will be able to produce and maintain a positive spread between its income and expenses will be affected, among other things, by the actions of its competitors and changes in applicable laws and regulations, monetary control policies, general economic conditions, and the extent to which Renasant Bank makes relatively short-term loans or makes long-term loans with variable or adjustable interest rates.

Renasant Bank is authorized to make both secured and unsecured loans to individuals, partnerships, corporations, and other entities. Renasant Bank’s lending business consists principally of making consumer loans to individuals and commercial loans to medium-sized business and professional concerns. In addition, Renasant Bank makes real estate related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. Pursuant to the Tennessee Banking Act, loans to any one person or corporation may not exceed certain limitations. The statutory limitations with respect to loans to a single entity restrict the ability of Renasant Bank to originate large commercial or construction and development loans, if it desires to do so. However, such loans may be originated in cooperation with other financial institutions which commit to purchase a participating interest in such loans originated by Renasant Bank.

Renasant Bank may also emphasize the extension of relatively short-term loans or, to the extent it makes long-term loans, the extension of loans with variable or adjustable interest rates, in an effort to retain the flexibility to maintain a positive spread between its interest income and expense. The extent to which Renasant Bank may be successful in implementing this lending policy, however, will depend in part upon consumer acceptance, the actions of Renasant Bank’s competitors, and, to some extent, usury laws and other rules and regulations applicable to Renasant Bank.

Renasant Bank also engages in secondary market mortgage activities, which means that Renasant Bank obtains commitments from secondary market mortgage purchasers, such as the Federal National Mortgage Association, to purchase mortgage loans originated by Renasant Bank. Based on these commitments, Renasant Bank seeks to originate mortgage loans on terms corresponding to such commitments, and by this means Renasant Bank has been able and expects to continue to be able to generate fee income to supplement its interest income.

Under statutes and regulations applicable to Renasant Bank, Renasant Bank is authorized to invest without limit in obligations of the United States or any state or territorial government or any agency of such governments or in any securities that are guaranteed as to principal and interest by such governments. Renasant Bank may also invest, subject to certain limitations, in investment grade securities issued by political subdivisions, and, subject to policies and regulations of the Tennessee Department of Financial Institutions (“TDFI”), in certain types of commercial paper and corporate debt securities. Renasant Bank concentrates its investment activities primarily in government guaranteed securities.

Renasant Bank is authorized to accept and pay interest on deposits from individuals, corporations, partnerships, and any other type of legal entity, including fiduciaries (such as private trusts), subject to the requirements of the TDFI and the Federal Deposit Insurance Corporation (“FDIC”) regarding the manner in which such interest may be calculated and paid, and penalties for early withdrawals of deposits. Qualified deposits will be insured by the FDIC in an amount up to $100,000.

Market Area

Renasant Bank’s main office are located in Germantown, Shelby County, Tennessee, and its branch is located in Cordova, Shelby County, Tennessee. Renasant Bank has a loan production office in Hernando, DeSoto County, Mississippi. Renasant Bank’s primary service area includes the eastern area of Shelby County and western area of Fayette County, Tennessee, as well as the northern part of DeSoto County, Mississippi. The banking industry has experienced substantial consolidation in the past several years. This consolidation has been reflected in the Memphis area with the merger of both large regional banks and smaller community banks. In addition, the consolidation of the industry has been reflected by ATM’s and reduced-service branches in the Shelby County community in lieu of full-service branches.

Competition

Renasant Bank competes with other banks, savings and loan associations, credit unions, finance companies, mortgage companies, and money market mutual funds operating in Renasant Bank’s primary service area and elsewhere. Offices affiliated with out-of-state financial institutions have entered Tennessee in recent years to offer limited financial services, including lending and deposit gathering activities. Also, new laws on interstate banking and branching permit banks and bank holding companies headquartered outside Tennessee to acquire Tennessee banks and bank branches and move into Shelby County. Competition for deposit and loan opportunities in Renasant Bank’s market area is intense because of existing competitors, the accelerating pace of deregulation, and the geographic likelihood of expansion into the market area by other institutions.

Facilities

Main Office. Renasant Bank owns a two-story commercial facility (approximately 6,300 square feet) located in Germantown, Tennessee, which houses its main office. The facility includes a main banking floor with a drive-in teller area, inside teller spaces, a bookkeeping area and private offices.

Lending Office. Renasant Bank leases a building directly behind the main office. Renasant Bank conducts the following activities in this office: commercial lending, commercial real estate construction lending, residential construction lending, and mortgage loan originations. The building is approximately 3,200 square feet.

Cordova Branch. Renasant Bank’s Cordova branch is located in a 4,000 square foot building in Cordova, Tennessee. The branch includes offices, teller stations, drive-in windows, and loan operations. The Company leases the real estate and subleases the space to Renasant Bank.

Loan Production Office. Renasant Bank leases a 1,500 square foot facility for its loan production office on the town square in Hernando, Mississippi.

Deposit Operations Facility. Renasant Bank leases a 2,200 square foot facility to conduct its deposit operations activities. The building is located at 7500 Capital Drive, Germantown, Tennessee 38138.

Employees

As of December 31, 2003, Renasant Bank employed 51 persons on a full-time equivalent basis including approximately 28 officers. Renasant has no employees.

Legal Proceedings

There are no pending legal proceedings to which Renasant or Renasant Bank is a party or of which any of their properties are subject. There are no such proceedings known to Renasant or Renasant Bank to be contemplated by any person or governmental authority.

Liability and Asset Management

Liabilities of Renasant Bank are represented almost entirely by customers’ deposit balances. Interest-bearing accounts, including NOW, money market accounts, short-term savings and certificates of deposit totaled approximately 85% of the deposit balances as of December 31, 2003. The remaining deposit balances are in demand deposits (non-interest-bearing ). In managing its liabilities, Renasant Bank attempts to attract customers who, assuming rates are competitive, will be inclined to maintain an ongoing relationship with Renasant Bank, and in the case of maturing savings and certificates of deposit, will tend to renew or reinvest with Renasant Bank. While large certificates of deposit ($100,000 or more) are in certain circumstances issued, Renasant Bank tries to minimize its liability in this area due to the liquidity risk the withdrawal of such deposits can cause.

Assets of Renasant Bank consist primarily of the loan portfolio and investment portfolio. In order to maintain a high degree of liquidity and minimize fluctuations in the interest margin (the difference between interest income and interest expense), management endeavors to maintain loan and investment portfolios which will be generally similar to the maturity distribution of Renasant Bank’s liabilities.

Renasant Bank invests the majority of its securities in readily marketable assets, such as Federal Funds and short-to-intermediate term issues of the United States government and its agencies. The majority of Renasant Bank’s loans contain either a demand provision or a relatively short-term maturity. Interest rates on many loans are negotiated on a variable rate basis, especially if the loan maturity is in excess of one year. By pricing loans on a variable rate structure and by maintaining loan maturities and investment portfolios relatively short term, Renasant Bank expects to be able to maintain a relatively consistent interest rate margin.

Supervision and Regulation

In addition to the generally applicable state and federal laws governing businesses and employers, bank holding companies and banks are extensively regulated under both federal and state law. As a Tennessee insured state bank, Renasant Bank is under the supervision and regulation of the TDFI and the FDIC. The Company is regulated by the Federal Reserve. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of the banking system or the protection of consumers or classes of consumers, rather than the specific protection of the shareholders of Renasant. References under this heading to applicable statutes and regulations are brief summaries, which do not purport to be complete and are qualified in their entirety by reference to those statutes and regulations. We are unable to predict which fiscal or monetary policies, economic control or new federal or state legislation may impact the business and earnings of Renasant and Renasant Bank in the future. Any change in applicable law or regulation may have an adverse effect on the results of operations and financial condition of Renasant and Renasant Bank.

Renasant is a bank holding company registered under the provisions of the Bank Holding Company Act of 1956, as amended. Registered bank holding companies are subject to examination by the Federal Reserve and are required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. It is also required to obtain Federal Reserve approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting stock of such bank unless it already owns a majority of the voting stock of such bank.

The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve policy, Renasant may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, Renasant may not deem it advisable to provide such assistance.

The Attorney General of the United States may, within 15 days after approval by the Federal Reserve of an acquisition, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts. Failure of the Attorney General to challenge an acquisition does not, however, exempt the holding company from complying with both state and federal antitrust laws after the acquisition is consummated or immunize the acquisition from future challenge under the anti-monopolization provisions of the Sherman Act.

Under the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Interstate Act”), Renasant or any other bank holding company located in Tennessee is able to acquire a bank located in any other state, and a bank holding company located outside Tennessee can acquire any Tennessee-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions.

De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state remains subject to applicable state branching laws. Pursuant to the Interstate Act, the State of Tennessee adopted legislation that authorizes out-of-state banks to operate interstate branches which have been acquired through acquisition within its territory effective June 1, 1997.

On November 12, 1999, the Gramm-Leach-Bliley Financial Services Modernization Act was signed into law. The Financial Services Modernization Act eliminates the barriers erected by the 1933 Glass-Steagall Act and amends the Bank Holding Company Act of 1956, among other statutes. Further, it allows for the affiliation of banking, securities and insurance activities in new financial services organizations.

A dominant theme of that legislation is functional regulation of financial services, with the primary regulator of Renasant or its subsidiaries being the agency which traditionally regulates the activity in which Renasant or its subsidiaries wishes to engage. For example, the Securities and Exchange Commission will regulate bank securities transactions, and the various banking regulators will oversee banking activities.

The principal provisions of the Financial Services Modernization Act will permit Renasant, if it meets the standards for a “well-managed” and “well-capitalized” institution and has at least a “satisfactory” Community Reinvestment Act performance, to engage in any activity that is “financial in nature,” including security and insurance underwriting, investment banking, and merchant banking investing in commercial and industrial companies. Renasant, if it satisfies the above criteria, can file a declaration of its status as a “financial holding company” (“FHC”) with the Federal Reserve, and thereafter engage directly or through nonbank subsidiaries in the expanded range of activities which the Financial Services Modernization Act identifies as financial in nature. Further, Renasant, if it elects FHC status, will be able to pursue additional activities which are incidental or complementary in nature to a financial activity, or which the Federal Reserve subsequently determines to be financial in nature.

It is expected that the Financial Services Modernization Act will facilitate further consolidation in the financial services industry on both a national and international basis, and will cause existing bank holding companies to restructure their existing activities in order to take advantage of the new powers granted and comply with their attendant requirements and conditions.

A bank holding company which has not elected to become a FHC will generally be prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, these non-FHC bank holding companies will still be able to engage in certain activities which have been identified by the Federal Reserve to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies.

The permissible nonbanking activities, including those listed below, are left unchanged by the Financial Services Modernization Act which does not prohibit non-FHC bank holding companies from engaging in these activities. Effective April 21, 1997, the Federal Reserve Board revised and expanded the list of permissible non-banking activities, which includes the following activities: extending credit and servicing loans; acting as investment or financial advisor to any person, with certain limitations; leasing personal or real property or acting as a broker with respect to such activity; providing management and employee benefits consulting advice and career counseling services to non-affiliated banks and nonbank depository institutions; operating certain nonbank depository institutions; performing certain trust company functions; providing certain agency transactional services, including securities brokerage services, riskless principal transactions, private placement services, and acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing check-guaranty, collection agency and credit bureau services; engaging in asset management, servicing and collection activities; providing real estate settlement services; acquiring certain debt which is in default; underwriting and dealing in obligations of the United States, the states and their political subdivisions; engaging as a principal in foreign exchange trading and dealing in precious metals; providing other support services such as courier services and the printing and selling of checks; and investing in programs designed to promote community welfare.

In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition and gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased and unfair competition, conflicts of interest and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any activity not previously approved by the Federal Reserve or to modify in any material respect an activity for which Federal Reserve approval has been obtained.

Tennessee statutes and federal law regulate a variety of the banking activities of Renasant Bank, including required reserves, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, and establishment of branches. There are certain limitations under federal and Tennessee law on the payment of dividends by banks. The payment of dividends by any bank is dependent upon its earnings and financial condition and is subject to the statutory power of certain federal and state regulatory agencies to act to prevent what they deem unsafe or unsound banking practices. The payment of dividends could, depending upon the financial condition of Renasant Bank, be deemed to constitute such an unsafe or unsound practice. Federal law prohibits a state bank, the deposits of which are insured by the FDIC, from paying dividends if it is in default in the payment of any assessments due the FDIC. The Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. Furthermore, the TDFI also has authority to prohibit the payment of dividends by a Tennessee bank when it determines such payment to be unsafe and unsound banking practice.

Renasant Bank also is subject to certain restrictions on loan amounts, interest rates, “insider” loans to officers, directors and principal shareholders, tie-in arrangements, and transactions with affiliates, as well as many other matters. Strict compliance at all times with state and federal banking laws is required.

Tennessee law contains limitations on the interest rates that may be charged on various types of loans, and restrictions on the nature and amount of loans that may be granted and on the types of investments which may be made. The operations of banks are also affected by various consumer laws and regulations, including those relating to equal credit opportunity and regulation of consumer lending practices. All Tennessee banks must become and remain insured banks under the Federal Deposit Insurance Act.

Under Tennessee law, state banks are prohibited from lending to any one person, firm or corporation amounts more than 15% of its equity capital accounts, except (i) in the case of certain loans secured by negotiable title documents covering readily marketable nonperishable staples or (ii) with the prior approval of Renasant Bank’s Board of Directors or finance committee (however titled), Renasant Bank may make a loan to one person, firm or corporation of up to 25% of its equity capital accounts.

Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), which provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured depository institution in danger of default. FIRREA provides that certain types of persons affiliated with financial institutions could be fined up to $1 million per day for each violation of certain regulations related (primarily) to lending to and transactions with executive officers, directors, and principal shareholders, including the interests of these individuals. Other violations may result in civil money penalties of $5,000 to $25,000 per day or in criminal fines and penalties. In addition, the FDIC has been granted enhanced authority to withdraw or to suspend deposit insurance in certain cases.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) substantially revised the depository institution regulatory and funding provisions of the FDIA and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take “prompt corrective action” in respect of FDIC-insured depository institutions that do not meet minimum capital requirements.

FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would after taking such action be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

FDICIA contains numerous other provisions, including accounting, audit and reporting requirements, termination of the “too big to fail” doctrine except in special cases, limitations on the FDIC’s payment of deposits at foreign branches, regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits. Under the regulations, a bank cannot accept a rollover or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer “pass-through” insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 0.75% over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. These brokered deposit regulations may have an affect on the funding or liquidity of Renasant Bank.

Renasant Bank is subject to regulatory capital requirements imposed by the FDIC and the TDFI. The FDIC has issued risk-based capital guidelines for banks which make regulatory capital requirements more sensitive to differences in risk profiles among banks to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. The Federal Reserve has imposed similar regulations for bank holding companies with consolidated assets of $150 million or more. Assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

A banking organization’s qualifying total capital consists of two components: Tier I capital (core capital) and Tier II capital (supplementary capital). Tier I capital is an amount equal to the sum of: (i) common shareholders’ equity (including adjustments for any surplus or deficit); (ii) non-cumulative perpetual preferred stock; and (iii) the company’s minority interests in the equity accounts of consolidated subsidiaries. Intangible assets generally must be deducted from Tier I capital, subject to limited exceptions for goodwill arising from certain supervisory acquisitions. Other intangible assets may be included in an amount up to 25% of Tier I capital, provided that the asset meets each of the following criteria: (i) the asset must be able to be separated and sold apart from the banking organization or the bulk of its assets; (ii) the market value of the asset must be established on an annual basis through an identifiable stream of cash flows and there must be a high degree of certainty that the asset will hold this market value notwithstanding the future prospects of the banking organization; and (iii) the banking organization must demonstrate that a liquid market exists for the asset. Intangible assets in excess of 25% of Tier I capital generally are deducted from a banking organization’s regulatory capital. At least 50% of the banking organization’s total regulatory capital must consist of Tier I capital.

Tier II capital is an amount equal to the sum of (i) the allowance for possible credit losses in an amount up to 1.25% of risk-weighted assets; (ii) cumulative perpetual preferred stock with an original maturity of 20 years or more and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) in an amount up to 50% of Tier I capital, eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus. The inclusion of the foregoing elements of Tier II capital are subject to certain requirements and limitations of the FDIC. Investments in unconsolidated banking and finance subsidiaries, investments in securities subsidiaries and reciprocal holdings of capital instruments must be deducted from capital. The federal banking regulators may require other deductions on a case-by-case basis.

Under the risk-weighted capital guidelines, balance sheet assets and certain off-balance sheet items, such as standby letters of credit, are assigned to one of four risk weight categories (0%, 20%, 50%, or 100%) according to the nature of the asset and its collateral or the identity of any obligor or guarantor. For example, cash is assigned to the 0% risk category, while loans secured by one-to-four family residences are assigned to the 50% risk category. The aggregate amount of such asset and off-balance sheet items in each risk category is adjusted by the risk weight assigned to that category to determine weighted values, which are added together to determine the total risk-weighted assets for the banking organization. Accordingly, an asset, such as a commercial loan, which is assigned to the 100% risk category is included in risk-weighted assets at its nominal face value, whereas a loan secured by a single-family home mortgage is included at only 50% of its nominal face value. The application ratios are equal to capital, as determined, divided by risk-weighted assets, as determined.

The FDIC has issued a final regulation requiring banking organizations to maintain minimum Leverage Capital Ratios. The Leverage Capital Ratio is defined as Tier I capital minus intangible assets, divided by total assets. In order for an institution to operate at or near the minimum Tier I leverage capital requirement of 3%, the FDIC expects that such institution would have well-diversified risk, no undue rate risk exposure, excellent asset quality, high liquidity and good earnings. In general, Renasant Bank would have to be considered a strong banking organization, rated in the highest category under the bank rating system and have no significant plans for expansion. Higher Tier I leverage capital ratios of up to 5% will generally be required if all of the above characteristics are not exhibited, or if the institution is undertaking expansion, seeking to engage in new activities, or otherwise faces unusual or abnormal risks.

FDICIA establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Under applicable regulations, a FDIC-insured depository institution is defined to be “well capitalized” if it maintains a Leverage Ratio of at least 5%, a risk adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be “adequately capitalized” if it maintains a Leverage Ratio of at least 4% (or 3% subject to the conditions described above), a risk adjusted Tier 1 Capital Ratio of at least 4% and a Total Capital Ratio of at least 8%. An insured depository institution will be considered “undercapitalized” if it fails to meet any minimum required measure, “significantly undercapitalized” if it is significantly below such measure and “critically undercapitalized” if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

The FDIC rule provides that institutions not in compliance with the regulation are expected to be operating in compliance with a capital plan or agreement with the applicable regulatory authority. If they do not do so, they are deemed to be engaging in an unsafe and unsound practice and may be subject to enforcement action. Failure to maintain capital of at least 2% of assets constitutes an unsafe and unsound practice and may be subject to enforcement action. Failure to maintain capital of at least 2% of assets constitutes an unsafe and unsound condition justifying termination of FDIC insurance.

On October 26, 2001, the President signed the USA PATRIOT Act of 2001 into law. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (the “IMLAFA”). The IMLAFA substantially broadens existing anti-money laundering legislation and the extraterritorial jurisdiction of the United States, imposes new compliance and due diligence obligations, creates new crimes and penalties, compels the production of documents located both inside and outside the United States, including those of foreign institutions that have a correspondent relationship in the United States, and clarifies the safe harbor from civil liability to customers. The U.S. Treasury Department has issued a number of regulations implementing the USA PATRIOT Act that apply certain of its requirements to financial institutions such as Renasant and its broker-dealer subsidiaries. The regulations impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. The Treasury Department is expected to issue a number of additional regulations which will further clarify the USA PATRIOT Act’s requirements. The IMLAFA requires all “financial institutions,” as defined, to establish anti-money laundering compliance and due diligence programs no later than April 2002. Such programs must include, among other things, adequate policies, the designation of a compliance officer, employee training programs, and an independent audit function to review and test the program.

Effects of Governmental Policies

Renasant Bank’s earnings are affected by the difference between the interest earned by Renasant Bank on its loans and investments and the interest paid by Renasant Bank on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of Renasant Bank will be influenced by general economic conditions, fiscal policies of the federal government, and the policies of regulatory agencies, particularly the Federal Reserve, which establishes national monetary policy. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

Commercial banks are affected by the credit policy of various regulatory authorities, including the Federal Reserve. An important function of the Federal Reserve is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve to implement these objectives are open market operations in U.S. Government securities, changes in reserve requirements on bank deposits, and changes in the discount rate on bank borrowings. The Federal Reserve uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

The monetary and fiscal policies of regulatory authorities, including the Federal Reserve, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. Government securities and changes in the discount rate on bank borrowings, the Federal Reserve influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of Renasant Bank.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. For example, the Depository Institutions Deregulation and Monetary Control Act of 1980 (the “Deregulation Act”) provided for the phasing out of restrictions on deposit interest rate ceilings, the authorization of new accounts and related services, and the expansion of the lending authority of savings and loan associations. The Deregulation Act has altered, to a certain extent, the competitive relationship that previously existed among financial institutions, and it may result in a substantial reduction in the historical distinction between the services offered by banks, savings and loan associations, and other financial institutions.

OWNERSHIP OF RENASANT COMMON STOCK BY CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 2, 2004 with respect to ownership of the outstanding common stock of Renasant by (i) all persons known to Renasant to own beneficially more than 5% of the outstanding shares of the common stock of Renasant (ii) each director of Renasant, (iii) each executive officer of Renasant, and (iv) all executive officers and directors of Renasant as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(1)
John A. Bobango	25,833	(2)	1.81%
Francis J. Cianciola	60,250	(3)	4.16%
James K. Dickinson, P.E.	34,000	(4)	2.38%
T. Michael Glenn	20,848		1.46%
Jack C. Johnson	65,023	(5)	4.55%
Phillip R. Langsdon, M.D.	34,000	(6)	2.38%
Michael J. McCarver	29,850	(7)	2.06%
Michael R. Pera	17,636	(8)	1.23%
Donald E. Russell	23,500	(9)	1.63%
Bruce C. Taylor	10,000		0.70%
All executive officers and directors as a group (10 persons)	320,940		21.67%

(1)	Except as otherwise indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person. “Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. The percentages are based upon 1,429,697 shares outstanding plus the shares of common stock that the person has the right to acquire as of such date or within 60 days thereafter. Each individual listed on this table is a director of Renasant.
(2)	Includes 2,000 shares held in an individual retirement account.

(3)	Also Vice Chairman and Chief Executive Officer of Renasant. Consists of 40,000 shares held in an individual retirement account and 20,250 shares issuable upon the exercise of stock options that are exercisable within 60 days of the date of this proxy statement.
(4)	Includes 12,000 shares held in an individual retirement account.
(5)	Also Chairman of Renasant. Includes 43,723 shares held in an individual retirement account, 4,050 held by a custodian for the benefit of Deanna D. Johnson and 11,900 shares held by Germantown Home Builders, Inc. Retirement Plan. Jack C. Johnson serves as trustee for the Retirement Plan. Jack C. Johnson and Deanna Johnson are married. Jack C. Johnson disclaims beneficial ownership of the shares held for the benefit of his spouse.
(6)	Consists of 34,000 shares held by Phillip R. Langsdon and Carol Langsdon, Tenants by the Entirety.
(7)	Also Secretary of Renasant. Includes 16,200 shares issuable to Michael J. McCarver and 1,350 shares issuable to Jeannine Nelson McCarver, his spouse, upon the exercise of stock options exercisable within 60 days of the date of this proxy statement/prospectus. Also includes 1,800 shares held in an individual retirement account for the benefit of Ms. McCarver. Michael J. McCarver disclaims beneficial ownership of the shares issued for the benefit of or issuable to Ms. McCarver.
(8)	Consists of 17,636 shares held by the Barbara G. Pera Revocable Living Trust. Michael R. Pera and Barbara Pera are married. Michael R. Pera disclaims beneficial ownership of the shares held in the Barbara G. Pera Revocable Living Trust.
(9)	Includes 6,167 shares held in an individual retirement account and 13,500 shares issuable upon the exercise of stock options exercisable within 60 days of the date of this proxy statement.

EXPERTS

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Peoples included in The Peoples Holding Company Annual Report on Form 10-K for the year ended December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the legality of the Peoples common stock to be issued pursuant to the merger will be passed upon by Phelps Dunbar LLP, Peoples outside legal counsel. The federal income tax consequences of the merger also will be passed upon for Peoples by Phelps Dunbar LLP. William M. Beasley, a partner of Phelps Dunbar LLP, is the Co-Chairman of the Board of Directors of Peoples. Phelps Dunbar LLP also provides legal advice to Peoples on a regular basis. As of the date of this proxy statement/prospectus, certain members of Phelps Dunbar LLP owned an aggregate of approximately 34,133 shares of Peoples common stock.

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. has served as counsel for Renasant with respect to matters involving the merger.

WHERE YOU CAN FIND MORE INFORMATION

Peoples files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Peoples files with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Peoples’ SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Peoples are also found on Peoples’ website, www.thepeoplesbankandtrust.com, under the link “Investor Relations”.

Peoples filed a registration statement on Form S-4 to register with the SEC the shares of Peoples common stock to be issued to Renasant stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Peoples and a proxy statement of Renasant for the Renasant special meeting.

The SEC allows Peoples to “incorporate by reference” information into this proxy statement/prospectus, which means that Peoples can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Peoples has previously filed with the SEC. These documents contain important information about Peoples and its business.

Peoples SEC Filings (File No. 1-08918)

1.	Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004;

2.	Definitive Proxy Statement, filed on March 11, 2004;

3.	Current Report on Form 8-K filed on January 22, 2004 announcing the financial results of Peoples for the quarter ended December 31, 2003;

4.	Current Report on Form 8-K filed on February 18, 2004 announcing the signing of the definitive agreement to acquire Renasant;

5.	Current Report on Form 8-K filed on February 20, 2004 filing the visual materials presented in the webcast on February 18, 2004 concerning the definitive agreement to acquire Renasant;

6.	Current Report on Form 8-K filed on February 27, 2004 announcing the declaration of a quarterly cash dividend on Peoples’ common stock of $.20 per share; and

7.	The description of Peoples’ common stock contained in Peoples’ Registration Statement on Form S-4 filed with the SEC on February 17, 1999.

Peoples also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Renasant special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this proxy statement/prospectus, other than exhibits to those documents, without charge by requesting them in writing, as follows:

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38802-0709

Attention: James W. Gray

Telephone: (662) 680-1001

If you would like to request documents, please do so prior to                     , 2004, in order to receive them before the Renasant special meeting.

Renasant has supplied all information contained in this proxy statement/prospectus relating to Renasant, and Peoples has supplied all such information relating to Peoples.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the Renasant special meeting. Renasant and Peoples have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2004. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Renasant’s stockholders nor the issuance of Peoples common stock in the merger will create any implication to the contrary.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE PEOPLES HOLDING COMPANY,

PEOPLES MERGER CORPORATION

AND

RENASANT BANCSHARES, INC.

DATED FEBRUARY 17, 2004

Annex A-1 – Page 2

3.31	Continuity of Business Enterprise	26
3.32	Full Disclosure	26

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ACQUIROR	26

4.1	Corporate Organization	26
4.2	Merger Sub; No Activities	27
4.3	Authority; No Violation	27
4.4	Financial Statements	28
4.5	Absence of Certain Changes or Events	28
4.6	Legal Proceedings	29
4.7	Acquiror Information	29
4.8	Deposit Insurance and Other Regulatory Matters	29
4.9	Capital; Availability of Funds; Acquiror Shares	29
4.10	Broker Fees	29
4.11	Securities Documents and Regulatory Reports	29
4.12	Compliance with Applicable Law	30
4.13	Full Disclosure	30

ARTICLE V	COVENANTS OF THE PARTIES	30

5.1	Conduct of the Business of Seller	30
5.2	Negative Covenants of Seller	31
5.3	No Solicitation	32
5.4	Negative Covenants of Acquiror	34
5.5	Current Information	35
5.6	Access to Properties and Records; Confidentiality	35
5.7	Regulatory Matters	36
5.8	Approval of Stockholders	36
5.9	Further Assurances	37
5.10	Disclosure Supplements	37
5.11	Public Announcements	37
5.12	Failure to Fulfill Conditions	37
5.13	Certain Post-Merger Agreements	37
5.14	Takeover Laws; No Rights Triggered	39
5.15	Preparation of Registration Statement	39
5.16	Affiliates	40
5.17	Adjustment for Changes in Outstanding Shares	40
5.18	Adoption of Accounting Policies	40
5.19	Covenant to Close	40
5.20	Certain Agreements	40
5.21	Hold Harmless	41
5.22	Stock Options	41
5.23	Warrants	41

ARTICLE VI	CLOSING CONDITIONS	42

6.1	Conditions to the Parties’ Obligations under this Agreement	42
6.2	Conditions to the Obligations of Acquiror and Merger Sub under this Agreement	42
6.3	Conditions to the Obligations of Seller under this Agreement	43

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER, ETC.	43

7.1	Termination	43
7.2	Effect of Termination	45

Annex A-1 – Page 3

7.3	Amendment, Extension and Waiver	45
7.4	Termination Fees	45

ARTICLE VIII	MISCELLANEOUS	46

8.1	Expenses	46
8.2	Survival	46
8.3	Notices	46
8.4	Parties in Interest	47
8.5	Complete Agreement	47
8.6	Counterparts	48
8.7	Governing Law	48
8.8	Interpretation	48
8.9	Enforcement	48

Schedules:

Schedule 5.13(b) [attached]

Schedule 5.16 [attached]

Schedule 5.20-A [see Annex B-1]

Schedule 5.20-B [see Annex B-2]

Schedule 5.20-C [attached]

Schedule 5.23 [attached]

Exhibits:

Exhibit A	Plan of Merger [see Annex A-2]
Exhibit B	Seller Disclosure Schedule [omitted but available upon request]
Exhibit C	Acquiror Disclosure Schedule [omitted but available upon request]

Annex A-1 – Page 4

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of February 17, 2004, by and among The Peoples Holding Company, a Mississippi corporation (“Acquiror”), Peoples Merger Corporation, a Tennessee corporation (“Merger Sub”), and Renasant Bancshares, Inc., a Tennessee corporation (“Seller”). Each of Acquiror, Merger Sub and Seller is a party (“party”) hereto, and one or more of them are parties (“parties”) to this Agreement as the context may require.

WITNESSETH:

WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of Seller with and into Merger Sub (together, sometimes referred to as the “Constituent Corporations”) subject to the terms and conditions set forth herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Seller shall be merged with and into Merger Sub (the “Merger”) in accordance with the Tennessee Business Corporation Act (the “TBCA”) with Merger Sub as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Tennessee as a subsidiary of Acquiror, and the separate corporate existence of Seller shall terminate. The Merger shall in all respects have the effects provided in Section 1.5.

1.2 Effective Time. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the State of Tennessee pursuant to Section 48-21-107 of the TBCA, unless a later date and time is specified as the effective time in such documents, provided that the parties shall cause the Merger to be effective no later than the day following the date on which the Closing occurs (the “Effective Time”). A closing (the “Closing”) shall take place at 10:00 a.m. on the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”) and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon. For purposes of this Agreement, a Business Day (“Business Day”) is any day that banks located in the State of Tennessee are not permitted or required to be closed, except a Saturday or Sunday. At the Closing, there shall be delivered to Acquiror and Seller the certificates and other documents required to be delivered under Article VI hereof.

Annex A-1 – Page 5

1.3 The Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation and the Bylaws of Merger Sub shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.4 Directors and Officers. Immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub, in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation. The officers of Merger Sub shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

1.5 Effect of the Merger. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by Seller shall be allocated to and shall be vested in Merger Sub as the surviving corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller shall be allocated to Merger Sub as the surviving corporation, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against the Seller shall be continued by or against Merger Sub as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested in Merger Sub as the surviving corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Conversion of Shares. All of the shares of Acquiror and Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the shares of common stock, $1.00 par value, of Seller (the “Seller Common Stock”) upon consummation of the Merger shall be as follows:

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Seller or the holders of Seller Common Stock:

(i)	Subject to the other provisions of this Section 2.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”), (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest six decimals, equal to the Exchange Ratio (the “Stock Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (iii) of this Section 2.1. As used in this Agreement, the term “Price Per Share” equals $36.37, the term “Exchange Ratio” equals 1.117015, and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

Annex A-1 – Page 6

(ii)	The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 45% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 50% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholders shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a dissenting shareholder under the TBCA at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Minimum Stock Election Number”) and not greater than 55% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 2.1(a)) (the “Maximum Stock Election Number”).

(iii)	Subject to the proration and election procedures set forth in this Section 2.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 45% of such shares and Stock Consideration for 55% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

(iv)	Acquiror and Seller shall mail the Form of Election to all Persons who are holders of Seller Common Stock on the record date for the Special Meeting (as defined below), on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to (x) mail the Form of Election to all persons who become holders of Seller Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Memphis, Tennessee time, on the date seven Business Days prior to the anticipated Effective Time and (y) make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fourth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is three Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(v)	Elections shall be made by holders of Seller Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent (as defined below), in a manner acceptable to

Annex A-1 – Page 7

Acquiror, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(vi)	A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii)

All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent, after the Election Deadline but prior to the Effective Time, shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock unless such redesignation is necessary for the Merger to qualify as a reorganization under Section 368 of the Code as described in Section 2.1(a)(viii). In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein unless such redesignation is necessary for the Merger to qualify as a reorganization under Section 368 of the Code as described in Section 2.1(a)(viii). Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described herein. Acquiror or the Exchange Agent shall make all computations contemplated by this

Annex A-1 – Page 8

Section 2.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

(viii)	It is the intent of the parties that the Merger qualify as a reorganization under Section 368 of the Code. In order to qualify as a reorganization under Section 368 of the Code, the Merger must satisfy the Continuity of Interest requirement set forth in Treasury Regulation Section 1.368-1(e). If after the Exchange Agent completes the redesignation procedures set forth in Section 2.1(a)(vii) (or if there is no redesignation required by the Exchange Agent after the Exchange Agent notifies the parties that redesignation is not required), the Acquiror determines, in good faith after consultation with its tax counsel, that the value of Acquiror Common Stock included in the Merger Consideration will not be sufficient to satisfy the Continuity of Interest requirement, then, except as provided hereinbelow, Acquiror shall increase the Exchange Ratio and decrease the Price Per Share to the extent Acquiror, in good faith after consultation with its tax counsel, deems necessary to meet the Continuity of Interest requirement. Notwithstanding anything to the contrary in this Section 2.1(a)(viii), if the increase in the Exchange Ratio would cause Acquiror to issue more than 85,000 additional shares of Acquiror Common Stock pursuant to this Section 2.1(a)(viii), then the adjustment described in this Section 2.1(a)(viii) shall be at Acquiror’s option and shall not be mandatory. Any adjustment of the Exchange Ratio and the Price Per Share will be done in a manner so that the reduction in Cash Consideration included in the Merger Consideration (prior to any adjustment for fractional shares) due to the adjustment to the Price Per Share shall be equal to the increase in value of Acquiror Common Stock included in the Merger Consideration (prior to any adjustment for fractional shares) due to the adjustment to the Exchange Ratio. Acquiror shall notify Seller of any adjustment pursuant to this Section 2.1(a)(viii) promptly after the calculation of such adjustment but in no event less than one Business Day prior to the Effective Time. The adjustment of the Exchange Ratio and the Price Per Share by Acquiror under this Section 2.1(a)(viii) shall be conclusive and binding on the parties to this Agreement. For purposes of this Section 2.1(a)(viii), the Continuity of Interest requirement is agreed to be at least 40% continuity.

(ix)	After the redesignation procedure, if any, and the adjustment procedure, if any, set forth in Sections 2.1(a)(vii) and (viii), respectively, are completed, all Cash Election Shares and 45% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 55% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(x)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Annex A-1 – Page 9

(b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 2.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the American Stock Exchange, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

2.2 Exchange of Seller Common Stock Certificates.

(a) Seller and Acquiror shall designate a mutually acceptable person to serve as exchange agent (the “Exchange Agent”) in connection with the Merger. The Exchange Agent shall provide appropriate stock certificate transmittal materials to the former holders of Seller Common Stock promptly after the Effective Time (which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Seller Common Stock to the Exchange Agent) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Seller Common Stock in exchange of the Merger Consideration. After the Effective Time, each holder of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Stockholders) shall surrender for cancellation the certificate or certificates representing such shares to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent or Acquiror, and promptly upon surrender of such certificates and other documents Exchange Agent on behalf of Acquiror shall deliver the Merger Consideration to each such holder in exchange for each such share, without interest. Each certificate for Seller Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may require. Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Seller Common Stock for exchange as provided in this Section 2.2. After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share or as provided in Section 2.1 of this Agreement.

(b) Any Merger Consideration held by an Exchange Agent that remains undistributed to the former stockholders of Seller for six months after the Effective Time shall be delivered to Acquiror upon demand, and any former stockholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Acquiror for payment of their claims for cash, Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock or any dividends or distributions with respect to Acquiror Common Stock (all without any interest thereon).

(c) None of Acquiror, any subsidiary thereof or the Exchange Agent shall be liable to any former holder of Seller Common Stock for cash, shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

Annex A-1 – Page 10

(d) From and after the Effective Time, the holders of certificates of Seller Common Stock shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable Law. All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(e) Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent (defined below) (i) cash in an amount equal to the aggregate Cash Consideration and cash sufficient to pay fractional shares and (ii) certificates representing shares equal to the aggregate Stock Consideration (such cash and shares of Seller Common Stock, together with any dividends or distributions with respect to such Seller Common Stock, the “Exchange Fund”) for the benefit of Seller’s Stockholders.

(f) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Seller Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such payment to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Seller Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Seller Common Stock in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent.

(g) After the Effective Time, there shall be no further registration or transfers of shares of the Seller Common Stock. If after the Effective Time, the Seller Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(h) In the event any of the Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Seller Common Stock represented by such lost, stolen or destroyed Seller Stock Certificate(s).

(i) The Exchange Agent shall invest the cash balances in the Exchange Fund as directed by Acquiror. Any interest and other income resulting from such investments shall be paid to the Acquiror upon termination of the Exchange Fund pursuant to Section 2.2(b). Acquiror shall instruct the Exchange Agent to timely pay the Merger Consideration.

2.3 Dissenting Shares. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the TBCA shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the TBCA. Seller shall give Acquiror prompt notice upon receipt by Seller of any such written demands for

Annex A-1 – Page 11

payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBCA (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Acquiror shall direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be automatically converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon, as if such holder had made a Combination Election. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be automatically converted, on a share-by-share basis, into the right to receive the Merger Consideration, without any interest thereon, as if such holder had made a Combination Election.

2.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to take any and all such action.

2.5 Rights as Stockholders. Former stockholders of Seller and any other individuals or entities who or which are entitled to receive Acquiror Common Stock as a result of the Merger will be able to vote after the Effective Time at any meeting of Acquiror stockholders or pursuant to any written consent procedure the number of whole shares of Acquiror Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates. In addition, whenever a dividend is declared by Acquiror on the Acquiror Common Stock after the Effective Time, the declaration shall include dividends on all shares issuable hereunder, but no stockholder will be entitled to receive his distribution of such dividends until physical exchange of such stockholder’s Seller Stock Certificates shall have been effected. Upon exchange of a stockholder’s Seller Stock Certificates, any such person shall be entitled to receive from Acquiror an amount equal to all dividends (without interest thereon less the amount of any taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former stockholders of Seller shall not be entitled to receive any dividend on their Acquiror Common Stock with respect to any period for which Seller paid a dividend prior to the Effective Time.

2.6 Stock Transfer Records. Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. From and after the Effective Time, there shall be no transfers on the stock transfer books of Seller or Acquiror of shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the representations and warranties to Acquiror contained in this Article III, except as set forth in the disclosure schedule attached hereto as Exhibit B (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. Disclosure in any section of the Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller has delivered, provided access to or made certain items available for review and copying to Acquiror or its counsel. For purposes of this Article III, the phrase “to the Knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the officers (i.e., the vice president level and up) of Seller after investigation.

3.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiary (as defined in Section 3.1(b) hereof) taken as a whole. Seller is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Seller Disclosure Schedule 3.1(a) sets forth true and complete copies of the Charter and Bylaws of Seller and the Seller Subsidiary as in effect on the date hereof.

(b) The only direct or indirect subsidiary of Seller is Renasant Bank (the “Seller Subsidiary”). The Seller Subsidiary (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole. Other than the Seller Subsidiary, Seller does not own or control, directly or indirectly, a 5% or greater equity interest in any corporation, company, association, partnership, joint venture or other entity.

3.2 Capitalization. The authorized capital stock of Seller consists of 2,000,000 shares of the Seller Common Stock, of which 1,429,697 are issued and outstanding and 3,626 shares are held in treasury as of the date hereof, and 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. All issued and outstanding shares of capital stock of Seller and all issued and outstanding shares of capital stock of the Seller Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except as disclosed in Section 3.2 of the Seller Disclosure Schedule, all of the outstanding shares of capital stock of the Seller Subsidiary are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever; and, except for options to purchase 99,980 shares of the Seller Common Stock which have been granted prior to the date hereof pursuant to the Stock Option Plan (as defined below) and which are outstanding as of the date hereof (the “Outstanding Seller Stock Options”), and warrants to

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purchase 120,000 shares of the Seller Common Stock which have been granted prior to the date hereof (the “Outstanding Seller Warrants”), neither Seller nor the Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Seller or the Seller Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

3.3 Authority; No Violation.

(a) Subject to the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Seller, Seller has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Seller. Except for the approval of Seller’s stockholders of this Agreement and the Plan of Merger, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated. This Agreement and the Plan of Merger have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

(b) None of the execution and delivery of this Agreement and the Plan of Merger by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by Seller with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Charter or other governing instrument or Bylaws of Seller or the Seller Subsidiary, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or the Seller Subsidiary or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Seller Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or the Seller Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected. Except as set forth in Seller Disclosure Schedule 3.3(b) and for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Tennessee, the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the Tennessee Commissioner of Financial Institutions (the “TCFI”), the Mississippi Commissioner of Banking and Consumer Finance (the “MCB”), and the stockholders of Seller, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Seller and (b) the consummation by Seller of the Merger and the other transactions contemplated hereby and by the Plan of Merger.

(c) Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,”

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“supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations (collectively, “Takeover Laws”).

3.4 Financial Statements.

(a) Seller has previously delivered to Acquiror copies of the consolidated balance sheets of Seller as of December 31, 2002, 2001 and 2000 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, in each case accompanied by the audit reports of Reynolds, Bone & Griesbeck PLC, independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of December 31, 2003 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three and twelve months ended December 31, 2003 and 2002. The consolidated financial statements of Seller referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Seller to be delivered by Seller pursuant to Section 5.5 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Seller as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders’ equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein (it being understood that Seller’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Seller, necessary for a fair presentation of such financial statements).

(b) Each of the financial statements referred to in this Section 3.4 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved. The books and records of Seller and the Seller Subsidiary are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 3.4(a) or the notes thereto or liabilities incurred since December 31, 2003 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), neither Seller nor the Seller Subsidiary has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole.

3.5 Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, prospects, assets or financial condition of Seller and the Seller Subsidiary taken as a whole since December 31, 2003, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking industry; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

3.6 Legal Proceedings. Neither Seller nor the Seller Subsidiary is a party to any, and there are no pending or, to the Knowledge of Seller, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or the Seller

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Subsidiary. Neither Seller nor the Seller Subsidiary is a party to any order, judgment or decree which affects the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole.

3.7 Taxes and Tax Returns.

(a) Each of Seller and the Seller Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined. Seller and the Seller Subsidiary have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Seller Disclosure Schedule 3.7(a), (i) the federal income tax returns of Seller and the Seller Subsidiary have not been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Tennessee franchise tax returns of Seller and the Seller Subsidiary have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller or the Seller Subsidiary, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action. Neither Seller nor the Seller Subsidiary has given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in Seller Disclosure Schedule 3.7(b), neither Seller nor the Seller Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or the Seller Subsidiary (nor does Seller have any Knowledge that the IRS has proposed any such adjustment or change of accounting method), (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply, (v) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years, (vi) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent) or (vii) has ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

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(d) No liens for Taxes exist with respect to any of the assets or properties of Seller or Seller Subsidiary, except for liens for Taxes not yet due and payable.

(e) Neither Seller nor Seller Subsidiary is, or has been, an S corporation within the meaning of Section 1361(a) of the Code.

(f) None of the assets of Seller or Seller Subsidiary (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller or Seller Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(g) Neither Seller nor Seller Subsidiary will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.

(h) Neither Seller nor Seller Subsidiary is a party to any contract or plan which, individually or collectively with respect to any person, could give rise to the payment of any amount that would not be deductible by Seller or Seller Subsidiary, by reason of Section 162(a)(1), 162(m) or 280G of the Code.

(i) Neither Seller nor Seller Subsidiary is a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for federal income tax purposes.

(j) Seller and Seller Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.8 Employee Benefit Plans.

(a) Each employee benefit plan or arrangement of Seller or the Seller Subsidiary which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in Seller Disclosure Schedule 3.8(a) and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”)), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans, practices or arrangements that cover current or former officers or employees (“Employees”) or current or former directors of it and the Seller Subsidiary, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified, including all amendments, supplements or other related documents thereto, are listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”). Seller has previously furnished to Acquiror true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) the most recent actuarial and financial reports prepared with respect to any qualified Seller Plans, (ii) the three most recent annual reports filed with any Governmental Entity, and (iii) all rulings and determination letters and a description of any open requests for rulings or letters that pertain to any qualified Seller Plans.

(b) Each Seller Plan has been operated in compliance in all respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued

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thereunder, and all other applicable governmental laws and regulations. Each of its Seller Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code. As of the date hereof, there is no pending or, to Seller’s Knowledge, threatened claim, administrative proceeding or litigation relating to its Seller Plans except claims for benefits arising in the ordinary course of the administration of the plans. Neither Seller nor the Seller Subsidiary has engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could subject it or the Seller Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Seller nor the Seller Subsidiary has incurred a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA. No liability under Title IV of ERISA has been incurred by Seller or the Seller Subsidiary, with respect to a Seller Plan currently or formerly maintained by any of them, or the single-employer plan of any entity (“ERISA Affiliate Plan”) which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliate”). No plan which is subject to Title IV of ERISA has ever been sponsored, maintained or contributed to by Seller or any ERISA affiliate of Seller. Seller and the Seller Subsidiary have neither contributed to nor been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate.

(c) All contributions required to be made by Seller or the Seller Subsidiary under the terms of any of its Seller Plans, as of the date hereof, have been timely made or have been reflected on its financial statements referred to in Section 3.4. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither Seller nor the Seller Subsidiary has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

(d) Except as disclosed in Section 3.8(d) of the Seller Disclosure Schedule, neither Seller nor the Seller Subsidiary has any obligation to provide health and life benefits under any Seller Plan for any period after the termination of employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA. Seller and the Seller Subsidiary may amend or terminate any health or life benefit plan maintained by Seller or the Seller Subsidiary at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(e) Except as disclosed in Section 3.8(e) of the Seller Disclosure Schedule, there has been no amendment to, announcement by Seller or the Seller Subsidiary relating to, or change in employee participation or coverage under, any Seller Plan which would increase the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii) limit or restrict its right or, after the consummation of the transactions contemplated hereby, the right of Acquiror (as defined in Section 5.13(a)(1)) to merge, amend or terminate any Seller Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (iv) result in any payment under any Seller Plan which would not be deductible under Section 162(m) or

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Section 280G of the Code; or (v) cause it or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

(f) Except as set forth on Seller Disclosure Schedule 3.8(f), with respect to each Seller Plan that is subject to Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; and (ii) the fair market value of the assets of such Plan equals or exceeds the termination liabilities of such plan.

3.9 Regulatory Reports.

Seller and the Seller Subsidiary have duly filed with the TCFI, the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Seller has delivered or made available to Acquiror accurate and complete copies of such reports. Seller Disclosure Schedule 3.9 lists all examinations of Seller or the Seller Subsidiary conducted by the applicable bank regulatory authorities since January 1, 2000 and the dates of any responses thereto submitted by Seller. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, in connection with the most recent examinations of Seller or the Seller Subsidiary by the applicable bank regulatory authorities, neither Seller nor the Seller Subsidiary was required to correct or change any action, procedure or proceeding which Seller or the Seller Subsidiary believes has not been now corrected or changed as required.

3.10 Seller Information. None of the information relating to Seller and the Seller Subsidiary to be provided by Seller or the Seller Subsidiary for use in the registration statement/proxy statement on Form S-4 to be filed by Acquiror with the Securities and Exchange Commission (the “Commission”) in connection with the solicitation of the approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”) will, as of the date such Registration Statement is mailed to the stockholders of Seller and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Registration Statement supplied by Acquiror for use therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.11 Compliance with Applicable Law.

(a) Each of Seller and the Seller Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b) Neither Seller nor the Seller Subsidiary is in violation of its respective Charter or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Seller nor the Seller Subsidiary has received any written notice from any Governmental Entity asserting that Seller or the Seller Subsidiary is in violation of any of the foregoing.

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Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, neither Seller nor the Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

3.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of the Seller Subsidiary are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and the Seller Subsidiary has paid all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller or the Seller Subsidiary with respect to the termination of such insurance.

3.13 Certain Contracts.

(a) Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor the Seller Subsidiary is a party to, is bound or affected by, receives or is obligated to pay benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or the Seller Subsidiary or the guarantee by Seller or the Seller Subsidiary of any obligation except for deposit liabilities, federal funds purchased, repurchase agreements, trade payables less than $5,000.00 per item in the ordinary course of business; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or the Seller Subsidiary; (iii) any contract, agreement or understanding with a labor union; (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or the Seller Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (v) any agreement, arrangement or understanding to which Seller or the Seller Subsidiary is a party or by which any of the same is bound which limits the freedom of Seller or the Seller Subsidiary to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any regulatory agency); (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FRB or any other regulatory agency; (vii) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or the Seller Subsidiary with any other person; or (viii) any other agreement, arrangement or understanding to which Seller or the Seller Subsidiary is a party and which is material to the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral; (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”). Seller has no obligation other than as set forth in clause (vii) of Seller Disclosure Schedule 3.13(a) to make any additional capital contributions with respect to any matter described in clause (vii) of Seller Disclosure Schedule 3.13(a).

(b) Neither Seller nor the Seller Subsidiary is in default or in non-compliance under any Seller Agreement and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance. Each Seller Agreement is legal, valid, binding and enforceable against Seller or the Seller Subsidiary and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and

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except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court. With respect to each Seller Agreement, such Seller Agreement is in full force and effect in accordance with its terms; all rents and other monetary amounts that may have become due and payable thereunder have been paid; and the Merger will not constitute a default or cause for termination or modification of such Seller Agreement.

3.14 Properties and Insurance.

(a) All real and personal property owned by Seller or the Seller Subsidiary or presently used by either of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and the Seller Subsidiary in the ordinary course of business consistent with their past practices. Seller and the Seller Subsidiary have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of December 31, 2003 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2003), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of Seller and the Seller Subsidiary taken as a whole; and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Acquiror prior to the date hereof. Seller and the Seller Subsidiary as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller and the Seller Subsidiary, and the consummation of the transactions contemplated hereby and by the Plan of Merger will not affect any such right. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or the Seller Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same. Neither Seller nor the Seller Subsidiary has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b) Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability and other insurance (including, without limitation, fidelity bonds insurance) maintained by Seller and the Seller Subsidiary at the date thereof. The business operations and all insurable properties and assets of Seller and the Seller Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, in the opinion of the management of Seller, adequate for the business engaged in by Seller and the Seller Subsidiary. As of the date hereof, neither Seller nor the Seller Subsidiary has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

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3.15 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term “Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum (including crude oil or any fraction thereof), asbestos, radioactive material and polychlorinated biphenyls.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

(a) Except as set forth on Seller Disclosure Schedule 3.15, neither Seller nor the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

(b) To Seller’s Knowledge, except as set forth on Seller Disclosure Schedule 3.15, none of the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

(c) Except as set forth on Seller Disclosure Schedule 3.15, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, or to the Knowledge of Seller threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller or the Seller Subsidiary under any Environmental Law, including any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

3.16 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on Seller’s consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of Seller’s management adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 hereof was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

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3.17 Minute Books. Since January 1, 2000, the minute books, including any attachments thereto, of Seller and the Seller Subsidiary contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

3.18 Affiliate Transactions. Except as disclosed in Seller Disclosure Schedule 3.18 and except as specifically contemplated by this Agreement, since January 1, 2000, neither Seller nor the Seller Subsidiary has engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.

3.19 Internal Controls. Seller and the Seller Subsidiary have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

3.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of the Seller Subsidiary or its customers, were entered into (i) in the opinion of Seller’s management, in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Seller or the Seller Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. Seller and the Seller Subsidiary have duly performed in all material respects all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued; and there are no material breaches, violations or defaults, or allegations or assertions of any breaches, violations or defaults, by any party thereunder.

3.21 Fairness Opinion. As of the date of this Agreement, Seller has received the written opinion, dated the date of this Agreement, of its financial advisor, Alex Sheshunoff & Co., to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. Seller has furnished an accurate and complete copy of such opinion to Acquiror.

3.22 Broker Fees. Except as set forth in Seller Disclosure Schedule 3.22, none of Seller, the Seller Subsidiary or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.23 Loans. All of the loans on the books of Seller and the Seller Subsidiary are valid and properly documented in all material respects and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected in all material respects, and no collateral has been released from the lien granted to Seller and the Seller Subsidiary with respect to any such loans unless approved by Seller and the Seller Subsidiary and documented in their files. Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated,

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administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications violates in any material respect any law applicable thereto. Seller and the Seller Subsidiary have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens, and the principal balance of each such loan as shown on the books and records of Seller and the Seller Subsidiary is true and correct as of the last date shown thereon. Seller and the Seller Subsidiary have complied in all material respects with all of their obligations under such loans as to which compliance is required as of the Effective Time; and to the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time. For purposes of this Section 3.23, the term “loans” includes, without limitation, the documents relating in any way to such loans, including, without limitation, notes, mortgages, security instruments and guaranties.

3.24 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds and except as set forth on Seller Disclosure Schedule 3.24, none of the investments reflected in the unaudited consolidated balance sheet of Seller as of December 31, 2003 under the heading “Investment Securities,” and none of the investments by Seller and the Seller Subsidiary since December 31, 2003, and none of the assets reflected in the unaudited consolidated balance sheet of Seller as of December 31, 2003 or in any unaudited consolidated balance sheet of Seller furnished to Acquiror after December 31, 2003 under the heading “Cash and Due from Banks” is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller or the Seller Subsidiary freely to dispose of such investment at any time. With respect to all repurchase agreements of which Seller or the Seller Subsidiary is a party, Seller or the Seller Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

3.25 Employees; Compensation. Seller has disclosed on Seller Disclosure Schedule 3.25 a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller and the Seller Subsidiary, (ii) each independent contractor, consultant and agent of Seller and the Seller Subsidiary who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2003 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2004, and (iii) each other person to whom Seller or the Seller Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

3.26 Tax and Regulatory Matters. Neither Seller nor the Seller Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c). Neither Seller nor Seller Subsidiary have (a) redeemed any of their respective stock, (b) declared or paid any dividend other than regular dividends, (c) engaged in any spin off or (d) engaged in any other transaction in contemplation of the Merger which would cause Acquiror not to acquire substantially all of the Sellers assets. No Seller Common Stock has been or will be acquired by the Seller Subsidiary prior to and in connection with the Merger. Neither Seller nor Seller Subsidiary has ever made or been required

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to make an election under Section 338 of the Code. The exercise price of the Seller Warrants (as defined below) is $10.00 per share which was the estimated fair market value of Seller Common Stock on each date on which Seller issued each Seller Warrant.

3.27 Intellectual Property.

(a) Seller has disclosed in Seller Disclosure Schedule 3.27 the Intellectual Property (as defined below) owned by Seller or the Seller Subsidiary, including a complete and accurate list of all material U.S. and foreign (A) trademark or service mark registrations and applications, (B) copyright registrations and applications, and (C) Internet domain names. Neither Seller nor the Seller Subsidiary owns any patents or patent applications. Seller or the Seller Subsidiary owns or has the valid right to use, in each case free and clear of all material liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller and the Seller Subsidiary as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership or right to use such Intellectual Property or Software of Seller or the Seller Subsidiary (i) has not been challenged in any prior litigation, (ii) is not being challenged in any pending litigation and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property or Software of Seller or the Seller Subsidiary.

(b) The conduct of the business of Seller and the Seller Subsidiary as currently conducted or planned by Seller to be conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any material Intellectual Property owned by or licensed to or by Seller or the Seller Subsidiary, and no such claims have been made against a third party by Seller or the Seller Subsidiary.

(d) Each material item of Software, which is used by Seller or the Seller Subsidiary in connection with the operation of their businesses as currently conducted, is either (A) owned by Seller or the Seller Subsidiary, (B) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (C) used under rights granted to Seller or the Seller Subsidiary pursuant to a written agreement, license or lease from a third party.

3.28 Community Reinvestment Compliance. The Seller Subsidiary is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Outstanding” in its most recent exam under the CRA. Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be

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reasonably expected to result in the Seller Subsidiary failing to be in compliance with such provisions or having its current rating lowered.

3.29 No Existing Discussions. As of the date hereof, each of Seller and the Seller Subsidiary is not engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction (as defined below).

3.30 Certain Business Practices. Neither Seller nor the Seller Subsidiary, and (to the Knowledge of Seller) no director, officer, agent or employee of Seller or the Seller Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.31 Continuity of Business Enterprise. Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

3.32 Full Disclosure. No representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule or in any agreement, document or certificate delivered by Seller to Acquiror or Merger Sub pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement of a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror makes the representations and warranties contained in this Article IV, except as set forth in the disclosure schedule attached hereto as Exhibit C (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. Disclosure in any section of the Acquiror Disclosure Schedule shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The following statements are made as of the date of this Agreement. The phrase “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror has delivered, provided access to or made certain items available for review and copying to Seller or its counsel. For purposes of this Article IV, the phrase “to the Knowledge of Acquiror” or any phrase of similar import shall be deemed to refer to the actual knowledge of senior executive officers of Acquiror after investigation.

4.1 Corporate Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Acquiror has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder. Acquiror is registered as a bank holding company under the Bank Holding Act of 1956, as amended. Acquiror Disclosure Schedule 4.1 sets forth true and complete copies of the Articles of Incorporation and Bylaws of Acquiror and Merger Sub as in effect on the date hereof.

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4.2 Merger Sub; No Activities.

(a) Merger Sub (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Acquiror and Merger Sub taken as a whole.

(b) Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.3 Authority; No Violation.

(a) Acquiror and Merger Sub have full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the unanimous vote of the Board of Directors of Acquiror and by the written consent of the Board of Directors of Merger Sub and by Acquiror as the sole stockholder of Merger Sub. No other corporate proceedings on the part of Acquiror or Merger Sub are necessary to consummate the transactions so contemplated. Subject to receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Plan of Merger have been duly and validly executed and delivered by Acquiror and Merger Sub and constitute valid and binding obligations of Acquiror and Merger Sub, respectively, enforceable against each of them in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court.

(b) None of the execution and delivery of this Agreement and the Plan of Merger by Acquiror and Merger Sub nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror and Merger Sub with any of the terms or provisions hereof or thereof will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of Acquiror, Merger Sub or Acquiror Bank (as defined below) (Merger Sub and Acquiror Bank are referred to herein collectively as the “Acquiror Subsidiaries”); (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror or any of the Acquiror Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or any of the Acquiror Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or any of the Acquiror Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii)

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and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the State of Tennessee, the TCFI, the MCB, the FDIC, applicable state securities laws authorities, the American Stock Exchange and the FRB, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror in connection with (a) the execution and delivery of this Agreement and the Plan of Merger by Acquiror and Merger Sub and (b) the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and by the Plan of Merger.

4.4 Financial Statements.

(a) Acquiror has previously delivered to Seller copies of the consolidated balance sheets of Acquiror as of December 31, 2002, 2001 and 2000 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, in each case accompanied by the audit reports of Ernst & Young, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Acquiror as of September 30, 2003 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three and nine months ended September 30, 2003 and 2002. The consolidated balance sheets of Acquiror referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of Acquiror as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations, changes in stockholders’ equity and cash flows of Acquiror for the respective periods or as of the respective dates set forth therein (it being understood that Acquiror’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which were, at the time, in the opinion of Acquiror, necessary for a fair presentation of such financial statements).

(b) Each of the financial statements referred to in this Section 4.4 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Acquiror and the Acquiror Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

(c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 4.4(a) or the notes thereto or liabilities incurred since September 30, 2003 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable federal, state or local law or ordinance or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Statement of Financial Accounting Standards No. 5), none of Acquiror or any of the Acquiror Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Acquiror and the Acquiror Subsidiaries taken as a whole.

4.5 Absence of Certain Changes or Events. Except as set forth in Acquiror Disclosure Schedule 4.5, there has not been any adverse change in the business, operations, assets or financial condition of Acquiror and the Acquiror Subsidiaries taken as a whole since September 30, 2003 that would have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder, other than: (i) any change in banking or similar laws, rules or regulations of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings

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industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; or (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

4.6 Legal Proceedings. Except as set forth in Acquiror Disclosure Schedule 4.6, none of Acquiror or any of the Acquiror Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or any of the Acquiror Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Acquiror will not have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder. None of Acquiror or any of the Acquiror Subsidiaries is a party to any order, judgment or decree which would reasonably be expected to have such a material adverse effect.

4.7 Acquiror Information. None of the information relating to Acquiror and the Acquiror Subsidiaries to be provided by Acquiror or the Acquiror Subsidiaries for use in the Registration Statement will, as of the date such Registration Statement is mailed to the stockholders of Seller and up to and including the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.8 Deposit Insurance and Other Regulatory Matters. The deposit accounts of The Peoples Bank & Trust Company, the financial institution subsidiary of Acquiror (“Acquiror Bank”), are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

4.9 Capital; Availability of Funds; Acquiror Shares. On the date hereof, the Acquiror Bank is, and on the Closing Date, the Acquiror Bank will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Acquiror is, and at the Effective Time, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. Acquiror will have available to it on and as of the date set forth in Section 2.2(e) sources of capital and financing sufficient and a sufficient number of shares of Acquiror Common Stock to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. The shares of Acquiror to be issued to pay the aggregate Merger Consideration pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

4.10 Broker Fees. Except as set forth in Acquiror Disclosure Schedule 4.10, neither Acquiror nor Merger Sub nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.11 Securities Documents and Regulatory Reports. Acquiror has previously delivered or made available to Seller an accurate and complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act, or mailed by Acquiror to its stockholders as a class since January 1, 2002, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules, and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or

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necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date filed publicly or provided to Seller prior to the date hereof shall be deemed to modify information as of an earlier date. Since January 1, 2002, Acquiror and each of the Acquiror Subsidiaries has duly filed with the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Acquiror has made available to Seller accurate and complete copies of such reports.

4.12 Compliance with Applicable Law.

(a) Acquiror and each of the Acquiror Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.

(b) Except as set forth in Acquiror Disclosure Schedule 4.12(b), neither Acquiror nor any of the Acquiror Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity, or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder; and neither Acquiror nor any of the Acquiror Subsidiaries has received any written notice from any Governmental Entity asserting that Acquiror or any Acquiror Subsidiary is in violation of any of the foregoing which could have such a material adverse effect. Neither Acquiror nor any Acquiror Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and none of them has received any written communication requesting that they enter into any of the foregoing.

4.13 Full Disclosure. No representation or warranty of Acquiror contained in this Agreement, the Acquiror Disclosure Schedule or in any agreement, document or certificate delivered by Acquiror to Seller pursuant to this Agreement (a) contains or at the Closing will contain any untrue statement or a material fact or (b) omits or at the Closing will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Business of Seller. During the period from the date hereof to the Effective Time, Seller shall, and shall cause the Seller Subsidiary to, conduct its and their businesses only in the ordinary course and consistent with past practice and prudent banking practice or as required hereunder, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall use its best efforts to (i) preserve its business organization and that of the Seller Subsidiary intact, (ii) keep available to itself and Acquiror the present services of the employees of Seller and the Seller Subsidiary, and (iii) preserve for itself and Acquiror the goodwill of customers and other third parties with whom business relationships exist.

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5.2 Negative Covenants of Seller. Seller agrees that from the date hereof to the Effective Time, except as otherwise approved by Acquiror in writing or as permitted or required by this Agreement, Seller will not, nor will Seller permit the Seller Subsidiary to, without the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed:

(i)	change any provision of the Charter or other governing instrument or Bylaws of Seller or the Seller Subsidiary;

(ii)	except for the issuance of the Seller Common Stock pursuant to the present terms of the Outstanding Seller Stock Options and the Outstanding Seller Warrants, change the number of shares of its authorized or issued capital stock or issue or grant any shares of its capital stock or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Seller or the Seller Subsidiary, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

(iii)	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Seller or the Seller Subsidiary;

(iv)	grant any severance or termination pay (other than pursuant to binding contracts of Seller in effect on the date hereof and disclosed to Acquiror on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants; or award any increase in compensation or benefits to its directors, officers, employees or consultants;

(v)	enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, employees or consultants, other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any tax-qualified plan; or make any contributions to any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice or plan terms;

(vi)	sell or dispose of any assets or knowingly incur any liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(vii)	make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in Seller Disclosure Schedule 5.2(vii);

(viii)	file any applications or make any contract with respect to branching or site location or relocation;

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(ix)	make any material change in its accounting methods or practices, other than changes required by GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

(x)	change its lending, investment, deposit or asset and liability management or other banking policies in any respect except as may be required by applicable laws or regulation;

(xi)	make, change or revoke any material Tax election, amend any material Return or settle or compromise any material liability for Taxes;

(xii)	engage in any transaction with an “affiliate,” in each case as defined in Section 3.18 hereof other than as set forth in Seller Disclosure Schedule 5.2(xii);

(xiii)	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiv)	originate or acquire any loans or other extensions of credit except for originations (A) in accordance with existing Seller lending policies and (B) any lending commitments outstanding on the date hereof;

(xv)	knowingly take any action or knowingly fail to take any action that would reasonably be expected to adversely affect or delay the ability of Acquiror or Seller to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

(xvi)	knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time;

(xvii)	knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror or Seller to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror;

(xviii)	merge with any other corporation or bank or permit any other corporation or bank to merge into it or consolidate with any other corporation or bank;

(xviv)	knowingly fail to comply with any laws, regulations, ordinances or governmental actions applicable to it or the Seller Subsidiary and to the conduct of the business of the Seller and the Seller Subsidiary in a manner adverse to such business; or

(xvv)	agree to do any of the foregoing.

5.3 No Solicitation.

(a) Neither Seller nor the Seller Subsidiary shall, nor shall Seller or the Seller Subsidiary authorize or permit any of its directors, officers or employees or any investment banker, financial advisor,

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attorney, accountant or other representative of Seller or the Seller Subsidiary to, directly or indirectly, solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquiror) concerning any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Agreement shall prevent Seller or the Board of Directors of Seller prior to receipt of approval by the stockholders of Seller of this Agreement and the Plan of Merger from (i) providing information in response to a request therefor by a person who has made an unsolicited bona fide written proposal to engage in an Acquisition Transaction (an “Acquisition Proposal”) if the Board of Directors of Seller receives from the person so requesting such information an executed confidentiality agreement on customary terms and conditions; (ii) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; (iii) failing to recommend or withdrawing its recommendation of this Agreement to its stockholders and/or failing to hold the Special Meeting (as defined in Section 5.8) to consider this Agreement, or (iv) recommending such an Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such case referred to in clause (i), (ii), (iii) or (iv) above, (A) Seller’s Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (B) Seller’s Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Seller’s stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clauses (A) and (B) of the preceding sentence is herein referred to as a “Superior Proposal”. Seller will communicate to Acquiror in writing (the “Notice”) as promptly as practicable (and in no event more than 48 hours after receipt) the terms of any proposal which it may receive in respect of any Acquisition Transaction (including amendments thereto) and shall provide Acquiror with copies of (x) all such written inquiries or proposals and (y) an accurate and complete written synopsis of all such oral inquiries or proposals. For purposes of this Agreement, “Acquisition Transaction” means any offer or proposal by a person or entity other than Acquiror for (i) a merger, tender offer, recapitalization or consolidation, or any similar transaction, involving the Seller or the Seller Subsidiary; (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Seller or the Seller Subsidiary; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing 20% or more of the voting power of the Seller; or (iv) any substantially similar transaction.

(b) During the 10 days immediately following the Acquiror’s receipt of the Notice, Acquiror shall be entitled to match or better the terms of the Superior Proposal described in the Notice. If Acquiror advises Seller in writing during such 10 day period that it has elected to match or better the terms of the Superior Proposal, Seller and Acquiror within two days of such election by Acquiror, shall amend this Agreement and the Plan of Merger to reflect the matched or bettered terms of the Superior Proposal as proposed by Acquiror. Seller shall not terminate this Agreement, and Seller promptly shall notify the person that made or conveyed the Superior Proposal that Acquiror has matched or bettered the Superior Proposal and this Agreement has been amended to reflect the matched or bettered terms. From and after the date on which Acquiror executes an amendment which matches or betters the Superior Proposal, Seller shall, and shall cause the Seller Subsidiary to, immediately cease and cause to be terminated, and cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and caused to be terminated, all discussions and negotiations regarding the Superior Proposal that has been matched or bettered by Acquiror with any person other than Acquiror. A person that has made a Superior Proposal that has been matched or bettered by Acquiror may make further Acquisition Proposals. During the period commencing on the date that Seller

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determines that the Acquisition Proposal meets the requirements set forth in clauses (A) and (B) above and ending on the eleventh day after Acquiror’s receipt of the Notice, Seller and the Seller Subsidiary shall not terminate this Agreement unless Seller receives written notice from Acquiror that it does not intend to exercise its right to match or better the Superior Proposal. If Acquiror does not notify Seller of its election by the eleventh day after Acquiror’s receipt of the Notice, Seller may proceed with the Superior Proposal as provided in this Agreement.

(c) Except as expressly permitted by this Section 5.3 and Section 5.8, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Acquiror, the approval of the Agreement and the Plan of Merger or the Seller Recommendation (as defined in Section 5.8) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation (collectively, a “Change in the Seller Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Seller Acquisition Agreement”) related to any Acquisition Transaction. For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller’s Board of an Acquisition Proposal, or any failure by Seller’s Board to recommend against an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Seller, to the extent that it determines in good faith, after consultation with outside counsel, that the failure to terminate this Agreement in light of a Superior Proposal would constitute a breach of its fiduciary duties under applicable law, may terminate this Agreement in order to concurrently enter into a Seller Acquisition Agreement with respect to such Superior Proposal, but only at a time that is after the compliance by Seller with the terms of Sections 5.3(a), 5.3(b) and 7.4.

(d) Upon the execution of this Agreement, Seller shall, and shall cause the Seller Subsidiary to, immediately cease and cause to be terminated, and cause its officers, directors and employees, investment bankers, financial advisors, attorneys, accountants and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and, upon request by Acquiror, shall request the return and destruction of all confidential information provided to any such person.

5.4 Negative Covenants of Acquiror. Except as expressly provided in this Agreement, or as set forth in Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, and shall cause each Acquiror Subsidiary not to, (i) other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Acquiror and Merger Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (ii) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Merger Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement; (iii) knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time; (iv) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of the Acquiror or Merger Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror; or (v) agree to do any of the foregoing.

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5.5 Current Information. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its business, operations, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last quarter of such party’s fiscal year) ending after the date of this Agreement, Seller will deliver to Acquiror the unaudited consolidated balance sheet of Seller as of the end of each calendar quarter and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of Seller for the three months then ended, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, will deliver to Acquiror the audited consolidated balance sheet of Seller as of the end of each fiscal year and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows of Seller for the 12 months then ended. Within 30 days after the end of each fiscal quarter, Seller shall provide Acquiror with a copy of the FDIC Call Report filed with the FDIC.

5.6 Access to Properties and Records; Confidentiality.

(a) Seller shall permit Acquiror and its representatives reasonable access to its properties and those of the Seller Subsidiary and shall disclose and make available to Acquiror all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller and the Seller Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which Acquiror may have an interest. Neither Seller nor the Seller Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Seller will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Seller and the Seller Subsidiary shall make their respective executive officers available to confer with Acquiror and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b) All information furnished previously by Acquiror or Seller in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of Acquiror and Seller to keep such information confidential shall continue for one year from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

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(c) Notwithstanding anything contained herein to the contrary, each party is permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby at any time on or after the earliest to occur of (i) the date of public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement of the transactions contemplated hereby and (iii) the date of execution of this Agreement (it being understood by the parties that a “public announcement” shall mean a public announcement permitted by this Agreement (or otherwise permitted by agreement of the parties) as distinguished from a third-party announcement or a leak). This Agreement shall not be construed to limit in any way either party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Merger. These provisions are meant to be interpreted so as to prevent the Merger from being treated as offered under “conditions of confidentiality” within the meaning of the Code and the Treasury Regulations thereunder.

5.7 Regulatory Matters.

(a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including the Registration Statement), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries, to any Governmental Entity in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

(c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

5.8 Approval of Stockholders. Seller shall, subject to the provisions of Section 5.3 and this Section 5.8, (i) take all steps (including participation in the preparation of the Registration Statement in accordance with all applicable requirements and having the Registration Statement cleared by the Commission and mailed to its stockholders) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the “Special Meeting”) as soon as reasonably practicable for the purposes of securing the approval of such stockholders of this Agreement and the Plan of Merger, (ii) recommend to its stockholders the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the “Seller Recommendation”), and (iii) use its best efforts to obtain, as promptly as practicable, such approval; provided, however, that the Board of Directors of Seller may fail to hold such Special Meeting, fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that the holding of such Special Meeting, the making of such recommendation or the failure to withdraw, modify or change such recommendation, as a result of an Acquisition Proposal that has not been withdrawn, would constitute a breach of the fiduciary duties of such directors under applicable law. Seller and Acquiror will reasonably cooperate in the preparation of the Registration Statement.

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5.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger.

5.10 Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(d) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be.

5.11 Public Announcements. Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.12 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to August 31, 2004 and that it will not waive that condition, it will promptly notify the other party. Acquiror and Seller will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of such Merger or the other transactions contemplated hereby.

5.13 Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a) Employee Benefit Plans.

(1)

Subject to the provisions of this Section 5.13, all employees of Seller or Seller Subsidiary immediately prior to the Effective Time who become employed by Acquiror or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”) will be covered by the Employer employee benefit plans on substantially the same basis as other employees of Employer performing services primarily on behalf of Employer (“Acquiror Employees”) in a comparable position. Notwithstanding the foregoing, Employer may determine to continue any of the Seller benefit plans for Transferred Employees in lieu of offering participation in the Employer benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate or amend any of Seller’s benefit plans, or to merge any such benefit plans with the Employer benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to other such Acquiror Employees generally. Except as

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specifically provided in this Section 5.13 and as otherwise prohibited by law, Transferred Employees’ service with Seller or the Seller Subsidiary shall be recognized as service with the Employer for purposes of eligibility to participate and vesting under the Employer benefit plans, policies or arrangements (including but not limited to, vacation, sick and other leave policies), subject to applicable break-in-service rules. Acquiror agrees that any preexisting condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Seller or the Seller Subsidiary at the Effective Time and who then change coverage to the Employer medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Surviving Corporation, or Employer, to amend or terminate such Seller Plans in accordance with their terms, provided that such amendment or termination affects all covered employees equally.

(2)	As of the Effective Time, Acquiror shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all severance agreements existing immediately prior to the Effective Time which are between Seller or the Seller Subsidiary and any officer which have been disclosed in Seller Disclosure Schedule 5.13(a), in the form in effect as of the date hereof.

(3)	Following the Effective Time, Acquiror shall maintain any deferred compensation plan, policy, program or arrangement listed on Seller Disclosure Schedule 3.8(a), provided that Acquiror may determine to continue such plan, policy, program or arrangement, amend any such plan policy program or arrangement, including the cessation of deferrals thereunder or contributions thereto, or merge or consolidate any such plan, policy, program or arrangement with any similar arrangement sponsored by Acquiror, subject to such terms and conditions as Acquiror deems appropriate.

(4)	On the Closing Date, Seller shall terminate all qualified Seller Plans and shall distribute amounts thereunder in accordance with and at the times permitted under such Plans and under applicable law.

(b) Indemnification. Acquiror shall indemnify and hold harmless each present and former director and officer of Seller and the Seller Subsidiary determined as of the Effective Time and identified on Seller Disclosure Schedule 5.13(b) and their heirs, personal representatives and estates (the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s capacity as an officer or director of Seller and/or the Seller Subsidiary, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the Articles of Incorporation and/or Bylaws of Acquiror as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Acquiror at all relevant times. This

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indemnity shall be provided for six years following the Effective Time; or if there shall be any proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.

The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) the total aggregate indemnification provided by Acquiror pursuant to this Section 5.13(b) shall not exceed, as to all Indemnified Parties as a group, the sum of $2,000,000, and Acquiror shall have no responsibility to the Indemnified Parties for the manner in which such sum is allocated among that group; (ii) a director or officer who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Seller Disclosure Schedule 5.13(b) hereto; and (iii) amounts otherwise required to be paid by Acquiror to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party.

Acquiror agrees that the $2,000,000 limit set forth in this Section 5.13(b) shall not apply to any damages, liabilities, judgments and claims (and related expenses, including, without limitation, attorneys’ fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 5.21 hereof.

(c) Insurance. Acquiror shall use all reasonable efforts to cause the Merger Sub or Acquiror to obtain for a period of six years after the Effective Time policies of directors’ and officers’ liability insurance covering the persons listed on Seller Disclosure Schedule 5.13(b) at no cost to the beneficiaries thereof with respect to the acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar provisions and conditions as existing policies; provided, however, that neither Acquiror nor Merger Sub shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount for such coverage set forth in Section 3.14 of the Seller Disclosure Schedule but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) Subsequent Events. In the event that Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the surviving or purchasing entity and the successors and assigns of such entity shall assume the obligations set forth in Sections 5.13(b) and (c), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties and the persons listed on Seller Disclosure Schedule 5.13(c), respectively, and shall survive the Closing of this Agreement.

5.14 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Seller and Acquiror and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15 Preparation of Registration Statement. The parties hereto shall jointly prepare as promptly as practicable a proxy statement to be mailed to the stockholders of Seller who are to vote upon this Agreement and the Plan of Merger in connection with the transactions contemplated hereby and to be part of the Registration Statement to be filed by Acquiror with the Commission pursuant to the 1933 Act with respect to the shares to be issued in connection with the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such

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effectiveness, up to and including the time of the last stockholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Acquiror relating to Acquiror and by Seller relating to Seller and the Seller Subsidiary, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Acquiror will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.

5.16 Affiliates. Prior to the Effective Time, Seller shall deliver to Acquiror a letter identifying all persons whom it believes to be “affiliates” of Seller for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act (“Affiliates”). Seller shall use its best efforts to cause each person so identified to deliver to Acquiror prior to the Effective Time a written agreement in substantially the form of Schedule 5.16 hereto providing, among other things, that such person will not dispose of Acquiror Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder.

5.17 Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Time the outstanding shares of Acquiror Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in the Acquiror’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kinds of shares of Acquiror Common Stock to be thereafter delivered in connection with the Merger.

5.18 Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI of this Agreement and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII hereof), Seller shall, and it shall cause the Seller Subsidiary to, take any and all necessary or appropriate actions to adopt all Acquiror accounting procedures and policies (including, without limitation, those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or the Seller Subsidiary at the request of Acquiror pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller herein.

5.19 Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

5.20 Certain Agreements. As promptly as practicable after the date hereof, Seller shall have each director of Seller who is not an employee of Seller execute a Lock-Up and Non-Competition Agreement in substantially the form of Schedule 5.20-A hereto, have each executive officer of Seller who is also a director of Seller execute a Lock-Up Agreement in substantially the form of Schedule 5.20-B hereto, and have Francis J. Cianciola execute an Employment Agreement in substantially the form of Schedule 5.20-C hereto.

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5.21 Hold Harmless. Acquiror will indemnify and hold harmless Seller, the Seller Subsidiary, each of the directors and officers and each person, if any, who controls Seller or the Seller Subsidiary within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Acquiror shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Acquiror by Seller or the Seller Subsidiary for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Acquiror under this Section 5.21, notify Acquiror in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Acquiror of the commencement thereof, Acquiror shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Acquiror to such indemnified party of its election to so assume the defense thereof, Acquiror shall not be liable to such indemnified party under this Section 5.21 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party.

5.22 Stock Options. Seller has issued options (a “Seller Stock Option”) with respect to the Seller Common Stock pursuant to the Stock Option Plan for Renasant Bancshares, Inc. (the “Stock Option Plan”). At the Effective Time, Acquiror shall assume the Stock Option Plan and all of Seller’s obligations thereunder. After the Effective Time, each Seller Stock Option shall entitle the holder thereof to purchase a number of shares of Acquiror Common Stock equal to the number of shares of Seller Common Stock specified in such Seller Stock Option multiplied by the Exchange Ratio at an exercise price equal to the quotient of the exercise price specified in such Seller Stock Option divided by the Exchange Ratio.

5.23 Warrants. Seller has issued warrants to purchase Seller Common Stock (a “Seller Warrant”). Prior to the Effective Time, Seller shall cause each holder of a Seller Warrant to execute and deliver an agreement in substantially the form of Schedule 5.23 pursuant to which such holder, at his or her election, agrees (i) to sell to Acquiror, effective at the Effective Time, such Seller Warrant for an amount equal to the number of shares of Seller Common Stock specified in such Warrant times the Price Per Share less the aggregate exercise price for all shares of Seller Common Stock specified in such Seller Warrant, subject to required withholding taxes, if any, or (ii) to amend such holder’s Seller Warrant so that from and after the Effective Time the Seller Warrant shall entitle the holder thereof to purchase a number of shares of Acquiror Common Stock equal to the number of shares of Seller Common Stock specified in such Seller Warrant multiplied by the Exchange Ratio at an exercise price equal to the quotient of the exercise price specified in such Seller Warrant divided by the Exchange Ratio.

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ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to the Parties’ Obligations under this Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) All necessary regulatory or governmental approvals and consents required to complete the Merger shall have been obtained, all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied, and all waiting periods in respect thereof shall have expired; and all notices, reports and other filings required to be made with any Governmental Entity in connection with the Merger prior to the Effective Time by Acquiror or Seller or any of their respective Subsidiaries shall have been made and become final.

(b) This Agreement and the Plan of Merger shall have been duly adopted and approved by the requisite votes of the stockholders of Seller.

(c) None of Seller, the Seller Subsidiary, Acquiror or Acquiror Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or the other transactions contemplated hereby.

(d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller or Acquiror.

(e) The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

(f) Acquiror and the stockholders of Seller shall have received an opinion of Phelps Dunbar LLP, which opinion shall be satisfactory in form and substance to Acquiror and Seller, to the effect that the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange of Seller Common Stock to the extent exchanged for Acquiror Common Stock will not give rise to gain or loss to the stockholders of Seller with respect to such exchange.

(g) The shares of Acquiror Common Stock issuable to the holders of Seller Common Stock in the Merger shall have been approved for listing on the American Stock Exchange on or before the Closing Date, subject to official notice of issuance.

6.2 Conditions to the Obligations of Acquiror and Merger Sub under this Agreement. The obligations of Acquiror and Merger Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Merger Sub) to the extent permitted by law:

(a) (i) Each of the obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all respects (Section 3.15(b) shall be read without regard to any qualifications regarding Knowledge) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), except for any violations or breaches of the representations and warranties of Seller contained in this Agreement which would not have a Material Adverse Effect, and Acquiror shall have received a certificate to that effect signed by the President and Chief Executive Officer of Seller. For purposes of this Agreement, Material Adverse Effect means a

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breach of a warranty or representation of Seller contained in this Agreement which involve matters in which the amounts involved exceed $300,000 in the aggregate.

(b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any terms or conditions which would materially impair the value of Seller to Acquiror.

(c) Holders of the Seller Common Stock who dissent from the Merger pursuant to Section 48-23-102 et seq. of the TBCA by meeting the requirements set forth therein shall not hold more than 15% of the Seller Common Stock immediately prior to the Effective Time.

(d) Two qualified people selected by Seller from its Board of Directors and acceptable to Acquiror shall be appointed to the Board of Directors of Acquiror on the Closing Date.

6.3 Conditions to the Obligations of Seller under this Agreement. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law:

(a) (i) Each of the obligations of Acquiror and Merger Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Merger Sub contained in this Agreement shall have been true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date shall be true and correct as of such date), except for any violations or breaches of the representations and warranties of Acquiror contained in this Agreement which would not have a Material Adverse Effect, and Seller shall have received a certificate to that effect signed by the President and Chief Executive Officer of Acquiror. For purposes of this Agreement, Material Adverse Effect means a breach of a warranty or representation of Acquiror contained in this Agreement which involve matters in which the amounts involved exceed $300,000 in the aggregate.

(b) All permits, consents, waivers, clearances, approvals and authorizations of all Governmental Entities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained; and none of such permits, consents, waivers, clearances, approvals and authorizations shall adversely affect the Merger Consideration.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Plan of Merger by the stockholders of Seller:

(a) by mutual written consent of the parties hereto;

(b) by Acquiror (on behalf of itself and Merger Sub) or Seller (i) if the Effective Time shall not have occurred on or prior to August 31, 2004, unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved, in which event such date shall be automatically extended to October 31, 2004; or (ii) if a vote of the stockholders of Seller is taken and such stockholders fail to approve this Agreement and the Plan of Merger at the Special Meeting; unless the

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failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

(c) by Acquiror (on behalf of itself and Merger Sub) or Seller upon written notice to the other (i) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

(d) by Acquiror (on behalf of itself and Merger Sub) in writing if Seller has, or by Seller in writing if Acquiror has, breached (i) any covenant or undertaking contained herein, or (ii) any representation or warranty contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.2(a) or 6.3(a), as the case may be, and such breach cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

(e) by Acquiror (on behalf of itself and Merger Sub) if (i) Seller shall have failed to make the Seller Recommendation in the Registration Statement, (ii) Seller shall have effected a change in the Seller Recommendation, (iii) Seller shall have breached its obligations under this Agreement by reason of a failure to call or convene the Special Meeting in accordance with Section 5.8, or (iv) Seller shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction;

(f) by Acquiror if holders of more than 15% of Seller Common Stock exercise statutory rights of dissent and appraisal pursuant to Section 48-23-102 et seq. of the TBCA;

(g) by Seller in accordance with the terms and conditions of Section 5.3(c);

(h) by Acquiror or Seller if an adjustment in the Exchange Ratio and the Per Share Price shall be required in accordance with Section 2.1(a)(viii) and Acquiror shall have elected not to make such election; or

(i) by Seller upon the occurrence of both of the following events: (i) Acquiror shall have made an adjustment to the Exchange Ratio and the Per Share Price in accordance with Section 2.1(a)(viii) and (ii) (a) the quotient obtained by dividing the Average Closing Price by the Starting Price shall be less than (b) the quotient obtained by dividing the Index Value (as defined below) on the Determination Date by the Index Value on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(b).

For purposes of this Section 7.1(i), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the daily last sales prices of Acquiror Common Stock as reported on the American Stock Exchange for the 10 consecutive full trading days in which such shares are traded on the American Stock Exchange ending at the close of trading on the Determination Date.

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“Determination Date” means the later of the date on which (i) the consent of the FRB (without regard to any requisite waiting period thereof) to the Merger shall be received by Acquiror and (ii) the Special Meeting occurs.

“Index Group” means the NASDAQ Bank Index as reported by Bloomberg, L.P.

“Index Value” on a given date shall mean the index value for the NASDAQ Bank Index as reported by Bloomberg, L.P.

“Starting Date” means the fourth full trading day after the announcement by press release of the Merger.

“Starting Price” shall mean the closing price per share of Acquiror Common Stock as reported on the American Stock Exchange on the Starting Date.

7.2 Effect of Termination. In the event of termination of this Agreement by either Acquiror or Seller as provided above, this Agreement shall forthwith become void (other than Sections 5.6(b), this Section 7.2, Section 7.4 and Article VIII hereof, which shall remain in full force and effect), and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 5.6(b), 7.4 and 8.1 hereof and except for liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (a) amend this Agreement and the Plan of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval); provided, however, that after any approval of the Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Plan of Merger which (i) modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Seller, or (ii) is reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or materially impair or prevent the satisfaction of any other condition to the obligations of Acquiror or Seller set forth in Sections 6.1, 6.2 and 6.3 hereof or may materially delay the Effective Time. This Agreement and the Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its Board of Directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4 Termination Fees.

(a) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined in subsection (c)) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Seller pursuant to Section 7.1(b)(ii) or by Acquiror pursuant to Section 7.1(d) as a result of a willful breach by Seller and (B) prior to the date that is 12 months after the date of such termination Seller consummates an Acquisition Proposal, then Seller shall, on the date such Acquisition Proposal is consummated, pay Acquiror a fee equal to $5,000,000 by wire transfer of same-day funds.

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(b) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(e) or by Seller pursuant to Section 7.1(g), then concurrently with such termination, Seller shall pay to Acquiror a fee equal to $5,000,000 by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until receipt by Acquiror of such fee. In no event shall Seller be required to pay a $5,000,000 fee under both this Section 7.4(b) and Section 7.4(a).

(c) For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or has been made directly to its stockholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting with respect to a termination pursuant to Section 7.1(b)(ii) or the date of termination with respect to a termination pursuant to Section 7.1(d). Seller acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 7.4 and, in order to obtain such payment, Acquiror commences a suit which results in a judgment against Seller for the fee set forth in this Section 7.4, Seller shall pay to Acquiror its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Acquiror and Seller shall each bear one-half of all costs of printing, mailing and filing the Registration Statement and all filing and similar fees relating to the Merger.

8.2 Survival. The respective representations, warranties and covenants of the parties to this Agreement shall not survive (i) the Effective Time or (ii) the termination of this Agreement, but shall terminate as of the Effective Time or such termination, respectively, except for the provisions of (i) Article II, Sections 5.13, 5.21, 5.22 and 5.23 and this Article VIII which shall survive the Effective Time, and (ii) Sections 5.6(b), 5.6(c), 7.4 and this Article VIII which shall survive such termination, respectively.

8.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or by facsimile addressed as follows:

(a) If to Acquiror or Merger Sub, to:

The Peoples Holding Company

209 Troy Street

Tupelo, Mississippi 38801

Attention: E. Robinson McGraw

Facsimile: (662) 680-1230

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Copy (which shall not constitute notice) to:

Phelps Dunbar LLP

20th Floor

365 Canal Street

New Orleans, Louisiana 70130

Attention: Mark A. Fullmer

Facsimile: (504) 568-9130

(b) If to Seller, to:

Renasant Bancshares, Inc.

2177 Germantown Road South

Germantown, Tennessee 38138

Attention: Francis J. Cianciola

Facsimile: (901) 312-4094

Copy (which shall not constitute notice) to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

20th Floor

165 Madison Avenue

Memphis, Tennessee 38103

Attention: Robert Walker

Facsimile: (901) 577-0785

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided in Sections 5.13(a)(2), 5.13(a)(3), 5.13(b), 5.13(c), 5.21, 5.22 and 5.23, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5 Complete Agreement. This Agreement and the Plan of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, including the confidentiality agreement by and by and among the parties dated as of January 6, 2004, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

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8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.7 Governing Law. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of laws thereof.

8.8 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Acquiror, Merger Sub and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:

E. Robinson McGraw, President and Chief Executive Officer

PEOPLES MERGER CORPORATION

By:

E. Robinson McGraw, President

RENASANT BANCSHARES, INC.

By:

Name:
Title:

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INDEX OF DEFINED TERMS

Term	Defined in Section No.
Acquiror	First paragraph
Acquiror Bank	4.10
Acquiror Common Stock	2.1(a)(i)
Acquiror Disclosure Schedule	First sentence Article IV
Acquiror Employees	5.13(a)(1)
Acquiror Subsidiaries	4.3(b)
Acquisition Proposal	5.3(a)
Acquisition Transaction	5.3(a)
Affiliates	5.16
Agreement	First paragraph
Average Closing Price	7.1(h)
Business Day	1.2
Cash Consideration	2.1(a)(i)
Cash Election	2.1(a)(iii)
Cash Election Shares	2.1(a)(vii)
Change in Seller Recommendation	5.3(b)
Claims	5.13(b)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Combination Election	2.1(a)(iii)
Commission	3.10
Constituent Corporations	First whereas paragraph
Costs	5.13(b)
CRA	3.28
delivered to Acquiror	First paragraph of Article III
delivered to Seller	First paragraph of Article IV
Determination Date	7.1(h)
Dissenting Stockholder	2.4
Effective Time	1.2
Election Deadline	2.1(a)(iv)
Environmental Law	3.15
Employees	3.8(a)
Employer	5.13(a)(1)
Environmental Law	3.15
ERISA	3.8(a)
ERISA Affiliate	3.8(b)
ERISA Affiliate Plan	3.8(b)
ERISA Plan	3.8(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(e)
Exchange Ratio	2.1(a)(i)
FDIA	3.12(a)
FDIC	3.3(b)

Annex A-1 – Page 49

FRB	3.3(b)
Form of Election	2.1(a)(iii)
GAAP	3.4(b)
Governmental Entity	1.2
Hazardous Substance	3.15
Indemnified Parties	5.13(b)
Index Group	7.1(h)
Index Value	7.1(h)
Intellectual Property	3.27(a)
IRS	3.7(a)
Loan Portfolio Properties and Other Properties Owned	3.15
made available to Acquiror	First paragraph of Article III
made available to Seller	First paragraph of Article IV
Maximum Cash Election Number	2.1(a)(ii)
Maximum Stock Election Number	2.1(a)(ii)
MCB	3.3(b)
Merger	1.1
Merger Consideration	2.1(a)(i)
Merger Sub	First paragraph
Minimum Cash Election Number	2.1(a)(ii)
Minimum Stock Election Number	2.1(a)(ii)
Notice	5.3(a)
Outstanding Seller Stock Options	3.2
Outstanding Seller Warrants	3.2
party/parties	First paragraph
Pension Plan	3.8(a)
Pre-Termination Takeover Proposal Event	7.4(a)(iii)
Price Per Share	2.1(a)(i)
Proceeding	5.13(b)
Registration Statement	3.10
Representative	2.1(a)(iii)
Returns	3.7(a)
Risk Management Instruments	3.20
Seller	First paragraph
Seller Acquisition Agreement	5.3(b)
Seller Agreement	3.13(a)
Seller Common Stock	2.1
Seller Disclosure Schedule	First sentence Article III
Seller Plans	3.8(a)
Seller Recommendation	5.8
Seller Subsidiary	3.1(b)
Seller Stock Option	5.22
Seller Warrant	5.23
Software	3.27(a)
Special Meeting	5.8
Starting Date	7.1(h)
Starting Price	7.1(h)
Stock Consideration	2.1(a)(i)
Stock Election	2.1(a)(iii)

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Stock Election Shares	2.1(a)(vii)
Stock Option Plan	5.22
Superior Proposal	5.3(a)
Surviving Corporation	1.1
Takeover Laws	3.3(c)
Taxes	3.7(c)
TBCA	1.1
TCFI	3.3(b)
to the Knowledge of Acquiror	First paragraph of Article IV
to the Knowledge of Seller	First paragraph of Article III
Transferred Employees	5.13(a)(1)

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SCHEDULE 5.13(b)

JOINDER AGREEMENT

THIS AGREEMENT is made and executed as of the              day of February, 2004 between The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and the undersigned individual officer and/or director (“Renasant Officer”) of Renasant Bancshares, Inc., a Tennessee corporation (“Renasant”) or affiliates of Renasant.

RECITALS:

WHEREAS, Acquiror and Renasant have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Renasant will be merged into Peoples Merger Corporation, a wholly owned subsidiary of Acquiror (the “Acquisition Subsidiary”) and the Acquisition Subsidiary shall be the surviving entity on the terms and subject to the conditions set forth in such Merger Agreement; and

WHEREAS, in consideration of the agreements made by Renasant in connection with the Merger Agreement, Acquiror has agreed to indemnify the Renasant Officer under certain circumstances set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of Acquiror’s agreement to indemnify the Renasant Officer and the expenses and costs that may be incurred by Acquiror in connection with such indemnification, the Renasant Officer hereby agrees as follows:

1. Assumption of and Cooperation in Defense.

1.1 Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the Renasant Officer, the Renasant Officer shall promptly notify Acquiror, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim. Upon receipt of such notice, or at any time thereafter, Acquiror shall be entitled to participate therein and, in its sole discretion, to assume the defense of such claim, with counsel of its choice, subject to the reasonable approval of the Renasant Officer, and to consider and decide on any proposed settlement, subject to the reasonable approval of the Renasant Officer. In any and all events, Acquiror shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s). Acquiror shall notify the Renasant Officer of its assumption of the defense of such claim; and after such notice from Acquiror to the Renasant Officer, Acquiror shall not be liable to the Renasant Officer for indemnification under Section 5.13(b) of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.

1.2 Cooperation in Defense. The Renasant Officer agrees to cooperate in the defense of any action for which indemnification is sought under Section 5.13(b) of the Merger Agreement. Such cooperation shall include, but not be limited to, providing Acquiror and its counsel copies of any and all relevant documents relating to the claim, consulting with Acquiror and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making himself available at reasonable times for consultation, testimony and fact-finding and otherwise furnishing such information to Acquiror and its counsel as the Renasant Officer would provide to his own counsel in the event he were defending the action himself. Except as expressly permitted by Acquiror, the Renasant Officer shall not object to the production or use of any documents heretofore prepared by or of information provided to Acquiror legal counsel on the basis of any claim of privilege that is available

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only to Renasant or Acquiror; provided, however, that Acquiror agrees that it will not, without the consent of the Renasant Officer, waive any applicable privilege of the Renasant Officer. Such cooperation shall be provided regardless of whether Acquiror assumes the defense of the action.

2. Duplication of Payment; Limitations; Presumptions.

2.1 No Duplication of Payments. Acquiror shall not be liable under this Agreement to make any payment in connection with any claim against the Renasant Officer to the extent the Renasant Officer has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.

2.2 Limitation on Liability. The Renasant Officer hereby expressly acknowledges and agrees that Acquiror shall not be liable in the aggregate for more than $2 million in connection with its obligations under Section 5.13(b) of the Merger Agreement. The Renasant Officer further acknowledges and agrees that he shall have no claim against Acquiror for any amount that, when aggregated with amounts paid by Acquiror to other Renasant Officers, exceeds $2 million. Any claim for reallocation of the amounts paid by Acquiror among Renasant Officers shall be made against the other Renasant Officer(s) involved, and Acquiror shall not be liable in any way for the allocation of such amounts among Renasant Officers.

2.3 No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the Renasant Officer did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by a nationally recognized overnight delivery service (receipt requested), at the addresses listed below:

If to Acquiror:	Mr. E. Robinson McGraw President and Chief Executive Officer The Peoples Holding Company 209 Troy Street Tupelo, MS 38801

If to the Renasant Officer:

4. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6. Amendment. This Agreement may only be amended by a written instrument signed by both parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:

RENASANT OFFICER

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SCHEDULE 5.16

AFFILIATE LETTER

[date]

The Peoples Holding Company

209 Troy Street

Tupelo, MS 38801

Gentlemen:

This letter agreement is given in connection with the closing of the merger (the “Merger”) of Renasant Bancshares, Inc. (“Seller”) with and into Peoples Merger Corporation, a wholly owned subsidiary of The Peoples Holding Company (“Acquiror”). I am aware and acknowledge that, as a member of the Board of Directors or an officer of Seller or the beneficial owner of a substantial amount of the outstanding common stock of Seller, I may be an “affiliate” of Seller as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and the regulations thereunder.

I understand the resales or other dispositions of Acquiror’s common stock, $5.00 per share par value (“Acquiror Common Stock”), acquired by me as a result of the Merger may be governed by Rules 144 and 145 of the Securities Act.

On the basis of the foregoing, and in consideration of the delivery to me of the Acquiror Common Stock into which my Seller common stock will be converted, I agree that I will not, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any of the Acquiror Common Stock held by me in violation of the Securities Act or the rules or regulations promulgated thereunder. In addition, I expressly agree to the placement of a restrictive legend on any and all certificates representing Acquiror Common Stock of which I am the beneficial owner reflecting the restrictions described above.

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SCHEDULE 5.20-C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the          day of                     , 2004, by and among Francis J. Cianciola (“Employee”), The Peoples Holding Company (“Peoples”) and Renasant Bank, a Tennessee banking corporation and an affiliate of Peoples (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth in this Agreement and Employee desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants hereinafter set forth, the parties agree as follows:

I.	EMPLOYMENT. The Company agrees to employ Employee and Employee agrees to remain in the employ of the Company, upon the terms and subject to the conditions provided herein.

II.	POSITION, DUTIES AND RESPONSIBILITIES.

A.	Employee shall serve as President and Chief Executive Officer or in such other capacity or capacities as shall be mutually agreed upon from time to time by Employee and Company. Employee shall report directly to the President and Chief Executive Officer of Peoples (the “Peoples CEO”) and to the Board of Directors of the Company.

B.	Employee’s duties shall include the responsibility for the operations of the Company consistent with Peoples’ policies as they currently exist and as they may change over time and such other duties as may from time to time be delegated to Employee by the Peoples CEO. Employee shall perform services when and as directed by the Company and Peoples and as more fully described below, except with Employee’s prior written consent, Employee’s assigned duties shall not be inconsistent with his position. Peoples agrees to vote its stock in the Company to elect Employee as a director of the Company during his employment with the Company. Peoples, also, agrees to cause Employee to be nominated to the Board of Directors of Peoples during Employee’s employment.

C.	Employee shall devote substantially all of his business time, attention and efforts in the faithful performance of his duties hereunder, provided, however, Employee may continue his current investing in real estate and other investment opportunities as long as such activities do not interfere with Employee’s duties and responsibilities under this Agreement.

D.	Subject to the policies, procedures and code of ethics of Peoples as in effect from time to time, the budget of the Company then in effect (“the “Budget”) and all applicable laws and regulations, Employee shall have exclusive authority over recruiting, hiring, firing and setting compensation of all Company employees.

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E.	Without the consent of Peoples, Employee shall not cause or permit the Company to:

i)	issue any securities of the Company or any of its affiliates;

ii)	make any tax election or determine the accounting method to be used by the Company or any of its affiliates;

iii)	establish a subsidiary or transfer any interest in any subsidiary or merge or consolidate any subsidiary of the Company with any other entity;

iv)	adopt a budget or make any material deviations from the Budget then in effect;

v)	sell, exchange, lease, mortgage, pledge, charge or otherwise transfer or encumber all or any portion of the assets of the Company or any subsidiary;

vi)	enter into any business combination, strategic partnership or joint venture with another individual, partnership, corporation, trust, limited liability company or any other entity (any of the foregoing may be referred to as “Person”), or acquire or dispose of all or any interest in any other Person, merge or consolidate with or into another Person;

vii)	create, incur, assume or otherwise become liable with respect to any obligation for borrowed money (including a guarantee of, or contingent liability for, the indebtedness or other obligations of any Person), or issue any bonds, debentures, notes or other evidences of indebtedness;

viii)	enter into any transaction or series of related transactions involving capital expenditures, including incoming lease commitments, purchases of equipment or inventory or other expenditures that are not consistent with the Budget then in effect;

ix)	authorize or enter into or amend any agreement, commitment or other transaction, or any series of related agreements, commitments or other transactions between the Company and any affiliate; or

x)	take any action outside the ordinary course of business.

F.	Employee represents and warrants that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations.

III.	COMPENSATION AND BENEFITS.

A.	The Company shall pay Employee an annual salary of Two Hundred and Ten Thousand Dollars ($210,000.00), payable in equal installments every two (2) weeks in accordance with the Company’s regular payroll policy subject to tax withholding for taxes as required by law. Employee may receive bonuses in accordance with Peoples’ policies in effect from time to time and may be eligible for salary increases as may be mutually agreeable from time to time.

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B.	Employee shall also be entitled to receive the benefits of Peoples and its affiliates specified in Schedule 3(b). To the extent permitted by law and each applicable benefit plan, all prior years of service with the Company will be counted for vesting and eligibility purposes under all applicable Peoples benefit plans. In addition, upon Employee reaching the age of 55, Employee shall become eligible to participate in Peoples’ Early Retirement Medical Benefit.

C.	Employee is authorized to incur necessary and customary expenses in connection with the business of the Company, including expenses for entertainment, trade association meetings, travel, promotion and similar matters, consistent with Peoples’ and the Company’s policies as in effect from time to time. The Company will pay or reimburse Employee for such expenses upon presentation by Employee of appropriate records to verify such expense.

D.	Employee shall be entitled to the use of a leased or Company-owned six-passenger motor vehicle to include all operating and maintenance expenses.

IV.	TERM. Employee’s employment shall commence on , 2004, and shall terminate on , 2009 unless terminated sooner as provided in this Agreement.

V.	TERMINATION.

A.	If Employee becomes physically or mentally disabled, as determined in the good faith judgment of Peoples’ Board of Directors, Employee’s employment may be terminated upon sixty (60) days written notice.

B.	Employee may be terminated for cause (“Cause”) by the Company if:

1.	the Employee commits, or is convicted of, or enters a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude or any other criminal activity or unethical conduct that, in the good faith opinion of the Board of Directors of Peoples, would seriously impair Employee’s ability to perform his duties hereunder or would impair the business reputation of Peoples, the Company or any of their affiliates;

2.	in the good faith opinion of the Board of Directors of Peoples, the Employee has failed to perform the duties assigned to him and such failure is not cured within thirty (30) days of receipt by Employee of written notice thereof;

3.	the Employee willfully and knowingly violates any statute, rule or regulation under the federal banking laws or the banking laws of any state that, in the good faith opinion of the Board of Directors of Peoples, would seriously impair Employee’s ability to perform his duties hereunder or would impair the business reputation of Employee, Peoples, the Company or any of their affiliates; or

4.	in the good faith opinion of the Board of Directors of Peoples, the Employee materially breaches any provision of this Agreement.

C.	Employee may terminate Employee’s employment upon written notice to the Company and Peoples at any time for “Good Reason,” defined to mean (i) a significant diminution

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of duties from those assigned to Employee at commencement of this Agreement, (ii) a relocation of Employee outside of Shelby County, Tennessee without Employee’s consent, (iii) the failure by the Company and Peoples to elect Employee the President and Chief Executive Officer and a director of the Company throughout the term of this Agreement, or (iv) any material breach of this Agreement by the Company or Peoples which is not cured within thirty (30) days of receipt by Peoples and the Company of written notice thereof. If Employee terminates for Good Reason, then Employee shall receive a payment equal to Employee’s annual base salary at the time of termination, payable in a lump sum upon termination. Employee shall, also, receive a payment equal to his average bonus for the prior two (2) years and a payment equal to the then current annual lease payment on the motor vehicle described in Section 3(d). The Company shall, also, pay a portion of Employee’s COBRA premium under the same terms as it pays the Company’s other employees’ health insurance premiums for a period of one (1) year. Peoples and Employee may mutually agree to have Peoples or the Company make a payment equal to Employee’s annual base salary at the time of termination plus an amount equal to Employee’s average bonus for the two (2) years prior to termination, payable in twelve (12) equal monthly installments beginning on the first anniversary date of Employee’s termination (an “Extension Payment”).

D.	The Company may terminate Employee’s employment without cause upon four (4) weeks notice to Employee. If Employee is terminated without cause, Employee will receive a payment equal to the Employee’s annual base salary at the time of termination, payable in a lump sum upon termination. Employee shall, also, receive a payment equal to his average bonus for the prior two (2) years and a payment equal to the then current annual lease payment on the motor vehicle described in Section 3(d). The Company shall, also, pay a portion of Employee’s COBRA premium under the same terms as it pays the Company’s other employees’ health insurance premiums for a period of one (1) year. Peoples and Employee may mutually agree to have the Company or Peoples make an Extension Payment.

E.	If Employee’s employment is terminated under Sections 5(a) or (b), then the Company shall pay to Employee his salary through the date of termination as well as any benefits to which Employee may be entitled as of the date of termination under the benefit plans referred to in Section 3.

F.

If a Change in Control (as hereinafter defined) occurs after the date hereof and during the term of this Agreement and within three (3) years after such Change in Control, either the Company shall terminate the Employee’s employment without Cause, or the Employee shall terminate employment with the Company for Good Reason, then the Employee shall be entitled to the benefits provided below for the three (3) year period after Change in Control or the remaining portion of said three (3) year period following the date of termination. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if: (i) Company sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of Company with any other corporation or corporations, provided that the shareholders of Company, as a group, do not hold, immediately after such event, at least fifty percent (50%) of the voting power of the surviving or successor corporation; (iii) any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act) of Common Stock of Company representing fifty percent (50%) or more of the combined voting power of the voting securities of Company (exclusive of

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persons who are now officers or directors of Company); or (iv) the approval by the shareholders of a liquidation or dissolution of the Company.

1.	“Accrued Obligations”: On the tenth (10th) business day following the date of termination, the Company shall pay to the Employee the sum of (i) the Employee’s annual base salary prorated through the date of termination to the extent not previously paid and (ii) any accrued vacation pay to the extent not previously paid.

2.	“Severance Amount”: The “Severance Amount” shall be an amount equal to 2.99 times the Employee’s annual base salary in effect on the business day prior to the date of termination plus 2.99 times the Employee’s average annual bonus for the two (2) years prior to the Change in Control. The Company shall set aside this amount in escrow for a period of three (3) years and the escrow agent shall pay to the Employee, beginning on the tenth (10th) business day following the date of termination, a monthly amount of one-thirty-sixth (1/36) of the severance amount less any monthly W-2, Schedule C or Schedule F earnings reportable on Internal Revenue Service Form 1040 which are received by the Employee from his present employer or any future employer or employers for a period of thirty-six (36) months or until the earlier exhaustion of the entire severance amount plus interest thereon. In the event of the Employee’s death after a termination for which a “Severance Amount” is payable, the escrow agent shall continue to pay to the Employee’s spouse or other named beneficiary the remaining obligation owed the Employee under the terms of this Agreement and the escrow agreement. The Company may, however, at its option, elect to pay the Severance Amount to the Employee, or in the event of his death, his spouse or other named beneficiary, in the form of a lump-sum cash payment on or before the date the first monthly payment is due; or the Company, at its option, at anytime during the term of the escrow agreement, can direct the escrow agent to pay the Employee, the Employee’s spouse, or named beneficiary, as the case may be, the then remaining balance of the severance amount, plus any accrued and accumulated interest thereon, in the form of a lump-sum cash payment, and the rights and obligations of all parties under both this Agreement and escrow agreement shall be terminated.

In the event, subsequent to the Change in Control, the Employee (i) violates the provisions of Section 6 or (ii) engages in any conduct which would violate the provisions of Section 6 if the Restricted Period (as defined below) were still in effect (if the Restricted Period has expired or expires during such time), then any obligation of the Company under this Section 5(f) is terminated, and the Employee shall not be entitled to any further benefits under this Agreement. If this Section 5(f) is applicable, then the Restricted Period is the period set forth in Section 6(d)(3).

The severance amount set aside in escrow shall be invested according to the provisions of an escrow agreement and the interest earned included in the amount payable to the Employee. Any severance amounts not paid to the Employee shall be returned to the Company at the end of the thirty-six (36) month escrow period, or sooner should the Employee (i)

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violate the provisions of Section 6 or (ii) engage in any conduct which would violate the provisions of Section 6 if the Restricted Period (as defined below) were still in effect (if the Restricted Period has expired or expires during such time). All interest earned on the account shall be paid to the Employee following the final severance payment. If this Section 5(f) is applicable, then the Restricted Period is the period set forth in Section 6(d)(3).

3.	“Other Benefits”: To the extent not previously provided, the Company shall timely pay or provide to the Employee and/or the Employee’s family any other amounts or benefits including benefits from welfare benefit plans required to be paid or provided for which the Employee and/or the Employee’s family is eligible to receive pursuant hereto and under any plan, program, policy or practice or contract or agreement of Peoples as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the date hereof or, if more favorable to the Employee, as those provided generally after the date here of to other peer executives of Peoples and their families.

4.	If termination of the Employee occurs less than three (3) years after such Change in Control, then the benefits provided by this Agreement shall be prorated on the ratio of the remaining portion of said three (3) year period to the full three (3) year period following Change in Control.

“Excess Parachute Payment”: Anything herein to the contrary notwithstanding, in the event that an independent accountant shall determine that any payment or distribution by the Company, Peoples or their affiliates to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise) (a “Payment”) would be nondeductible by the Company, Peoples or their affiliates for Federal income tax purposes because of Code §280G or would constitute an “excess parachute payment” (as defined in Code §280G), then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant hereto or pursuant to any other agreement with the Company, Peoples or their affiliates because of the occurrence of a Change in Control (such payments or distributions are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any payment to be nondeductible by the Company, Peoples or their affiliates because of Code §280G or without causing any portion of the Payment to be subject to the excise tax imposed by Code §4999.

If the independent accountant determines that any Payment would be nondeductible by the Company, Peoples or their affiliates because of Code §280G or that any portion of the Payment would be subject to the excise tax imposed by Code §4999, the Company shall promptly give Employee notice to that effect. The Employee may then elect, in the Employee’s sole discretion, which and how much of the Agreement

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Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount, and shall advise the Company and Peoples in writing of the Employee’s election within ten (10) days after the Employee’s receipt of such notice. If no such election is made by the Employee within such ten (10) day period, Peoples may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify the Employee promptly of such election. For purposes of this paragraph, present value shall be determined in accordance with Code §280G(d)(4). All determinations made by the independent accountant under this paragraph shall be binding upon the Company, Peoples or their affiliates and the Employee and shall be made within sixty (60) days of a termination of employment of the Employee. As promptly as practicable following such determination and the elections hereunder, the Company, Peoples or their affiliates, as applicable, shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee hereunder and shall promptly pay to or distribute for the benefit of the Employee in the future such amounts as become due to the Employee hereunder.

As a result of the uncertainty in the application of Code §§280G and 4999 at the time of the initial determination by the independent accountant hereunder, it is possible that Agreement Payments will be made by the Company, Peoples and/or their affiliates which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Company, Peoples and/or their affiliates should have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the independent accountant, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee, the Company, Peoples or any of their affiliates which the independent accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Employee which the Employee shall repay to the Company, Peoples or their affiliates, as applicable,, together with interest at the applicable Federal rate provided for in Code §7872(f)(2); provided, however, that no amount shall be payable by the Employee to the Company, Peoples or their affiliates, as applicable, if and to the extent such payment would not reduce the amount which is subject to taxation under Code §4999 or if the period of limitations for assessment of tax under Code §4999 against the Employee shall have expired. If the Employee is required to repay an amount under this Section, the Employee shall repay such amount over a period of time not to exceed one (1) year for each Twenty-Five Thousand Dollars ($25,000.00) which the Employee must repay to the Company, Peoples or their affiliates, as applicable. In the event that the independent accountant, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company, Peoples or their affiliates, as applicable, to or for the benefit of the Employee

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together with interest at the applicable Federal rate provided for in Code §7872(f)(2)(A).

The Company shall bear all costs the independent accountants may incur in connection with any calculations contemplated herein.

If this Section 5(f) applies, Employee shall not be entitled to receive any payments or benefits under Sections 5(c), 5(d) or 5(e).

VI.	NON-COMPETITION.

A.	In consideration of the sums paid by Peoples to Employee pursuant to the Agreement and Plan Merger Agreement by and among Peoples, Peoples Merger Corporation and Renasant Bancshares, Inc. dated , 2004 (the “Merger Agreement”) and the salary and benefit payments to be made to the Employee under the terms of this Agreement, Employee hereby covenants to the Company and Peoples that during the Restricted Period (as hereinafter defined), he shall not, except on behalf of the Company and its affiliates directly or indirectly, in his own capacity or through any other Person, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services (including, without limitation, rendering services as an employee) or otherwise, engage in the Business (as hereinafter defined) or any business similar thereto in the Territory (as hereinafter defined).

B.	During the Restricted Period, Employee covenants that he will not, directly or indirectly, in his own capacity or through any other Person (as defined above) (i) solicit or contact for business purposes any existing customer, supplier, or prospective customer or supplier, of the Company, Peoples or any of their affiliates for the purpose of competing with the Business for himself or for any other Person, (ii) induce, or attempt to induce, any employees, agents, consultants or suppliers of or to the Company, Peoples or any of their affiliates, or any other Person to do anything from which Employee is restricted by reason of this Section 6, (iii) interfere with existing or proposed agreements or other arrangements, or knowingly interfere with future agreements or other arrangements, between the Company, Peoples or any of their affiliates on the one hand and any other Person on the other hand or (iv) induce, attempt to induce, solicit, offer or aid others to offer employment or engagement as a consultant or agent to anyone who is an employee, agent or consultant of or to the Company, Peoples or any of their affiliates.

C.	Territory means Shelby and Fayette Counties in Tennessee and DeSoto County, Mississippi, or any other county in which Employee may be assigned to work for the Company, Peoples or their affiliates.

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D.	The Restricted Period means:

(1) The period beginning with the date Employee commences employment and ending the later of either (i) five (5) years after the date hereof or (ii) one (1) year after Employee ceases to be an employee of the Company, Peoples or any of their affiliates, unless Peoples and Employee agree to an Extension Payment, in which case the period in clause (ii) of this sentence will be two (2) years; however, this Subsection (d)(1) shall not apply if Subsection(d)(2) or (d)(3) apply.

(2) If Employee is terminated under Section 5(c) or 5(d) and such termination is not in connection with a Change in Control, then the Restricted Period means the period beginning with the date Employee commences employment and ending the later of either (i) three (3) years after the date hereof or (ii) one (1) year after Employee ceases to be an employee of the Company, Peoples or any of their affiliates, unless Peoples and Employee agree to an Extension Payment, in which case the period in clause (ii) of this sentence will be two (2) years.

(3) If the termination occurs pursuant to Section 5(f), then the Restricted Period means the period beginning with the date Employee commences employment and ending three (3) years after the date hereof.

E.	“Business” means commercial banking, financial services or the lending of money.

F.	The Restricted Period shall be extended by the period of time, if any, during which Employee is in violation of the Employee’s agreement and obligation. If Employee violates the provisions of this Section 6, then, in addition to, and not in lieu of, any other remedy available to the Company, Peoples or their affiliates, any obligation of the Company, Peoples or their affiliates to make any payment under Section 5 including, without limitation, any Extension Payment shall terminate.

G.	Employee acknowledges that a breach of the covenants contained in this Agreement, including the covenants contained in this Section 6, may cause irreparable damage to the Company, Peoples or their affiliates, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees, that, in addition to any other remedy which may be available at law or in equity, the Company, Peoples and each affiliate shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable for a transaction of the nature provided for in the Merger Agreement and payments to Employee under Section 3 of this Agreement.

H.

In the event that the agreements in this Section 6 or any other provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable such agreements or provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in

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such action so as to be enforceable to the extent consistent with then applicable law. The existence or alleged existence of any claim which Employee may have against the Company, Peoples or any affiliate shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 6 and shall be pursued through separate court action by Employee.

I.	Employee may be permitted to own not more than five percent (5%) of the outstanding capital stock of (i) a publicly-owned corporation engaged in the Business or (ii) other community banks which do not have any offices in the Territory so long as, in each case, Employee is not in control of such corporation; does not serve as a director, officer, employee, agent or consultant to such corporation; or does not otherwise violate the provisions of this Section 6.

VII.	DISCLOSURE OF INFORMATION. Employee shall not, at any time during the term of Employee’s employment at the Company, Peoples or at any affiliate or thereafter, disclose to any Person, except as required by law, any non-public information (including, without limitation, non-public information obtained prior to the date hereof) concerning the business, clients or affairs of the Company or Peoples, or any affiliate of the Company or Peoples, for any reason or purpose whatsoever. Employee shall not make any use of any of such non-public information for his own purpose or for the benefit of any Person except the Company. Upon the termination of Employee’s employment at the Company, Employee shall return to the Company or Peoples, as appropriate, all property of the Company or Peoples and any affiliate of the Company or Peoples then in the possession of Employee and all books, records, computer tapes, discs or other electronic media and all other material containing non-public information concerning the business, clients or affairs of the Company, Peoples or any affiliate of the Company or Peoples. Employee shall not retain copies of any material required to be returned to the Company or Peoples.

VIII.	INTELLECTUAL PROPERTY. Employee shall promptly disclose, grant and assign to the Company and/or Peoples for their use and benefit any and all marks, designs, logos, inventions, improvements, business processes, technical information and suggestions relating in any way to the business conducted by the Company or Peoples, or any affiliate of the Company or Peoples, which he may develop or which may be acquired by Employee during the term of Employee’s employment at the Company or Peoples (whether or not during usual working hours), together with all trademarks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement, process or technical information. In connection therewith:

1.	Employee shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company and Peoples to vest title to any such marks, designs, logos, inventions, improvements, business processes, technical information, trademarks, patent applications, patents, copyrights or reissues thereof in the Company and/or Peoples and to enable them to obtain and maintain the entire right and title thereto throughout the world;

2.

Employee shall render to the Company and/or Peoples at its expense all such assistance as it may require in the prosecution of applications for said trademarks, patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said trademarks,

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applications, patents or copyrights and in any litigation in which the Company, Peoples or any of their affiliates may be involved relating to any such trademarks, patents, inventions, improvements, processes or technical information; and

3.	for the avoidance of doubt, the foregoing provisions shall be deemed to include an assignment of future copyright in accordance with Section 201 of the Copyright Act of 1986 and any amendment or re-enactment thereof relating in any way to the business conducted by the Company or Peoples or any affiliate of the Company or Peoples.

IX.	HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

X.	INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or provided for herein.

XI.	AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

XII.	CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Tennessee excluding conflicts of law principles. Each party irrevocably (i) submits to the exclusive jurisdiction of any Tennessee state or federal court sitting in the Western District of Tennessee, with respect to matters arising out of or relating hereto, (ii) agrees that all claims with respect to such action or proceeding may be heard and determined in such Tennessee state or federal court, (iii) waives to the fullest possible extent, the defense of an inconvenient forum, (iv) waives the right to a trial by jury and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

XIII.	NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

XIV.	ATTORNEY’S FEES AND COSTS. If an action at law or in equity is necessary to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, court costs and other expenses, in addition to any other relief to which such party may be entitled.

XV.	NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Employee:	Francis J. Cianciola
2177 Germantown Road South
Germantown, TN 38138
Facsimile No.: (901) 312-4098

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If to Peoples or the Company:	Mr. E. Robinson McGraw
President and CEO
The Peoples Holding Company
Post Office Box 709
209 Troy Street (38804)
Tupelo, MS 38802
Facsimile No.: (662) 680-1234

or to such other addresses as a party may designate by notice to the other parties.

XVI.	ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, estate, legatees and legal representatives. The rights and obligations of the Company and Peoples under this Agreement may be assigned to or assumed by any other Person. Employees’ rights or obligations hereunder may not be assigned to or assumed by any other Person. Any assignment by Peoples and/or the Company shall not affect the Employee’s duties or responsibilities under this Agreement.

XVII.	SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

XVIII.	SURVIVAL. The provisions of Sections 6 through 18 shall survive the termination of the employment period or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE

Francis J. Cianciola

RENASANT BANK

By:

Name:

Title:

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THE PEOPLES HOLDING COMPANY

By:

Name:

Title:

Annex A-1 – Page 68

SCHEDULE 5.23

NOTICE OF OFFER TO PURCHASE WARRANTS ISSUED BY

RENASANT BANCSHARES, INC.

THIS OFFER HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. THIS OFFER IS MADE ONLY TO ACCREDITED INVESTORS, AS DEFINED IN RULE 501, REGULATION D, PROMULGATED UNDER SUCH ACT.

THE PEOPLES HOLDING COMPANY

NOTICE OF OFFER TO PURCHASE WARRANTS

ISSUED BY RENASANT BANCSHARES, INC.

Date of this Notice:                     , 2004

Name:

Number of Warrants:                                               Warrant Exercise Price: $10.00 per share

Date of Issuance:                                               Warrant No.:

Renasant Bancshares, Inc. (“Renasant”) has issued to you warrants to purchase shares of Renasant’s $1.00 par value voting common stock, as more fully described above (the “Warrants”).

Renasant has now entered into that certain Agreement and Plan of Merger by and among The Peoples Holding Company (“Peoples”), Peoples Merger Corporation, and Renasant, dated February 17, 2004 (the “Merger Agreement”), pursuant to which Renasant will be merged with and into Peoples Merger Corporation (the “Merger”). After the consummation of the Merger, Renasant will cease to exist and Renasant Bank will be a wholly-owned subsidiary of an affiliate of Peoples. In connection with the Merger, Peoples now offers to purchase all of your outstanding Warrants, whether or not currently vested or exercisable, and to pay to you the Warrant Consideration (as defined herein) in exchange therefor. If the Merger is not consummated, the tender and assignment to Peoples of your Warrants will be void and of no effect.

In consideration of the tender and assignment of your Warrants to Peoples, as of the date of the completion of the Merger (the “Merger Date”), you will be entitled to payment by Peoples of the Warrant Consideration, which is defined as the excess of (a) the per share cash consideration to be paid to shareholders of Renasant under the Merger Agreement, over (b) the per share exercise price of your Warrants. The Warrant Consideration will be paid to you as of the Merger Date entirely in the form of cash and will be determined and paid with respect to all of your Warrants, whether or not they are presently exercisable or vested.

To tender and assign your Warrants, you must execute and deliver to Peoples Exhibit A hereto, and you must represent that you are an “accredited investor” as defined in Rule 501, Regulation D., promulgated under the Securities Act of 1933, as amended, by execution and delivery to Peoples of Exhibit B hereto. By execution of Exhibit A, you also represent that you have had access to all information related to the Warrants, the Merger, Renasant and Peoples that you reasonably consider important in making a decision to tender and assign your Warrants to Peoples and that you have had ample time to ask questions of Renasant’s and Peoples’ representatives concerning such matters as you deem relevant to your decision.

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If you do not elect to tender and assign your Warrants to Peoples, as provided herein, upon the consummation of the Merger, your Warrants will be amended and converted to warrants to acquire $5.00 par value voting common stock issued by Peoples. After the consummation of the Merger, your Warrants will entitle you to purchase a number of shares of Peoples common stock equal to the number of shares of Renasant common stock specified in your Warrants multiplied by the Exchange Ratio (as defined in the Merger Agreement) at an exercise price equal to the quotient of the exercise price specified in your Warrants divided by the Exchange Ratio. In all other respects, your Warrants will remain subject to the terms, conditions and limitations set forth in your individual agreement with Renasant. By execution of Exhibit A you acknowledge and consent to the conversion and you agree to the deemed amendment of the documents evidencing your Warrants to the extent necessary to reflect such conversion. You also represent that you have had access to all information related to the Warrants, the Merger, Renasant and Peoples that you reasonably consider important in making a decision to retain your Warrants and that you have had ample time to ask questions of Renasant’s and Peoples’ representatives concerning such matters as you deem relevant to your decision.

Your election, either to tender and assign your Warrants or to retain them, should be made using the attached form, Exhibit A hereto. If you elect to tender and assign your warrants to Peoples, you must also certify that you are an accredited investor on Exhibit B hereto. Your election and/or certification must be executed, dated, delivered to The Peoples Bank & Trust Company, Attention: Stuart R. Johnson, P.O. Box 709, Tupelo, Mississippi 38802-0709, on or before the Closing Date.

THE PEOPLES HOLDING COMPANY

By:

Annex A-1 – Page 70

THE PEOPLES HOLDING COMPANY

NOTICE OF OFFER TO PURCHASE WARRANTS

ISSUED BY RENASANT BANCSHARES, INC.

EXHIBIT A

ELECTION

By execution below, I acknowledge that I have received from The Peoples Holding Company a Notice of Offer to Purchase Warrants Issued by Renasant Bancshares, Inc. I also acknowledge that I have had access to all information related to the Warrants, the Merger, Renasant and Peoples that I reasonably consider important in making a decision whether to tender and assign my Warrants and that I have had ample time to ask questions of Renasant’s and Peoples’ representatives concerning such matters as I deem relevant to my decision. I elect:

☐	To tender and assign to Peoples all of my Warrants, whether or not presently exercisable and vested, in consideration of the payment to me of the Warrant Consideration more fully described in such notice. I certify that I am an “accredited investor” within the meaning of Rule 501, Regulation D., promulgated under the Securities Act of 1933, as amended, by execution and delivery of Exhibit B to such notice.

☐	To retain my Warrants, subject to their conversion to the right to receive $5.00 par value voting common stock issued by Peoples and to the further adjustment of the exercise price thereof and number of shares subject thereto, to the extent necessary to prevent the dilution or enlargement thereof. I acknowledge that this election shall be deemed to constitute an amendment of the documents evidencing my Warrants to the extent necessary to reflect such conversion.

Signature

Print Name:

Date: , 2004

Annex A-1 – Page 71

THE PEOPLES HOLDING COMPANY

NOTICE OF OFFER TO PURCHASE WARRANTS

ISSUED BY RENASANT BANCSHARES, INC.

STATUS AS ACCREDITED INVESTOR

EXHIBIT B

As a condition of my tender and assignment of the Warrants to Peoples as more fully set forth in that certain Notice of Offer to Purchase Warrants Issued by Renasant Bancshares, Inc., I represent to Peoples that the information set forth below is true and correct:

☐	I had individual gross income (exclusive of any income attributable to my spouse) of more than $200,000 in each of the most recent two tax years, and I reasonably expect to have an individual gross income in excess of $200,000 for the current tax year. (Gross income means adjusted gross income for tax purposes, plus tax exempt income, contributions to a retirement plan, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income).

☐	My spouse and I together had gross income of more than $300,000 in each of the two most recent tax years, and I reasonably expect that we will have gross income in excess of $300,000 for the current tax year.

☐	I have an individual net worth (total assets less total liabilities) or my spouse and I have a combined net worth in excess of $1,000,000.

Name	Name (if more than one)

Social Security Number	Social Security Number

Signature	Signature

, 2004	, 2004

THE OFFER BY PEOPLES TO PURCHASE CERTAIN WARRANTS ISSUED BY RENASANT BANCSHARES, INC. HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. THIS OFFER IS MADE ONLY TO ACCREDITED INVESTORS, AS DEFINED IN RULE 501, REGULATION D, PROMULGATED UNDER SUCH ACT.

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ANNEX A-2

PLAN OF MERGER

BY AND AMONG

THE PEOPLES HOLDING COMPANY,

PEOPLES MERGER CORPORATION

and

RENASANT BANCSHARES, INC.

This Plan of Merger (“Plan of Merger”) is dated as of             , 2004, by and among The Peoples Holding Company, a Mississippi corporation (“Acquiror”), Peoples Merger Corporation, a Tennessee corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Renasant Bancshares, Inc., a Tennessee corporation (“Seller”). Each of Acquiror, Merger Sub and Seller is a “party” to this Agreement, and one or more of them are “parties” hereto, as the context may require.

WITNESSETH:

WHEREAS, Acquiror, Merger Sub and Seller have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Merger Sub, with Merger Sub being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

“Merger” shall refer to the merger of Seller with and into Merger Sub as provided in Section 2.1 of this Plan of Merger.

“Merging Corporations” shall mean Merger Sub and Seller.

“Seller Common Stock” shall mean the common stock, par value $1.00 per share, of Seller.

“Seller Dissenting Shares” shall mean the shares of Seller Common Stock as to which dissenters’ rights have been asserted and duly perfected in accordance with Section 48-23-102 et seq. of the TBCA (as defined in Section 2.1) and not effectively withdrawn.

“Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.

Annex A-2 – Page 1

“Surviving Corporation” shall mean Merger Sub as the surviving corporation of the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Merger Sub pursuant to and in accordance with the Tennessee Business Corporation Act (the “TBCA”). Merger Sub shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Tennessee. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by each of the Merging Corporations shall be allocated to and shall be vested in Merger Sub as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of the Merging Corporations shall be allocated to Merger Sub as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against any of the Merging Corporations shall be continued by or against the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be allocated to and vested the Surviving Corporation.

2.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the State of Tennessee pursuant to Section 48-21-107 of the TBCA, unless a later date and time is specified as the effective time in such documents.

2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “Peoples Merger Corporation.”

2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub until amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub until amended in accordance with applicable law.

ARTICLE III

CONVERSION OF SHARES

3.1 CONVERSION OF SHARES. All of the shares of Acquiror and Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the Seller Common Stock upon consummation of the Merger shall be as follows:

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Seller or the holders of Seller Common Stock:

(i)

Subject to the other provisions of this Section 3.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean

Annex A-2 – Page 2

either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”), (b) a share of Acquiror Common Stock (as defined below), rounded to the nearest six decimals, equal to the Exchange Ratio (the “Stock Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (iii) of this Section 3.1. As used herein, the term “Price Per Share” equals $36.37, the term “Exchange Ratio” equals 1.117015 and the term “Acquiror Common Stock” means the common stock, $5.00 per share par value, of the Acquiror.

(ii)	The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration shall not be less than 45% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Cash Election Number”) and shall not be greater than 50% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Cash Election Number”). For purposes of determining both the Minimum Cash Election Number and Maximum Cash Election Number, Dissenting Stockholders shall be deemed to have made a Cash Election (as defined below) unless such Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a dissenting shareholder under the TBCA at or prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Minimum Stock Election Number”) and not greater than 55% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to clause (x) of this Section 3.1(a)) (the “Maximum Stock Election Number”).

(iii)	Subject to the proration and election procedures set forth in this Section 3.1(a), each holder of record of shares of Seller Common Stock (excluding any treasury shares, shares held by Acquiror or any of the subsidiaries of Acquiror or Seller (other than in a fiduciary capacity) and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 45% of such shares and Stock Consideration for 55% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by Acquiror and reasonably acceptable to Seller (a “Form of Election”). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Seller Common Stock held by each such Representative for a particular beneficial owner.

(iv)

Acquiror and Seller shall mail the Form of Election to all Persons who are holders of Seller Common Stock on the record date for the Special Meeting, on a date that is not less than 20 Business Days prior to the Effective Time, and thereafter Acquiror and Seller shall each use its reasonable efforts to (x) mail the

Annex A-2 – Page 3

Form of Election to all persons who become holders of Seller Common Stock during the period between the record date for the Special Meeting and 10:00 a.m., Memphis, Tennessee time, on the date seven Business Days prior to the anticipated Effective Time and (y) make the Form of Election available to all Persons who become holders of Seller Common Stock subsequent to such day and no later than the close of business on the fourth Business Day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the Business Day which is three Business Days immediately prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable. As used herein “Special Meeting” shall mean the special meeting of the shareholders of Seller to approve the Merger Agreement, this Plan of Merger and the Merger.

(v)	Elections shall be made by holders of Seller Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent, in a manner acceptable to Acquiror, a Form of Election. “Exchange Agent” shall mean the person mutually acceptable to Acquiror and Seller who is selected to act as exchange agent to perform the services specified in the Merger Agreement. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Acquiror (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(vi)	A holder of Seller Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Seller Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii)

All shares of Seller Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares.” All shares of Seller Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares.” If, after the results of the Forms of Election are calculated, the number of shares of Seller Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Seller

Annex A-2 – Page 4

Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent shall, after the Election Deadline but prior to the Effective Time, determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and the Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 10 shares of Acquiror Common Stock in exchange for all of such holder’s shares of Seller Common Stock unless such redesignation is necessary for the Merger to qualify as a reorganization under Section 368 of the Code as described in Section 3.1(a)(viii). In this event, the Cash Election Shares of the remaining holders of shares of Seller Common Stock shall be redesignated on a pro rata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein unless such redesignation is necessary for the Merger to qualify as a reorganization under Section 368 of the Code as described in Section 3.1(a)(viii). Dissenting Stockholders who are deemed to have made Cash Elections shall not be subject to the redesignation procedure described herein. Acquiror or the Exchange Agent shall make all computations contemplated by this Section 3.1(a) and all such computations shall be conclusive and binding on the holders of Seller Common Stock.

(viii)

It is the intent of the parties that the Merger qualify as a reorganization under Section 368 of the Code. In order to qualify as a reorganization under Section 368 of the Code, the Merger must satisfy the Continuity of Interest requirement set forth in Treasury Regulation Section 1.368-1(e). If after the Exchange Agents completes the redesignation procedures set forth in Section 3.1(a)(vii) (or if there is no redesignation required by the Exchange Agent after the Exchange Agent notifies the parties that redesignation is not required), the Acquiror determines, in good faith after consultation with its tax counsel, that the value of Acquiror Common Stock included in the Merger Consideration will not be sufficient to satisfy the Continuity of Interest requirement, then, except as provided hereinbelow, Acquiror shall increase the Exchange Ratio and decrease the Price Per Share to the extent Acquiror, in good faith after consultation with its tax counsel, deems necessary to meet the Continuity of Interest requirement. Notwithstanding anything to the contrary in this Section 3.1(a)(viii), if the increase in the Exchange Ratio would cause Acquiror to issue more than 85,000 additional shares of Acquiror Common Stock pursuant to this Section 3.1(a)(viii), then the adjustment described in this Section 3.1(a)(viii) shall be at Acquiror’s option and shall not be mandatory. Any adjustment of the Exchange Ratio and the Price Per Share will be done in a manner so that the reduction in Cash Consideration included in the Merger Consideration (prior to any adjustment for fractional shares) due to the adjustment to the Price Per Share shall be equal to the increase in value of Acquiror Common Stock included in the Merger Consideration (prior to any adjustment for fractional shares) due to the adjustment to the Exchange Ratio. Acquiror shall notify Seller of any adjustment pursuant to this Section 3.1(a)(viii) promptly after the calculation of such

Annex A-2 – Page 5

adjustment but in no event less than one Business Day prior to the Effective Time. The adjustment of the Exchange Ratio and the Price Per Share by Acquiror under this Section 3.1(a)(viii) shall be conclusive and binding on the parties to this Agreement. For purposes of this Section 3.1(a)(viii), the Continuity of Interest requirement is agreed to be at least 40% continuity.

(ix)	After the redesignation procedure, if any, and the adjustment procedure, if any, set forth in Section 3.1(a)(vii) and (viii), respectively, are completed, all Cash Election Shares and 45% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares and 55% of the shares of Seller Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Seller Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the cancelled certificate, upon the surrender of such certificates to the Exchange Agent, without interest. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(b).

(x)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock owned by Acquiror or any subsidiary of Acquiror or Seller (other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Acquiror Common Stock otherwise issuable by the average of the closing price of one share of Acquiror Common Stock for the 10 trading days immediately preceding the last trading day immediately prior to the Closing Date as reported by the American Stock Exchange, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

3.2 EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH. After the Effective Time, each holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.

3.3 DISSENTING SHARES. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the TBCA shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof (such holder, a “Dissenting Stockholder”) shall be entitled only to such rights as are granted by the TBCA. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of the Seller Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and this Plan of Merger as if such holder had made a Combination Election. If such holder shall

Annex A-2 – Page 6

effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of the Seller Common Stock of such holder shall be converted, on a share-by-share basis, into the right to receive the Merger Consideration in accordance with the applicable provisions of the Merger Agreement and this Plan of Merger as if such holder had made a Combination Election.

ARTICLE IV

MISCELLANEOUS

4.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

4.2 TERMINATION. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

4.3. AMENDMENTS. To the extent permitted by the TBCA, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Plan of Merger relating to the consideration to be paid for the shares of Seller Common Stock shall not be amended after the Stockholder Meeting so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the stockholders of Seller without the approval of the stockholders of Seller.

4.4 SUCCESSORS. This Plan of Merger shall be binding on the successors of Acquiror, Merger Sub and Seller.

IN WITNESS WHEREOF, Acquiror, Merger Sub and Seller have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

THE PEOPLES HOLDING COMPANY

By:

Name:

Title:

PEOPLES MERGER CORPORATION

By:

Name:

Title:

RENASANT BANCSHARES, INC.

By:

Name:

Title:

Annex A-2 – Page 7

ANNEX B-1

FORM OF LOCK-UP AND NON-COMPETITION AGREEMENT

LOCK-UP AND NON-COMPETITION AGREEMENT

This Agreement is made and executed as of the 17th day of February, 2004, between The Peoples Holding Company, a Mississippi corporation (“Acquiror”), and the undersigned director (“Renasant Official”) of Renasant Bancshares, Inc., a Tennessee corporation (“Renasant”), or affiliates of Renasant.

Acquiror and Renasant have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which Renasant and Acquiror agree that Renasant will merge (the “Merger”) with and into Peoples Merger Corporation, a wholly owned subsidiary of Acquiror (the “Acquisition Subsidiary”), and the Acquisition Subsidiary shall be the surviving entity. In consideration of (i) the payment on the effective date of the Merger of $250,000.00 by Renasant to the Renasant Official pursuant to the Change of Control Agreement dated as of January 30, 2004 by and among the Renasant Official, Renasant and Renasant Bank, Inc., (ii) the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and (iii) in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Renasant Official makes the following agreements in favor of Acquiror:

1. Undertakings of Renasant Official.

1.1 The Renasant Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Renasant, $1.00 par value (the “Renasant Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before August 31, 2004. The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Renasant Official vote as a director in any manner.

1.2 The Renasant Official further agrees that he will not transfer any of the shares of Renasant Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Renasant’s stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Plan of Merger terminates.

2. Agreement Not to Compete.

The Renasant Official agrees that for a period of five years following the Closing (as that terms is defined in the Plan of Merger), the Renasant Official will not serve as an officer or director, or acquire 5% or more of the outstanding equity securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank that has its principal business location within any of the following counties in Tennessee: Fayette and Shelby and DeSoto county, Mississippi; provided, however, that the Renasant Official shall be entitled to serve as a director of a bank holding company or a bank with assets in excess of twenty billion dollars.

3. Miscellaneous.

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Renasant Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2 The Renasant Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Renasant. The Renasant Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Renasant Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Renasant or an affiliate of Renasant and the Renasant Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

3.8 For a period of two years from and after the effective date of the Merger, Acquiror will cause the Renasant Official to be appointed to the Board of Directors of Renasant Bank unless such Renasant Official (i) violates this Agreement or (ii) in the good faith opinion of Acquiror does not possess the qualifications to serve as a director of Renasant Bank. So long as the Renasant Official remains a director of Renasant Bank during such two year period, he or she shall be entitled to receive director fees in accordance with the policy of Renasant Bank on the date of the Plan of Merger.

Annex B-1 – Page 2

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

THE PEOPLES HOLDING COMPANY

By:

RENASANT OFFICIAL

Annex B-1 – Page 3

SCHEDULE TO

LOCK-UP AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $1.00 par value, of Renasant Bancshares, Inc. owned by the Renasant Official:                      shares.

Annex B-1 – Page 4

ANNEX B-2

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

This Agreement is made and executed as of the 17th day of February, 2004, between The Peoples Holding Company, a Mississippi corporation (“Acquiror”) and the undersigned individual executive officer and director (“Renasant Official”) of Renasant Bancshares, Inc., a Tennessee corporation (“Renasant”) or an affiliate of Renasant.

Acquiror and Renasant have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which Renasant and Acquiror agree that Renasant will merge with and into Peoples Merger Corporation, a wholly owned subsidiary of Acquiror (the “Acquisition Subsidiary”) and the Acquisition Subsidiary shall be the surviving entity. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Renasant Official makes the following agreements in favor of Acquiror:

1. Undertakings of Renasant Official.

1.1 The Renasant Official agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of common stock of Renasant, $1.00 par value (the “Renasant Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the Schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before August 31, 2004. The parties hereto acknowledge and agree that nothing in this Section or this Agreement is intended to dictate or require that the Renasant Official vote as a director in any manner.

1.2 The Renasant Official further agrees that he will not transfer any of the shares of Renasant Stock over which he has dispositive power, which number of shares is shown on the Schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Renasant’s shareholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate at such time as the Agreement and Plan of Merger terminates.

2. [Reserved]

3. Miscellaneous.

3.1 The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Renasant Official acknowledging that remedies at law for breach or default might be or become inadequate.

3.2 The Renasant Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Renasant. The Renasant Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Renasant Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Renasant or the Bank and the Renasant Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

THE PEOPLES HOLDING COMPANY

By:

RENASANT OFFICIAL

Annex B-2 – Page 2

SCHEDULE TO

LOCK-UP AGREEMENT

Number of shares of common stock, $1.00 par value, of Renasant Bancshares, Inc. owned by the Renasant Official:                      shares.

Annex B-2 – Page 3

ANNEX C

February 17, 2004

Board of Directors

Renasant Bancshares, Inc.

2177 Germantown Road South

Germantown, Tennessee 38138

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Renasant Bancshares, Inc. (“Renasant”) of the Merger Consideration, as defined below, in the proposed merger between Renasant and The Peoples Holding Company, Tupelo, Mississippi (the “Company”).

Pursuant to an Agreement and Plan of Merger to be dated on or about February 17, 2004 (the “Merger Agreement”), the Company has agreed to exchange cash and shares of its common stock equal to $36.37 per share for each of Renasant’s outstanding shares of common stock. The options of Renasant outstanding as of the Effective Date shall entitle the holder thereof to purchase a number of shares of Company common stock equal to the number of shares of Renasant common stock multiplied by the exchange ratio at an exercise price equal to the quotient of the exercise price specified in such Renasant option divided by the exchange ratio.

The warrants of Renasant outstanding as of the Effective Date may be sold for an amount equal to the number of shares of Company common stock specified in such warrant times the value per share to be received by the holders of Renasant common stock as of the Effective Date less the aggregate exercise price for all shares of Renasant common stock specified in such warrant or may be converted into the right to purchase a number of shares of Company common stock equal to the number of shares of Renasant common stock specified in such warrant multiplied by the exchange ratio at an exercise price equal to the quotient of the exercise price specified in such warrant divided by the exchange ratio.

The value to be received by holders of each of the several equity interests may be adjusted pursuant to the terms of the Merger Agreement and the interests together are referred to herein as the Merger Consideration. The price of the Company’s common stock is subject to market variations. Pursuant to the Merger Agreement, Renasant will be merged with and into Peoples Merger Corporation, a wholly-owned subsidiary of the Company (the “Merger”).

As of the date hereof, the Merger Consideration is fair, from a financial point of view.

Alex Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. Sheshunoff did not advise Renasant in connection with the proposed merger. The type and amount of consideration and the terms and conditions of the Merger were negotiated directly by and between Renasant and the Company.

In connection with our opinion, we, among other things:

1.	Reviewed a draft of the Merger Agreement;

2.	Evaluated Renasant’s consolidated results based upon a review of its regulatory reports for the three-year period ending December 31, 2003;

3.	Conducted conversations with executive management regarding recent and projected financial performance of Renasant;

4.	Compared Renasant’s recent operating results with those of certain other banks in the United States that have recently been acquired;

5.	Compared Renasant’s recent operating results with those of certain other banks located in the Southeast Region of the United States (as defined SNL Financial) that have recently been acquired;

6.	Compared the pricing multiples for Renasant in the Merger to those of certain other banks in the United States that have recently been acquired;

7.	Compared the pricing multiples for Renasant in the Merger to those of certain other banks located the Southeast Region of the United States (as defined SNL Financial) that have recently been acquired;

8.	Analyzed the present value of the after-tax cash flows Renasant could produce through the year 2008, based on assumptions provided by management;

9.	Reviewed the historical stock price data and trading volume of the Company’s common stock and the lack of any active market for the common stock of Renasant; and

10.	Performed such other analyses as it deemed appropriate.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Renasant for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of Renasant or the Company, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses. We did not conduct an on-site review of Renasant or its operations.

We assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or the Company’s operations following the Merger.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Renasant common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger

Annex C – Page 2

Agreement. It is understood that this letter is for the information of the Board of Directors of Renasant and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the Renasant stockholders pursuant to the Merger is fair, from a financial point of view.

Very truly yours,

/s/ ALEX SHESHUNOFF & CO. INVESTMENT BANKING, LP

Annex C – Page 3

ANNEX D

SECTION 48 OF THE TENNESSEE BUSINESS CORPORATION ACT

CHAPTER 23 – DISSENTERS’ RIGHTS.

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter definitions.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under §48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by §48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under §48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

Annex D – Page 1

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §48-16-104; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under §48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under §48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in §48-23-203.

(c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under §48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

Annex D – Page 2

(2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by §48-23-201.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

48-23-203. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under §48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of §48-23-202.

(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201.

48-23-204. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in §48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to §48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under §48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

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48-23-206. Payment.

(a) Except as provided in §48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with §48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under §48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201 or §48-23-203.

48-23-207. Failure to take action.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under §48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares.

(a) A corporation may elect to withhold payment required by §48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under §48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under §48-23-206), or reject the corporation’s offer under §48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under §48-23-206 or offered under §48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under §48-23-206 within two (2) months after the date set for demanding payment; or

Annex D – Page 4

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3

JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action.

(a) If a demand for payment under §48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under §48-23-208.

48-23-302. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under §48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under §48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

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(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Annex D – Page 6

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if

•	he conducted himself in good faith;

•	he reasonably believed in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director

•	in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA; or

•	in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Also, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a written affirmation of his good faith belief that he has met the relevant standard of conduct described in the MBCA or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•	the board of directors if there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

•	special legal counsel selected in accordance with the MBCA; or

•	the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

The bylaws of Peoples contain the following indemnification provision: “Any person, his heirs, executors, or administrators, may be indemnified by the corporation for reasonable expenses (including judgments and compromise settlements, except where as in a derivative suit situation any judgment in the matter would run in favor of the corporation) actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he was made a party by reason of service as a director, officer, or employee of the corporation, provided, however, that no person shall be so indemnified or reimbursed as to any matter as to which he shall finally be adjudged to have been guilty of gross negligence, willful misconduct or criminal acts in the performance of his duty to the corporation; and, provided further, that no person shall be so indemnified or reimbursed as to any matter in such action or suit which has been as the subject of a compromise settlement except with the approval (1) of a court of competent jurisdiction, or (2) the holders of record of a majority of the outstanding shares of the corporation, or (3) a majority of the corporation’s board of directors, excluding members who are parties to the same or substantially the same suit or proceeding. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person may be entitled as a matter of law. The board of directors of the corporation may, in its discretion, purchase directors’ and officers’ liability insurance coverage to provide, in whole or in part, for such indemnification or reimbursement.”

Peoples maintains an insurance policy insuring the corporation and its directors and officers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of February 17, 2004, and related Plan of Merger among Renasant, The Peoples Holding Company and Peoples Merger Corporation, a wholly owned subsidiary of Peoples (attached as Annex A-1 to the proxy statement/prospectus, which is part of this registration statement)

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Peoples common stock to be issued in the merger

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters

23.1	Consent of Ernst & Young LLP

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)

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23.3	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)

23.4	Consent of Alex Sheshunoff & Co. Investment Bankers, LP

24.1	Power of Attorney (included on page II-5)

99.1	Form of Proxy Card of Renasant Bancshares, Inc.

99.2	Form of Election

99.3	Opinion of Alex Sheshunoff & Co. Investment Bankers, LP (attached as Annex C to the proxy statement/prospectus which is part of this registration Statement)

The Company does not have any long-term debt instruments under which securities are authorized exceeding ten percent of the average assets of the Company and its subsidiaries on a consolidated basis. The Company will furnish to the Securities and Exchange Commission, upon their request, a copy of all long-term debt instruments.

(b) Financial Statement Schedules.

All schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement/prospectus.

(c) Reports, Opinions or Appraisals.

Opinion of Alex Sheshunoff & Co. Investment Banking, LP (included as Annex C to the proxy statement/prospectus which is a part of this registration statement).

Item 22.	Undertakings

(a) (1) The undersigned registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of

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appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on April 7, 2004.

THE PEOPLES HOLDING COMPANY

by:	/s/ E. ROBINSON MCGRAW

E. Robinson McGraw President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors and officers of The Peoples Holding Corporation, a Mississippi corporation (“Peoples”), do hereby name, constitute and appoint E. Robinson McGraw and Stuart R. Johnson, and each or either of them (with full power to each of them to act alone), our true and lawful agents and attorneys-in-fact, for us and on our behalf and in our name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of Peoples to be issued in the merger between Peoples Merger Corporation and Renasant Bancshares, Inc. (“Renasant”), authorized by resolutions adopted by the Board of Directors on February 17, 2004, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratify and confirm all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated on April 7, 2004.

Date: April 7, 2004	by:	/s/ ROBERT C. LEAKE

Robert C. Leake Chairman of the Board and Director

Date: April 7, 2004	by:	/s/ WILLIAM M. BEASLEY

William M. Beasley Vice Chairman of the Board and Director

Date: April 7, 2004	by:	/s/ GEORGE H. BOOTH, II

George H. Booth, II Director

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Date: April 7, 2004	by:	/s/ FRANK B. BROOKS

Frank B. Brooks Director

Date: April 7, 2004	by:	/s/ JOHN M. CREEKMORE

John M. Creekmore Director

Date: April 7, 2004	by:	/s/ MARSHALL H. DICKERSON

Marshall H. Dickerson Director

Date: April 7, 2004	by:	/s/ KAREN S. DIXON

Karen S. Dixon Senior Vice President and Controller

Date: April 7, 2004	by:	/s/ EUGENE B. GIFFORD, JR.

Eugene B. Gifford, Jr. Director

Date: April 7, 2004	by:	/s/ RICHARD L. HEYER, JR.

Richard L. Heyer, Jr. Director

Date: April 7, 2004	by:	/s/ STUART R. JOHNSON

Stuart R. Johnson Executive Vice President, Chief Financial Officer and Principal Financial Officer

Date: April 7, 2004	by:	/s/ E. ROBINSON MCGRAW

E. Robinson McGraw President and Chief Executive Officer and Director

Date: April 7, 2004	by:	/s/ J. NILES MCNEEL

J. Niles McNeel Director

Date: April 7, 2004	by:	/s/ C. LARRY MICHAEL

C. Larry Michael Director

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Date: April 7, 2004	by:	/s/ THEODORE S. MOLL

Theodore S. Moll Director

Date: April 7, 2004	by:	/s/ JOHN W. SMITH

John W. Smith Director

Date: April 7, 2004	by:	/s/ H. JOE TRULOVE

H. Joe Trulove Director

Date: April 7, 2004	by:	/s/ ROBERT H. WEAVER

Robert H. Weaver Director

Date: April 7, 2004	by:	/s/ J. LARRY YOUNG

J. Larry Young Director

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of February 17, 2004, and related Plan of Merger among Renasant, The Peoples Holding Company and Peoples Merger Corporation, a wholly owned subsidiary of Peoples (attached as Annex A-1 to the proxy statement/prospectus, which is part of this registration statement)

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Peoples common stock to be issued in the merger

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters

9.1	Form of voting agreements (attached as Annex B-1 and Annex B-2 to the proxy statement/prospectus which is part of this registration statement)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)

23.3	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)

23.4	Consent of Alex Sheshunoff & Co. Investment Bankers, LP

24.1	Power of Attorney (included on page II-5)

99.1	Form of Proxy Card of Renasant Bancshares, Inc.

99.2	Form of Election

99.3	Opinion of Alex Sheshunoff & Co. Investment Bankers, LP (attached as Annex C to the proxy statement/prospectus which is part of this registration Statement)